UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WAVE LIFE SCIENCES LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WAVE LIFE SCIENCES LTD.

(Incorporated in the Republic of Singapore)

(Company Registration Number 201218209G)

NOTICE OF 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TIME: 11:00 a.m., Eastern Time

DATE: August 7, 2018

PLACE: Wave Life Sciences Ltd., 733 Concord Avenue, Cambridge, MA 02138

To Our Shareholders:

You are cordially invited to attend the 2018 Annual General Meeting of Shareholders of Wave Life Sciences Ltd. to be held at 11:00 a.m., Eastern Time, on Tuesday, August 7, 2018 at 733 Concord Avenue, Cambridge, MA 02138. In this Notice, we refer to the 2018 Annual General Meeting of Shareholders as the “2018 AGM” and we refer to Wave Life Sciences Ltd. as the “Company,” “we,” “us” and “our.” Details regarding the 2018 AGM, the business to be conducted at the 2018 AGM, and information about Wave Life Sciences Ltd. that you should consider when you vote your shares are described in the attached proxy statement.

The 2018 AGM will be held for the following purposes:

As Special Business

1.	(a) To elect Paul B. Bolno, M.D. to serve on the Board of Directors;

(Ordinary Resolution 1(a))

(b)	To elect Christian Henry to serve on the Board of Directors;

(Ordinary Resolution 1(b))

(c)	To elect Peter Kolchinsky, Ph.D. to serve on the Board of Directors;

(Ordinary Resolution 1(c))

(d)	To elect Koji Miura to serve on the Board of Directors;

(Ordinary Resolution 1(d))

(e)	To elect Adrian Rawcliffe to serve on the Board of Directors;

(Ordinary Resolution 1(e))

(f)	To elect Ken Takanashi to serve on the Board of Directors;

(Ordinary Resolution 1(f))

(g)	To elect Gregory L. Verdine, Ph.D. to serve on the Board of Directors;

(Ordinary Resolution 1(g))

As Ordinary Business

2.	To approve the re-appointment of KPMG LLP to serve as our independent registered public accounting firm and independent Singapore auditor for the year ending December 31, 2018, and to authorize the Audit Committee of the Board of Directors to fix KPMG LLP’s remuneration for services provided through the date of our 2019 Annual General Meeting of Shareholders;

(Ordinary Resolution 2)

3.	To approve the Company’s payment of cash and equity-based compensation to non-employee directors for service on the Board and its committees, in the manner and on the basis as set forth under “Proposal 3: Non-Employee Directors’ Compensation” in the attached proxy statement;

(Ordinary Resolution 3)

As Special Business

4.	Pursuant to the provisions of Section 161 of the Singapore Companies Act (the “Singapore Companies Act”), Chapter 50, and also subject to the provisions of the Singapore Companies Act and our Constitution, authority be, and hereby is, given to our Board of Directors:

(a)	to:

(i)	allot and issue ordinary shares in our capital; and/or

(ii)	make or grant offers, agreements, options or other instruments (including the grant of awards or options pursuant to our equity-based incentive plans and agreements in effect from time to time) that might or would require ordinary shares to be allotted and issued, whether such allotment or issuance would occur during or after the expiration of this authority (including but not limited to, the creation and issuance of warrants, rights, units, purchase contracts, debentures or other instruments (including debt instruments) convertible into or exercisable for ordinary shares), at any time to and/or with such persons and upon such terms and conditions, for such purposes and for consideration as our directors may in their sole discretion deem fit, and with such rights or restrictions as our directors may think fit to impose and as are set forth in our Constitution; and

(b)	to allot and issue ordinary shares in our capital pursuant to any offer, agreement, option or other agreement made, granted or authorized by our directors while this resolution was in effect, regardless of whether the authority conferred by this resolution may have ceased to be in effect at the time of the allotment and issuance, and that such authority, if approved by our shareholders, shall continue in effect until the earlier of the conclusion of our 2019 Annual General Meeting of Shareholders or the expiration of the period within which our 2019 Annual General Meeting of Shareholders is required by law to be held; and

(Ordinary Resolution 4)

5.	To transact such other business as may properly come before the 2018 AGM and all adjournments or postponements thereof.

The Board of Directors recommends the approval of each of the first four proposals.

All of the above proposals should be read in conjunction with the attached proxy statement, which sets out the specific parameters of the proposals.

Each of the matters to be voted on at the 2018 AGM may be passed by ordinary resolution pursuant to our Constitution.

Notes About the Annual General Meeting of Shareholders

Eligibility to Vote at 2018 AGM. The Board of Directors has fixed the close of business on June 22, 2018 as the record date for determining those shareholders who will be entitled to receive copies of this Notice and the attached proxy statement. However, under Singapore law, only registered holders of our ordinary shares (i.e., persons whose names appear on the Register of Members of the Company maintained in accordance with Section 190 of the Singapore Companies Act), or “shareholders of record,” on the date of the 2018 AGM, August 7, 2018, will be entitled to vote at the 2018 AGM. If you have sold or transferred any of your ordinary shares after June 22, 2018 and prior to the 2018 AGM, you should immediately forward this Notice and the attached proxy statement and proxy card to the purchaser or transferee of such shares, or to the bank, broker or agent through whom the sale of such shares was effected, for onward transmission to the purchaser or transferee. If you hold shares other than in registered form as a shareholder of record, and instead hold your shares as, or through, a participant in DTC (i.e., in “street name”), we understand that in order for your vote to be counted at the 2018 AGM, you must also have been a holder of shares at, and with effect from, June 22, 2018. As of June 15, 2018, we had 29,293,050 ordinary shares issued and outstanding.

Proxies. All shareholders of record as of the date of the 2018 AGM are cordially invited to attend the 2018 AGM or appoint a proxy to attend and vote in their place (referred to as a “legal proxy”). A legal proxy need not also be a shareholder of record. Whether you plan to attend the 2018 AGM or not, we urge you to vote and submit your proxy card by mail in order to ensure the presence of a quorum. A proxy card must be received by Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 not less than 48 hours before the time appointed for holding the 2018 AGM or within such other time as may be required by the Singapore Companies Act. Completion and submission of the proxy card shall not preclude a shareholder of record from attending and voting at the 2018 AGM. Any appointment of a legal proxy or proxies will be revoked if a shareholder of record attends and votes in person at the 2018 AGM, and in such event, we reserve the right to refuse to admit any person or persons appointed under the instrument of proxy or proxies to the meeting.

For the avoidance of doubt, the reference to “proxy” in this Notice does not mean a “legal proxy” entitled under Singapore law to attend and vote on behalf of a shareholder of record. The reference to “soliciting your proxy” means that a shareholder of record may appoint the persons identified on the proxy card as such shareholder’s legal proxies to vote in accordance with such shareholder’s instructions given via proxy or to authorize such persons to vote freely.

Beneficial or “Street Name” Holders. If your shares are held in “street name” (i.e., in the name of a bank, broker or other shareholder of record), you will receive instructions from the shareholder of record. You must follow the instructions of the shareholder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the 2018 AGM, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the 2018 AGM in order to vote as a legal proxy.

Singapore Audited Accounts. At the 2018 AGM, our shareholders will have the opportunity to discuss and ask questions regarding our Singapore audited accounts for the fiscal year ended December 31, 2017, together with the directors’ statement and independent auditors’ report thereon, in compliance with the laws of Singapore. Shareholder approval of our Singapore audited accounts is not being sought by the attached proxy statement and will not be sought at the 2018 AGM.

When you have finished reading the attached proxy statement, you are urged to vote in accordance with the instructions set forth in the proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the 2018 AGM, whether or not you can attend.

Thank you for your continued support of Wave Life Sciences Ltd.

BY ORDER OF THE BOARD OF DIRECTORS

June 28, 2018	Paul B. Bolno, M.D.
Director, President and Chief Executive Officer

i

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 7, 2018

The Notice, this proxy statement and our 2017 annual report to shareholders are available for viewing, printing and downloading at https://materials.proxyvote.com/. You can elect to receive distributions of our proxy statements and annual reports to shareholders for future annual general meetings by electronic delivery. For specific instructions on making such an election, please refer to the instructions on the proxy card or voting instruction form.

At no charge, we are providing each person from whom a proxy is solicited a copy of, and access to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended, or our “2017 Form 10-K.” Additionally, you can find a copy of our 2017 Form 10-K on the website of the Securities and Exchange Commission, or the “SEC,” at www.sec.gov, or in the “For Investors & Media” section of our website at http://ir.wavelifesciences.com/ under the heading “Financial Information.” You may also obtain a printed copy of our 2017 Form 10-K, free of charge, from us by sending a written request to Investor Relations, Wave Life Sciences Ltd., 733 Concord Avenue, Cambridge, MA 02138 or by email to IR@wavelifesci.com. Exhibits to our 2017 Form 10-K will be provided upon written request and payment of an appropriate processing fee.

The information provided on our website (www.wavelifesciences.com) is referenced in this proxy statement for information purposes only. The information on our website shall not be deemed to be a part of or incorporated by reference into this proxy statement or any other filings we make with the SEC or any solicitation of proxies by us.

ii

WAVE LIFE SCIENCES LTD.

733 CONCORD AVENUE

CAMBRIDGE, MA 02138

PROXY STATEMENT FOR THE WAVE LIFE SCIENCES LTD.

2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 7, 2018

This proxy statement, along with the accompanying Notice of 2018 Annual General Meeting of Shareholders, or the “Notice,” contains information about the 2018 Annual General Meeting of Shareholders of Wave Life Sciences Ltd. (including any adjournments or postponements thereof), which we refer to in this proxy statement as the “2018 AGM.” We are holding the 2018 AGM at 11:00 a.m., Eastern Time, on Tuesday, August 7, 2018, at 733 Concord Avenue, Cambridge, MA 02138.

In this proxy statement, we refer to Wave Life Sciences Ltd. as the “Company,” “we,” “us” and “our.”

This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the 2018 AGM.

On or about July 2, 2018, we began sending this proxy statement, the Notice and the enclosed proxy card to shareholders of record as of June 22, 2018.

Although not part of this proxy statement, we are also sending, along with this proxy statement, our 2017 annual report to shareholders, which includes our financial statements for the fiscal year ended December 31, 2017. Except as otherwise stated herein, all monetary amounts in this proxy statement have been presented in U.S. dollars.

IMPORTANT INFORMATION ABOUT THE

ANNUAL GENERAL MEETING OF SHAREHOLDERS AND VOTING

Why is the Company Soliciting My Proxy?

The Board of Directors of Wave Life Sciences Ltd. is soliciting your proxy to vote at the 2018 Annual General Meeting of Shareholders to be held at 733 Concord Avenue, Cambridge, MA 02138 on Tuesday, August 7, 2018, at 11:00 a.m., Eastern Time, and any adjournments or postponements of the 2018 AGM. This proxy statement, along with the Notice, summarizes the purposes of the meeting and the information you need to know to vote at the 2018 AGM.

We have made available to you on the Internet or have sent you this proxy statement, the Notice, the proxy card, and our 2017 annual report to shareholders because you owned ordinary shares of Wave Life Sciences Ltd. on the record date for determining those shareholders who will be entitled to receive copies of the Notice and this proxy statement. We began distributing the proxy materials to shareholders on or about July 2, 2018.

For the avoidance of doubt, the reference to “proxy” in this proxy statement does not mean a “legal proxy” entitled under Singapore law to attend and vote on behalf of a shareholder of record. The reference to “soliciting your proxy” means that a shareholder of record may appoint the persons identified on the proxy card as such shareholder’s legal proxy to vote in accordance with such shareholder’s instructions given via proxy or to authorize such persons to vote freely.

Who Can Vote?

The Board of Directors has fixed the close of business on June 22, 2018 as the record date for determining those shareholders who will be entitled to receive copies of the Notice and this proxy statement. However, under Singapore law, only registered holders of our ordinary shares, or “shareholders of record,” on the date of the 2018 AGM, August 7, 2018, will be entitled to vote at the 2018 AGM. If you have sold or transferred any of your ordinary shares after the record date of June 22, 2018 and prior to the 2018 AGM, you should immediately forward the Notice, this proxy statement and the proxy card to the purchaser or transferee of such shares, or to the bank, broker or agent through whom the sale of such shares was effected, for onward transmission to the purchaser or transferee. If you hold shares other than in registered form as a shareholder of record, and instead hold your shares as, or through, a participant in DTC (i.e., in “street name”), we understand that in order for your vote to be counted at the 2018 AGM (represented by a shareholder of record), you must also have been a holder of shares at, and with effect from, June 22, 2018 through the date of the 2018 AGM. As of June 15, 2018, we had 29,293,050 ordinary shares issued and outstanding.

All shareholders of record as of the date of the 2018 AGM are cordially invited to attend the 2018 AGM or appoint a legal proxy to attend and vote in their place. A legal proxy need not also be a shareholder of record. Whether you plan to attend the 2018 AGM or not, we urge you to vote and submit your proxy card by mail in order to ensure the presence of a quorum. A proxy card must be received by Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 not less than 48 hours before the time appointed for holding the 2018 AGM or within such other time as may be required by the Singapore Companies Act. Completion and submission of the proxy card shall not preclude a shareholder of record from attending and voting at the 2018 AGM. Any appointment of a legal proxy or proxies will be revoked if a shareholder of record attends the 2018 AGM in person, and in such event, we reserve the right to refuse to admit any person or persons appointed under the instrument of proxy or proxies to the meeting. Shareholders of record may change or revoke their legal proxies at any time before their shares are voted at the 2018 AGM. For instructions on how to change or revoke your legal proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each ordinary share that you own or represent as a legal proxy entitles you to one vote at the 2018 AGM. The Series A preferred shares of the Company are not entitled to vote on any of the matters being proposed at the 2018 AGM.

How Do I Vote?

If you are not planning to attend the 2018 AGM, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. You may specify whether your shares should be voted for, against or abstain for each nominee for director, and whether your shares should be voted for, against or abstain with respect to each of the other proposals. If you properly submit a proxy card without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below, except as described under “Will My Shares be Voted if I Do Not Vote or Provide Voting Instructions?” Voting by proxy will not affect your right to attend the 2018 AGM. If you are a shareholder of record such that your shares are registered directly in your name through our transfer agent, Computershare Trust Company, N.A., or you have share certificates registered in your name, you may vote:

•	By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.

•	In person at the meeting. If you attend the meeting, you may vote by completing a ballot, which will be available at the meeting.

A proxy card must be received by Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 not less than 48 hours before the time appointed for holding the 2018 AGM or within such other time as may be required by the Singapore Companies Act.

If your shares are held in “street name” (i.e., in the name of a bank, broker or other shareholder of record), you will receive instructions from the shareholder of record. You must follow the instructions of the shareholder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the 2018 AGM, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the 2018 AGM in order to vote.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” each of the resolutions for the election of the nominees for director;

•	“FOR” the approval of the re-appointment of KPMG LLP as our independent registered public accounting firm and independent Singapore auditor for the year ending December 31, 2018 and the authorization of the Audit Committee of the Board of Directors to fix KPMG LLP’s remuneration for services provided through the date of our 2019 Annual General Meeting of Shareholders;

•	“FOR” the approval of cash and equity-based compensation to be paid to the non-employee members of the Board of Directors for service on the Board and its committees, as described under “Proposal 3: Non-Employee Directors’ Compensation”; and

•	“FOR” the authorization of the Board of Directors to allot and issue ordinary shares of the Company.

If any other matter is presented at the 2018 AGM, your proxy card provides that your shares will be voted by the proxy holder listed in the proxy card in accordance with his or her judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the 2018 AGM, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the 2018 AGM in any one of the following ways:

•	if you received a proxy card, by signing and submitting a new proxy card with a date later than your previously delivered proxy card, which must be received by Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 not less than 48 hours before the time appointed for holding the 2018 AGM or within such other time as may be required by the Singapore Companies Act; or

•	by attending the 2018 AGM in person and voting in person. Attending the 2018 AGM in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the 2018 AGM that your previously submitted proxy be revoked.

Your most current vote is the one that will be counted.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card if you hold any of our ordinary shares in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote or Provide Voting Instructions?

If your shares are registered in your name or if you have share certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares without receiving instructions from you on all of the proposals to be voted on at the 2018 AGM, other than the election of directors (Proposal 1), and the approval of non-employee directors’ compensation (Proposal 3). We encourage you to provide voting instructions to your bank, broker or other nominee to ensure your shares will be voted at the 2018 AGM and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	Each nominee for director who receives the affirmative vote of a majority of the votes cast by the holders of ordinary shares voting either in person or by proxy at the 2018 AGM will be elected to serve until the next annual general meeting of shareholders (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee).

You may vote either “for” or “against” each of the nominees, or you may “abstain” from voting for one or more nominees. If you “abstain” from voting with respect to one or more nominees, your vote will have no effect on the election of such nominees. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name with respect to this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Approve the Re-Appointment of Independent Registered Public Accounting Firm and Independent Singapore Auditor and Authorize the Auditor’s Remuneration	The affirmative vote of a majority of the votes cast by holders of ordinary shares voting in person or by proxy at the 2018 AGM is required to approve the re-appointment of KPMG LLP as our independent registered public accounting firm and our independent Singapore auditor and to authorize the Audit Committee to fix the auditor’s remuneration (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal).

You may vote either “for” or “against” or “abstain” from voting on this proposal. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Proposal 3: Approve the Non-Employee Directors’ Compensation	The affirmative vote of a majority of the votes cast by holders of ordinary shares voting in person or by proxy at the 2018 AGM is required to approve the non-employee directors’ compensation (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal).

You may vote either “for” or “against” or “abstain” from voting on this proposal. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name with respect to this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 4: Authorize the Board to Allot and Issue Ordinary Shares of the Company	The affirmative vote of a majority of the votes cast by holders of ordinary shares voting in person or by proxy at the 2018 AGM is required to authorize the Board of Directors to allot and issue ordinary shares of the Company (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal).

You may vote either “for” or “against” or “abstain” from voting on this proposal. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Elections, a representative of Broadridge, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. However, Broadridge will forward to management any written comments you make, either on the proxy card or that you otherwise provide.

Where Can I Find the Voting Results of the 2018 AGM?

The preliminary voting results will be announced at the 2018 AGM, and we will publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days after the 2018 AGM. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the 2018 AGM?

In order to hold the meeting, there must be a quorum. The presence, in person or by proxy, of at least two shareholders holding in aggregate at least a majority of all issued and outstanding ordinary shares entitled to vote at the 2018 AGM is necessary to constitute a quorum at the 2018 AGM. Votes of shareholders of record who are present in person or represented by proxy at the 2018 AGM, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the 2018 AGM

The 2018 AGM will be held at 11:00 a.m., Eastern Time, on Tuesday, August 7, 2018 at 733 Concord Avenue, Cambridge, MA 02138. When you arrive, signs will direct you to the appropriate meeting rooms. You need not attend the 2018 AGM in person in order to vote, provided that your proxy is present to represent your vote.

Singapore Statutory Financial Statements

Our Singapore audited accounts for the fiscal year ended December 31, 2017, prepared in conformity with the provisions of the laws of Singapore, and the accompanying directors’ statement and the independent auditors’ report thereon are required under Singapore law and our Constitution to be provided to shareholders for discussion at the 2018 AGM. We refer to such materials herein collectively as the “Singapore Statutory Financial Statements.” The Singapore Statutory Financial Statements are provided as Appendix A to this proxy statement solely to satisfy this requirement. At the 2018 AGM, our shareholders will have the opportunity to discuss and ask questions regarding the Singapore Statutory Financial Statements. Shareholder approval of the Singapore Statutory Financial Statements is not being sought by this proxy statement for the 2018 AGM and will not be sought at the 2018 AGM. The Singapore Statutory Financial Statements shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, or SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Securities Act, or under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

Emerging Growth Company

We are an “emerging growth company,” as defined under the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” As an emerging growth company, we have taken advantage of, and may continue to take advantage of, specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	reduced disclosure about our executive compensation arrangements;

•	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a shareholder approval of any golden parachute arrangements; and

•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting.

We have taken advantage of certain of the exemptions provided under the JOBS Act. We may continue to take advantage of exemptions under the JOBS Act until the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenues, we have more than $700 million in market value of our shares held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. Under the JOBS Act, we may choose to take advantage of some but not all of these reduced disclosure requirements. We have taken advantage of these reduced disclosure requirements in this proxy statement, and may continue to do so in future filings. Therefore, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our ordinary shares as of June 15, 2018 for (i) the executive officers named in the Summary Compensation Table appearing elsewhere in this proxy statement, (ii) each of our directors and director nominees, (iii) all of our current directors and executive officers as a group, and (iv) each shareholder known by us to own beneficially more than 5% of our ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem ordinary shares that may be acquired by an individual or group within 60 days of June 15, 2018 pursuant to the exercise of options, vesting of restricted share units and the conversion of our outstanding Series A preferred shares into ordinary shares to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all ordinary shares shown to be beneficially owned by them based on information provided to us by these shareholders. Percentage ownership is based on 29,293,050 ordinary shares outstanding on June 15, 2018.

	Ordinary Shares Beneficially Owned
Name	Shares	Percent
5% Beneficial Owners
RA Capital Management, LLC(1)	7,512,049	25.6%
Shin Nippon Biomedical Laboratories, Ltd.(2)	5,885,478	17.7%
Kagoshima Sinsangyo Sousei Investment Limited Partnership(3)	2,494,865	8.5%
Redmile Group, LLC(4)	2,209,107	7.5%
Pfizer Inc.(5)	1,875,000	6.4%
T. Rowe Price Associates, Inc.(6)	1,726,956	5.9%

Directors and Named Executive Officers
Paul B. Bolno, M.D.(7)	846,479	2.8%
Christopher Francis, Ph.D.(8)	106,204	*
Chandra Vargeese, Ph.D.(9)	251,588	*
Christian Henry(10)	16,874	*
Peter Kolchinsky, Ph.D.(11)	7,530,049	25.7%
Koji Miura(12)	18,000	*
Adrian Rawcliffe(13)	15,749	*
Ken Takanashi(14)	5,903,478	17.8%
Gregory L. Verdine, Ph.D.(15)	625,842	2.1%
All current directors and executive officers as a group (11 individuals)(16)	15,459,345	44.2%

*	Represents less than 1% of ordinary shares outstanding on June 15, 2018.

(1)	Based on information reported by RA Capital Management, LLC, or RA Capital, on Schedule 13D/A filed with the SEC on November 15, 2017. Such shares are held by RA Capital Healthcare Fund, L.P., or the Fund, and in a separately managed account, or the Account. RA Capital is the general partner of the Fund and serves as investment advisor for the Account. Peter Kolchinsky, Ph.D., a member of our Board of Directors, is the manager of RA Capital. RA Capital and Dr. Kolchinsky share voting and dispositive power with respect to such shares and may be deemed to beneficially own such shares. The Fund and the Account have pledged an aggregate of 2,298,398 ordinary shares which are held on margin in respective Fidelity prime brokerage accounts. The address of RA Capital is 20 Park Plaza, Suite 1200, Boston, MA 02116.

(2)	Based on information reported by Shin Nippon Biomedical Laboratories, Ltd., or SNBL, on Schedule 13D/A filed with the SEC on April 26, 2018. Consists of (i) 1,697,467 ordinary shares held by SNBL; (ii) 286,663 ordinary shares held by SNBL USA, Ltd., or SNBL USA; (iii) 1,801,348 Series A preferred shares held by SNBL; and (iv) 2,100,000 Series A preferred shares held by SNBL USA. The Series A preferred shares can be converted at any time on a one-for-one basis into ordinary shares at the discretion of the holder. SNBL USA has pledged 286,663 ordinary shares for the benefit of The Kagoshima Bank, Ltd., or Kagoshima Bank, in order to secure the obligations of SNBL under a loan agreement, dated December 28, 2016, between SNBL and Kagoshima Bank. SNBL has pledged 915,464 ordinary shares for the benefit of Kagoshima Bank in order to secure the obligations of SNBL under a loan agreement, dated September 23, 2016, between SNBL and Kagoshima Bank. SNBL has pledged 720,063 ordinary shares for the benefit of Kagoshima Bank and certain other lenders in order to secure the obligations of SNBL under a loan agreement, dated September 15, 2017, between SNBL, Kagoshima Bank and certain other lenders. Ken Takanashi, a member of our Board of Directors, is a director and executive officer of SNBL and a director of SNBL USA. SNBL and Mr. Takanashi share voting and dispositive power with respect to such shares and may be deemed to beneficially own such shares. The address of SNBL is St. Luke’s Tower 28F, 8-1, Akashi-cho, Chuo-ku, Tokyo 104-0044, Japan.

(3)	Based on information reported by Kagoshima Shinsangyo Sousei Investment Limited Partnership, or KSS, on Schedule 13D/A filed with the SEC on March 22, 2018. Kagoshima Development Co. Ltd., or Kagoshima Development, is the general partner of KSS. KSS and Kagoshima Development share voting and dispositive power with respect to such shares, and Kagoshima Development may be deemed to beneficially own such shares. The address of KSS is 1-10 Yamanokuchi-cho, Kagoshima City, Kagoshima, 892-0844, Japan.

(4)	Based on information reported by Redmile Group, LLC on Schedule 13G filed with the SEC on February 14, 2018, such shares are held by Redmile Group, LLC or its direct or indirect subsidiaries. Jeremy C. Green is managing member of Redmile Group, LLC and may be deemed to beneficially own such shares. The address of Redmile Group, LLC is One Letterman Drive, Building D, Suite D3-300, San Francisco, CA 94129.

(5)	Based on information reported by Pfizer Inc., on Schedule 13G filed with the SEC on May 12, 2016. Such shares are held by C.P. Pharmaceuticals International C.V., or the Shareholder, a Netherlands limited partnership. Pfizer Production LLC and Pfizer Manufacturing LLC, or the General Partners, are the general partners for C.P. Pharmaceuticals International C.V. Pfizer Inc. may be deemed to have beneficial ownership over such shares since the Shareholder and the General Partners are indirect wholly-owned subsidiaries of Pfizer Inc. The General Partners may be deemed to have beneficial ownership over such shares as the general partners of the Shareholder. The address of Pfizer Inc., the General Partners and the Shareholder is 235 E. 42nd Street, New York, NY 10017.

(6)	Based on information reported by T. Rowe Price Associates, Inc., or T. Rowe Price, on Schedule 13G filed with the SEC on February 14, 2018. T. Rowe Price does not serve as custodian of the assets of any of its clients. Accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which T. Rowe Price serves as investment adviser. Any and all discretionary authority which has been delegated to T. Rowe Price may be revoked in whole or in part at any time. The address of T. Rowe Price is 100 E. Pratt Street, Baltimore, MD 21202.

(7)	Consists of (i) 197,217 ordinary shares held by Dr. Bolno and (ii) 649,262 ordinary shares underlying options exercisable within 60 days of June 15, 2018.

(8)	Consists of (i) 1,727 ordinary shares held by Dr. Francis and (ii) 104,477 ordinary shares underlying options exercisable within 60 days of June 15, 2018.

(9)	Consists of (i) 2,450 ordinary shares held by Dr. Vargeese and (ii) 249,138 ordinary shares underlying options exercisable within 60 days of June 15, 2018.

(10)	Consists of ordinary shares underlying options exercisable within 60 days of June 15, 2018 held by Mr. Henry.

(11)	See Footnote (1) above. Also consists of 18,000 ordinary shares underlying options exercisable within 60 days of June 15, 2018 held by Dr. Kolchinsky.

(12)	Consists of ordinary shares underlying options exercisable within 60 days of June 15, 2018 held by Mr. Miura.

(13)	Consists of ordinary shares underlying options exercisable within 60 days of June 15, 2018 held by Mr. Rawcliffe.

(14)	See Footnote (2) above. Also consists of 18,000 ordinary shares underlying options exercisable within 60 days of June 15, 2018 held by Mr. Takanashi.

(15)	Consists of (i) 75,039 ordinary shares held by Dr. Verdine and (ii) 550,803 ordinary shares underlying options exercisable within 60 days of June 15, 2018.

(16)	Consists of (i) 1,768,076 ordinary shares underlying options exercisable within 60 days of June 15, 2018, held by our directors and executive officers, (ii) 9,789,921 outstanding ordinary shares beneficially owned by our directors and executive officers and entities affiliated with certain of our directors, and (iii) 3,901,348 Series A preferred shares, which can be converted at any time on a one-for-one basis into ordinary shares at the discretion of the holder, held by entities affiliated with one of our directors.

MANAGEMENT AND CORPORATE GOVERNANCE

Board of Directors

Pursuant to our Constitution, there is no maximum number of directors that may hold office at any time. Our Board currently consists of seven members and each of our directors is elected annually.

On June 27, 2018, our Board of Directors accepted the recommendation of the Nominating and Corporate Governance Committee and voted to nominate Paul B. Bolno, M.D., Christian Henry, Peter Kolchinsky, Ph.D., Koji Miura, Adrian Rawcliffe, Ken Takanashi, and Gregory L. Verdine, Ph.D., each currently a director of the Company, for election at the 2018 AGM. If each such nominee is elected, he will serve on our Board of Directors until our 2019 Annual General Meeting of Shareholders and until his successor has been elected and qualified.

Set forth below are the names of the directors and persons nominated as directors, their ages as of June 15, 2018, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below.

Name	Age	Position/Title
Paul B. Bolno, M.D.	44	President, Chief Executive Officer and Director
Christian Henry	50	Chairman of the Board of Directors
Peter Kolchinsky, Ph.D.	41	Director
Koji Miura	69	Director
Adrian Rawcliffe	46	Director
Ken Takanashi	54	Director
Gregory L. Verdine, Ph.D.	59	Director

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. Based upon this review, our Board has determined that the following members of the Board are “independent directors” as defined by the Nasdaq Stock Market: Dr. Kolchinsky and Messrs. Henry, Miura, Rawcliffe and Takanashi.

Paul B. Bolno, M.D. has served as our President and Chief Executive Officer and as a director since December 2013. Prior to joining us, he served at GlaxoSmithKline from 2009 to 2013 in various roles, including Vice President, Worldwide Business Development—Head of Asia BD and Investments, Head of Global Neuroscience BD, a director of Glaxo Welcome Manufacturing, Pte. Ltd. in Singapore and Vice President, Business Development for the Oncology Business Unit, where he helped establish GlaxoSmithKline’s global oncology business and served as a member of the Oncology Executive Team, Oncology Commercial Board and Cancer Research Executive Team. Prior to GlaxoSmithKline, he served as director of Research at Two River LLC, a health care private equity firm from 2004 to 2009. Dr. Bolno earned a medical degree from MCP-Hahnemann School of Medicine and an M.B.A. from Drexel University. He was a general surgery resident and cardiothoracic surgery postdoctoral research fellow at Drexel University College of Medicine. We believe that Dr. Bolno’s experience serving as our President and Chief Executive Officer and a member of our Board of Directors and his experience leading biopharmaceutical companies qualify him to serve on our Board of Directors.

Christian Henry has served as a director since November 2016, and as Chairman of our Board of Directors since October 2017. Mr. Henry served as Executive Vice President & Chief Commercial Officer of Illumina, Inc. from 2015 through January 2017, and previously served as Senior Vice President & Chief Commercial Officer from 2014 to 2015, Senior Vice President & General Manager Genomic Solutions from 2012 to 2014, Senior Vice President, Chief Financial Officer & General Manager Life Sciences from 2010 to 2012, Senior Vice

President, Corporate Development & Chief Financial Officer from 2009 to 2010, Senior Vice President & Chief Financial Officer from 2007 to 2009, and Vice President & Chief Financial Officer from 2005 to 2006. Prior to joining Illumina, Inc., Mr. Henry served as the Chief Financial Officer of Tickets.com, Inc. from 2003 to 2005. From 1999 to 2003, Mr. Henry served as Vice President, Finance & Corporate Controller of Affymetrix, Inc. (acquired by Thermo Fisher Scientific in 2016). In 1997, Mr. Henry joined Nektar Therapeutics (formerly Inhale Therapeutic Systems, Inc.), as Corporate Controller, and later as its Chief Accounting Officer from 1997 to 1999. In 1996, Mr. Henry served as General Accounting Manager of Sugen, Inc. Mr. Henry began his career in 1992 at Ernst & Young LLP, where he was a Senior Accountant through 1996. Mr. Henry earned his B.A. in biochemistry and cell biology from the University of California, San Diego, and his M.B.A., with a concentration in finance, from the University of California, Irvine. We believe he is qualified to serve on our Board of Directors because of his strengths in corporate strategy, finance and operations, along with his extensive experience leading various functions at one of the largest and most innovative genetic healthcare companies.

Peter Kolchinsky, Ph.D. has served as a director since January 2015. Dr. Kolchinsky is a founder, Portfolio Manager, and Managing Director of RA Capital Management, LLC, a multi-stage investment manager which is dedicated to evidence-based investing in healthcare and life science companies, where he has worked since 2001. RA Capital Management, LLC is the general partner of RA Capital Healthcare Fund, L.P. He serves as a member of the Board of Directors of Dicerna Pharmaceuticals, as well as a number of private companies. Dr. Kolchinsky authored “Entrepreneur’s Guide to a Biotech Startup” and served on the Board of Global Science and Technology for the National Academics of Sciences from 2009 to 2012. Dr. Kolchinsky earned his Ph.D. in virology from Harvard University and earned his bachelor’s degree in Biology from Cornell University. We believe Dr. Kolchinsky is qualified to serve on our Board of Directors because of his business experience including his experience as an institutional investor and his experience serving on the boards of various healthcare and life science companies.

Koji Miura has served as a director since October 2012. Mr. Miura is the founder and Managing Director of Miura & Associates Management Consultants Pte. Ltd. and serves on the boards of directors of Azeus Systems Holdings Ltd., Marine Tec Tachibana Pte. Ltd., Matsuura Singapore Pte. Ltd., Mercury Investment Holding Pte. Ltd., Sunmoon Pte. Ltd., and Triple Farm Singapore Pte. Ltd. Mr. Miura holds a bachelor’s degree in Business Administration from the University of Aoyama Gakuin, Tokyo, Japan. We believe he is qualified to serve on our Board of Directors because of his broad business experience including his diverse background serving on the board of directors of various companies, both private and publicly-held, across multiple industries.

Adrian Rawcliffe has served as a director since February 2017. Mr. Rawcliffe currently serves as Chief Financial Officer of Adaptimmune Therapeutics plc, where he has worked since 2015. Prior to joining Adaptimmune, Mr. Rawcliffe served in various roles at GlaxoSmithKline plc, including Senior Vice President Finance, North America Pharmaceuticals and Global Franchises from 2011 to 2015; Senior Vice President, Worldwide Business Development and R&D Finance from 2006 to 2011; Vice President, Worldwide Business Development Transactions and Ventures from 2003 to 2005; and Vice President, Deal Structuring from 2001 to 2003. From 2005 to 2006, Mr. Rawcliffe served as the President and Managing Partner of SR One Ltd. Mr. Rawcliffe began his career as a supervisor at Coopers & Lybrand (now PricewaterhouseCoopers) from 1993 to 1997. Mr. Rawcliffe received his B.Sc. in Natural Sciences from the University of Durham, England. Mr. Rawcliffe also received Chartered Accountancy training through The Institute of Chartered Accountants in England and Wales (ICAEW). We believe he is qualified to serve on our Board of Directors because of his global expertise, along with extensive business and operating experience at one of the world’s largest global healthcare companies.

Ken Takanashi has served as a director since July 2012. Since 2002, Mr. Takanashi has served in various executive management and director roles at Shin Nippon Biomedical Laboratories Ltd., or SNBL, and its affiliates and currently serves as its Executive Vice President, Chief Operating Officer. Mr. Takanashi was the Chief Financial Officer of SNBL USA, Ltd., a subsidiary of Shin Nippon Biomedical Laboratories, from 2012 to 2014. Mr. Takanashi earned an M.B.A. from the University of Warwick and received his bachelor’s degree from the University of Tokyo and is a Chartered Public Accountant. We believe he is qualified to serve on our Board of Directors because of his extensive experience leading research and development for biopharmaceutical companies and his business, financial and accounting credentials.

Gregory L. Verdine, Ph.D., is one of our founders and has served as a director since July 2013. He was our President, Chief Executive Officer and Chief Scientific Officer from our inception through December 2013 and served as Chairman of our Board of Directors from July 2013 through September 2017. Since 1989, Dr. Verdine has served as the Erving Professor of Chemistry in the Department of Stem Cell and Regenerative Biology and the Department of Chemistry and Chemical Biology at Harvard University and Harvard Medical School. Dr. Verdine co-founded the non-profit Gloucester Marine Genomics Institute and Gloucester Biotechnology Academy in 2013 and served as the Founding President until 2016. He is the co-founder of Fog Pharmaceuticals Inc. and LifeMine Therapeutics Inc. and serves as Chairman, President, Chief Executive Officer and Chief Scientific Officer for both companies. He is also the founder of Warp Drive Bio and has served in various roles, from Chief Scientific Officer to Chief Executive Officer, from the company’s inception in 2012 until April 2016. Dr. Verdine founded Enanta Pharmaceuticals and served as a member of the Board of from 1990 through its initial public offering in 2013. He is a Venture Partner at WuXi Healthcare Ventures, and has previously served as Venture Partner at AppleTree Ventures, TPG Biotech and Third Rock Ventures. He has served on the Board of Scientific Counsellors of the National Cancer Institute, and is on the Board of Scientific Consultants of the Memorial Sloan Kettering Cancer Center, and he is a Senior Advisor to Shin Nippon Biomedical Laboratories Ltd. Dr. Verdine is also the co-founder of Eleven Biotherapeutics, Tokai Therapeutics, Aileron Therapeutics, and Gloucester Pharmaceuticals (acquired by Celgene in 2010). He has also served as a director of the Chemical Biology Initiative and the Program in Cancer Chemical Biology at the Dana-Farber Cancer Institute. Dr. Verdine received his Ph.D. in Chemistry from Columbia University and completed postdoctoral work in Molecular Biology at the Massachusetts Institute of Technology and Harvard Medical School. We believe he is qualified to serve on our Board of Directors because of his expertise and deep knowledge of our company, its technology and our industry and his long track record of creating and advising successful biopharmaceutical companies.

Pursuant to the Singapore Companies Act, Chapter 50, or the “Singapore Companies Act,” and our Constitution, our Board must have at least one director who is ordinarily resident in Singapore. Mr. Miura is our Singapore resident director. Due to the Singapore Companies Act requirement that we have at least one director who is ordinarily resident in Singapore in office at all times and the sole resident director cannot resign or step down unless there is at least one other resident director, in the event that Mr. Miura is not elected at the 2018 AGM, he will continue in office after the 2018 AGM as a member of our Board until his qualifying successor (i.e., a Singapore resident director) is appointed.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2017, there were six meetings of our Board of Directors, and the various committees of the Board met a total of 12 times. No director, with the exception of Masaharu Tanaka, who served as a director from January 1, 2017 through August 10, 2017, the date of our 2017 Annual General Meeting of Shareholders, attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served during 2017. The Board has adopted a policy under which our directors are encouraged to attend our annual general meetings of shareholders. One director attended our 2017 Annual General Meeting of Shareholders, which was held on August 10, 2017. As a Singapore company, we are required to prepare annual Singapore statutory audited financial statements (our “second annual audit”) and to deliver them to our shareholders in connection with our annual general meetings of shareholders. Our second annual audit can only be conducted following our first annual audit, which requires our preparation and filing of annual U.S. GAAP audited consolidated financial statements with the SEC. As a result, these multiple audits do not allow us to schedule our quarterly board meetings at the same time as our annual general meetings of shareholders.

Audit Committee. Our Audit Committee held four meetings during the fiscal year ended December 31, 2017. Our Audit Committee currently has three members: Mr. Henry (Chairman) and Messrs. Miura and

Rawcliffe. On February 1, 2017, Mr. Rawcliffe replaced Masaharu Tanaka, who served as a director of our Board during 2017 from January 1, 2017 through August 10, 2017, the date of our 2017 Annual General Meeting of Shareholders, as a member of our Audit Committee. Our Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include the responsibility to retain and terminate the services of our independent registered public accounting firm. In addition, the Audit Committee reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

Messrs. Henry, Miura and Rawcliffe satisfy the current independence standards promulgated by the SEC and by the Nasdaq Stock Market, as such standards apply specifically to members of audit committees. The Board has determined that each member of the Audit Committee meets the financial literacy requirements of the Nasdaq Stock Market Rules and that each of Messrs. Henry and Rawcliffe qualifies an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

A copy of the Audit Committee’s written charter is publicly available on our website at www.wavelifesciences.com.

Compensation Committee. Our Compensation Committee met four times during the fiscal year ended December 31, 2017. The Compensation Committee currently has three members: Mr. Henry (Chairman), Dr. Kolchinsky and Mr. Takanashi. On March 9, 2017, Mr. Henry joined as a member of our Compensation Committee and, on December 12, 2017, replaced Dr. Kolchinsky as the Chairman of our Compensation Committee. During the period of January 1, 2017 through March 9, 2017, our Compensation Committee was comprised of two members, Dr. Kolchinsky (Chairman) and Mr. Takanashi. Our Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and includes reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. Our Compensation Committee also administers our 2014 Equity Incentive Plan, as amended (the “2014 Equity Incentive Plan”). The Compensation Committee is responsible for determining the compensation of our executive officers.

Each member of the Compensation Committee qualifies as independent under the definition promulgated by the Nasdaq Stock Market.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.wavelifesciences.com.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee met four times during the fiscal year ended December 31, 2017. The Nominating and Corporate Governance Committee currently has three members: Mr. Henry (Chairman), Mr. Takanashi and Dr. Kolchinsky. On March 9, 2017, Mr. Henry joined as a member of our Nominating and Corporate Governance Committee and, on December 12, 2017, replaced Mr. Takanashi as the Chairman of our Nominating and Corporate Governance Committee. During the period of January 1, 2017 through March 9, 2017, our Nominating and Corporate Governance Committee was comprised of two members, Mr. Takanashi (Chairman) and Dr. Kolchinsky. The Nominating and Corporate Governance Committee’s role and responsibilities are set forth in the Nominating and Corporate Governance Committee’s written charter and include evaluating and making recommendations to the full Board as to the size and composition of the Board and its committees, evaluating and making recommendations as to potential candidates, and evaluating current Board members’ performance.

Each member of the Nominating and Corporate Governance Committee qualifies as independent under the definition promulgated by the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes making requests to Board members and others for recommendations, holding meetings from time to time to evaluate biographical information and reviewing background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board. The qualifications, qualities and skills that the committee believes must be met by a committee-recommended nominee for a position on our Board of Directors are as follows:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•	Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the Company’s current and long-term objectives and should be willing and able to contribute positively to the Company’s decision-making process.

•	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.

•	Nominees should have the interest and ability to understand the sometimes conflicting interests of our various constituencies, which include shareholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all shareholders.

•	Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our shareholders and to fulfill the responsibilities of a director.

•	Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board is considered.

•	Nominees should normally be able to serve for at least five years before reaching the age of 70.

The Nominating and Corporate Governance Committee considers issues of diversity among its members in identifying and considering nominees for director, and strives where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on the Board and its committees.

A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available on our website at www.wavelifesciences.com.

Procedures by which Shareholders may Nominate Directors

The Nominating and Corporate Governance Committee shall review and evaluate information available to it regarding candidates proposed by shareholders and shall apply the same criteria, and shall follow substantially the same process in considering them, as it does in considering other candidates. The factors generally considered by the Nominating and Corporate Governance Committee are set out in our Corporate Governance Guidelines, which are publicly available on the “For Investors & Media” section of our website at http://ir.wavelifesciences.com/ under the heading “Corporate Governance.” If a shareholder wishes to nominate a candidate to be considered by the Nominating and Corporate Governance Committee for election as a director at the 2019 Annual General Meeting of Shareholders, it must give timely notice of the nomination in writing to our General Counsel not less than 45 days prior to the date that is one year from the date on which we first mail our proxy statement relating to our 2018 AGM of Shareholders. All shareholder proposals should be marked for the attention of General Counsel, Wave Life Sciences Ltd., 733 Concord Avenue, Cambridge, MA 02138.

Compensation Committee Interlocks and Insider Participation

During 2017, the members of our Compensation Committee were Dr. Kolchinsky and Messrs. Henry and Takanashi. Dr. Kolchinsky is the managing member of RA Capital Management, LLC, the general partner of RA Capital Healthcare Fund, L.P., one of our shareholders. Mr. Takanashi is a director and executive officer of Shin Nippon Biomedical Laboratories Ltd. and its affiliates, one of our shareholders. We have entered into certain transactions with affiliates of RA Capital Healthcare Fund, L.P. and Shin Nippon Biomedical Laboratories Ltd., as further described under “Certain Relationships and Related Person Transactions” below.

No officer or employee has served as a member of the Compensation Committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Familial Relationships

There are no familial relationships between any of our executive officers and directors.

Board Leadership Structure and Role in Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer are presently separated at the Company. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing our Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to, and independent oversight of, management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company’s unique circumstances at any given time and to serve the best interests of our shareholders.

Our Board of Directors oversees the risk management activities designed and implemented by our management. Our Board of Directors executes its oversight responsibility for risk management both directly and through its committees. Our Board of Directors also considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, our Board of Directors receives detailed regular reports from members of our management team and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility. Our Board of Directors may delegate to the Audit Committee oversight of our risk management process. Our other Board committees will also consider and address risk as they perform their respective committee responsibilities. Specifically, the Audit Committee receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. As part of its charter, our Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our Company and the steps we take to manage them. Our Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management and risks arising from our compensation policies and programs. Our Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers and corporate governance. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Shareholder Communications to the Board

Generally, shareholders who have questions or concerns or who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions in writing to IR@wavelifesci.com. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys and solicitations or advertisements. In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

Set forth below is information as of June 15, 2018 regarding our executive officers who are not also directors. We have employment agreements with certain of our executive officers and all of our executive officers are generally at-will employees.

Name	Age	Title
Christopher Francis, Ph.D.	40	Senior Vice President, Corporate Development, Head of Emerging Areas
Michael Panzara, M.D., MPH	51	Franchise Lead, Neurology
Keith C. Regnante	48	Chief Financial Officer
Chandra Vargeese, Ph.D.	57	Senior Vice President, Drug Discovery

Christopher Francis, Ph.D. has served as our Senior Vice President, Corporate Development, Head of Emerging Areas since May 2017. During the period January 2017 to May 2017, Dr. Francis served as our Senior Vice President, Corporate Development & Portfolio Management. Prior to that, Dr. Francis served as our Vice President, Head of Business Development since April 2014. Prior to joining us, Dr. Francis held senior operational, strategic and business development roles within GlaxoSmithKline Oncology from 2009 to 2014 and was a member of the team that established GlaxoSmithKline’s Rare Disease Unit. Before GlaxoSmithKline, Dr. Francis was a health care private equity associate at Two River LLC from 2008 to 2009. He began his career in pharmaceutical pricing and reimbursement consulting at IMS Health. Dr. Francis earned undergraduate and graduate degrees in Biochemistry and Molecular Biology from the University of Melbourne and was a doctoral research associate at the University of Cambridge.

Michael Panzara, M.D., MPH joined us as our Franchise Lead, Neurology in July 2016. Prior to joining us, Dr. Panzara served in various roles at Sanofi Genzyme (and Genzyme Corporation before its merger with Sanofi in 2011) from 2009 to July 2016, most recently serving as Head of the Multiple Sclerosis, Neurology and Ophthalmology Therapeutic Area for Global Development and prior to that, serving as Group Vice President, Therapeutic Area Head, Multiple Sclerosis and Neurology. Prior to joining Genzyme, Dr. Panzara served in roles of increasing responsibility at Biogen, including Vice President, Chief Medical Officer, Neurology from 2006 to 2009 and in various roles in the Medical Research group from 2001 to 2006. In addition, from 1999 to 2011, Dr. Panzara was an Instructor in Neurology at Harvard Medical School and an Assistant in Neurology at Massachusetts General Hospital (MGH). He trained in neurology at MGH from 1994 to 1998, and completed his post-doctoral training in immunology and rheumatology at Brigham and Women’s Hospital. Dr. Panzara holds a bachelor’s degree from the University of Pennsylvania, a medical degree from Stanford University School of Medicine, and a master’s degree in public health from the Harvard School of Public Health.

Keith C. Regnante has served as our Chief Financial Officer since August 2016. Prior to joining us, from February 2014 to August 2016, Mr. Regnante served as Vice President of Finance at Shire Pharmaceuticals, a global biopharmaceutical company. Mr. Regnante also served on the Financial Leadership Team and the R&D Leadership Team while he was at Shire. From September 2013 to February 2014, he served as Head of R&D

Finance for ARIAD Pharmaceuticals, Inc. From January 1999 to August 2013, Mr. Regnante held multiple positions within finance for Biogen Inc., including Senior Director of Corporate Finance from 2011 to 2013, Senior Director of Worldwide R&D Finance from 2008 to 2011, and several other positions dating back to 1999. Prior to joining finance organizations for biotechnology companies, Mr. Regnante worked as a consultant at The Boston Consulting Group. He holds a B.A. in Economics from Tufts University and an M.B.A. from the MIT Sloan School of Management.

Chandra Vargeese, Ph.D. has served as our Senior Vice President, Head of Drug Discovery since August 2014. Before joining us, Dr. Vargeese served as Novartis’ Executive Director and Head of RNA Chemistry and Delivery, a position she held from 2008 to 2014. Prior to joining Novartis, Dr. Vargeese led siRNA delivery in the RNA Therapeutics division at Merck & Co., where she served as Senior Director and Head of RNA Chemistry and Delivery. Dr. Vargeese joined Merck through its acquisition of Sirna Therapeutics, where she was Vice President of Chemistry. Before Sirna, Dr. Vargeese served as Associate Director of Chemistry at NeXstar Pharmaceuticals and is the co-inventor of Macugen (pegaptanib), an approved therapy for treating wet AMD. Dr. Vargeese earned a Ph.D. in Organic Chemistry at the Indian Institute of Science, Bangalore, India and completed post-doctoral work at the University of Rhode Island.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during the last two fiscal years ended December 31, 2017 and 2016 to our President and Chief Executive Officer and our two next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2017 and were serving as executive officers as of such date.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Share Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Paul B. Bolno, M.D.	2017	515,300	—	1,054,515	1,342,902	283,400	528	3,196,645
President and Chief Executive Officer	2016	490,000	329,000	—	2,505,377	245,000	25,486	3,594,863
Christopher Francis, Ph.D.	2017	330,000	—	284,690	361,194	127,100	528	1,103,512
Senior Vice President, Corporate Development, Head of Emerging Areas
Chandra Vargeese, Ph.D.	2017	350,000	—	284,690	361,194	154,000	7,380	1,157,264
Senior Vice President, Drug Discovery

(1)	Amount represents the aggregate grant date fair value for the share awards identified, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 7 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	Amounts represent the aggregate grant date fair value for the option awards identified, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 7 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	Amounts include 401(k) matching contributions made to Dr. Vargeese and the value of annual premiums paid by us with respect to a life insurance policy for the benefit of each of the named executive officers. For 2016, amounts for Dr. Bolno also include reimbursement of relocation expenses of $15,461 and the related tax gross up of $8,500 as well as certain commuting expenses.

Narrative to Summary Compensation Table

Our Compensation Committee reviews and discusses our executive officers’ proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. The Chief Executive Officer’s compensation is determined by the Compensation Committee.

Employment Agreements

Paul B. Bolno, M.D. Effective as of January 1, 2016, Dr. Bolno’s annual base salary was increased to $490,000 and his annual target bonus percentage for his 2016 bonus was increased to 50%. Effective as of January 1, 2017, Dr. Bolno’s annual base salary was increased to $515,300, and effective as of January 1, 2018, his annual base salary was increased to $541,100. In January 2018, in recognition of his 2017 performance supporting the achievement of our corporate goals discussed below, Dr. Bolno received a cash bonus of $283,400 that was equal to 110% of his target bonus of 50%. He also received an option to purchase 109,000 of our ordinary shares and 54,500 restricted share units under our 2014 Equity Incentive Plan as long-term incentive plan awards. In addition, effective as of January 1, 2018, Dr. Bolno’s annual target bonus percentage was increased to 55%.

Christopher Francis, Ph.D. In March 2014, we entered into an offer letter with Dr. Francis pursuant to which he served as our Vice President, Head of Business Development, and now serves as our Senior Vice President, Corporate Development, Head of Emerging Areas. Effective as of January 1, 2017, Dr. Francis’s annual base salary was increased to $330,000, and effective as of January 1, 2018, his annual base salary was increased to $363,000. In January 2018, in recognition of his 2017 performance supporting the achievement of our corporate goals discussed below, Dr. Francis received a cash bonus of $127,100 that was equal to 110% of his annual target bonus percentage of 35%. In addition, he received an option to purchase 26,000 of our ordinary shares and 13,000 restricted share units under our 2014 Equity Incentive Plan as long-term incentive plan awards.

Chandra Vargeese, Ph.D. In July 2014, we entered into an offer letter with Dr. Vargeese pursuant to which she served as our Senior Vice President, Drug Discovery. Effective as of January 1, 2017, Dr. Vargeese’s annual base salary was increased to $350,000, and effective as of January 1, 2018, her annual base salary was increased to $400,000. In January 2018, in recognition of her 2017 performance supporting the achievement of our corporate goals discussed below, Dr. Vargeese received a cash bonus of $154,000 that was equal to 110% of her annual target bonus percentage of 40%. In addition, she received an option to purchase 35,000 of our ordinary shares and 17,500 restricted share units under our 2014 Equity Incentive Plan as long-term incentive plan awards.

Our named executive officers are also entitled to certain benefits in connection with a termination of employment or a change of control, which are discussed below under “—Potential Payments upon Termination or Change-In-Control.”

In addition, as a condition of their employment, each of our named executive officers has entered into a non-competition and non-solicitation agreement pursuant to which he or she has agreed not to compete with us for a period of 12 months following the termination of his or her employment. All agreements generally provide for at-will employment and that our named executive officers are eligible to participate in employee benefit plans of general applicability to other senior executives, which we maintain from time to time.

2017 Non-Equity Incentive Plan Compensation

Each of our named executive officers is eligible to receive an annual cash bonus calculated based on a target percentage of base salary, subject to the achievement of annual performance goals as determined by our Board of Directors in its sole discretion. Performance goals considered by our Board of Directors to determine bonuses for 2017 included advancing our pipeline by initiating three clinical programs in neurology and identifying clinical candidates outside of neurology; investing in platform technologies to enhance our discovery engine; and establishing internal cGMP manufacturing capabilities to meet our clinical deliverables. In recognition of these achievements, each of our named executive officers received their annual bonuses at 110% of their target bonus percentage.

2014 Equity Incentive Plan

Our 2014 Equity Incentive Plan was amended on August 10, 2017 (the “2014 Equity Incentive Plan”), following shareholder approval at our 2017 Annual General Meeting. Accordingly, our Board of Directors and shareholders have authorized 6,064,544 ordinary shares for the granting of incentive options, non-qualified options, or NQSOs, share appreciation rights and restricted share unit awards, plus annual increases on the first day of July 2018, 2019 and 2020 equal to the lesser of (A) 3% of the ordinary shares outstanding on the day prior to the increase; and (B) such lesser number of ordinary shares as determined by the Board; provided that no more than 10,000,000 ordinary shares may be issued upon the exercise of incentive share options. The maximum number of ordinary shares with respect to awards which may be granted to any participant in any fiscal year under the 2014 Equity Incentive Plan is 600,000 shares. In the event of a share dividend, split, recapitalization or reorganization or other change in capital structure, our Board of Directors will make appropriate adjustments to these amounts.

Any shares subject to an award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, will again become available for issuance under the 2014 Equity Incentive Plan. However, shares subject to an award under the 2014 Equity Incentive Plan will not again be made available for issuance or delivery under the 2014 Equity Incentive Plan if such shares are (a) shares tendered in payment of an option; (b) shares delivered or withheld by us to satisfy any tax withholding obligation; or (c) shares covered by a share-settled share appreciation right or other awards that were not issued upon the settlement of the award.

If we are acquired, our Board of Directors (or Compensation Committee) will with respect to options and share appreciation rights: (i) make appropriate provision for the continuation of the option or share appreciation right by substituting on an equitable basis for the ordinary shares then subject to such option or share appreciation right either the consideration payable with respect to the outstanding ordinary shares in connection with the corporate transaction or securities of any successor or acquiring entity; (ii) cancel or arrange for the cancellation of the options or share appreciation rights, to the extent not vested or exercised prior to the effective time of the transaction, in exchange for a payment in cash or ordinary shares as determined by the Board of Directors, in an amount equal to the amount by which the then-fair market value of the ordinary shares subject to such vested option or share appreciation right exceeds the exercise price; or (iii) after giving holders an opportunity to exercise to the extent vested their outstanding options or share appreciation rights, terminate any or all unexercised options and share appreciation rights at such time as the Board of Directors deems appropriate. If we are acquired, our Board of Directors (or Compensation Committee) will with respect to outstanding restricted awards make appropriate provision for the continuation of such restricted awards on the same terms and conditions by substituting on an equitable basis for the ordinary shares then subject to such restricted awards either the consideration payable with respect to the outstanding ordinary shares in connection with the transaction or securities of any successor or acquiring entity. In lieu of the foregoing, if we are acquired, the Board of Directors may provide that, upon consummation of the acquisition, each outstanding restricted award shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of ordinary shares comprising such restricted award to the extent then vested.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table shows grants of options and grants of unvested restricted share unit awards outstanding on the last day of the fiscal year ended December 31, 2017 to each of the executive officers named in the Summary Compensation Table.

	Option Awards					Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Share Units That Have Not Vested (#)		Market Value of Shares or Share Units That Have Not Vested ($)
Paul B. Bolno, M.D.	544,025	—		$2.48	3/10/2025
	88,650	147,750	(1)	$18.79	6/16/2026
	—	72,500	(2)	$29.05	1/25/2027
						36,300	(3)	$1,274,130
Christopher Francis, Ph.D.	134,726	12,250	(4)	$2.48	3/10/2025
	13,913	23,187	(1)	$18.79	6/16/2026
	—	19,500	(2)	$29.05	1/25/2027
						9,800	(3)	$343,980
Chandra Vargeese, Ph.D.	182,220	36,744	(5)	$2.48	3/10/2025
	18,598	31,002	(1)	$18.79	6/16/2026
	—	19,500	(2)	$29.05	1/25/2027
						9,800	(3)	$343,980

(1)	Vests in equal monthly installments over 36 months, commencing on June 16, 2017, subject to such officer’s continued service with us on each such vesting date. The option shall become fully vested upon a change of control.

(2)	25% vests on February 15, 2018 and the remainder of the option vests in equal monthly installments over 36 months, subject to such officer’s continued service with us on each such vesting date. The option shall become fully vested upon a change of control.

(3)	25% vests on February 15, 2018 and the remainder of the award vests in equal annual installments over 3 years, subject to such officer’s continued service with us on each such vesting date. The award shall become fully vested upon a change of control.

(4)	Vests in equal monthly installments over 36 months, commencing on April 15, 2015, subject to such officer’s continued service with us on each such vesting date. The option shall become fully vested upon a change of control.

(5)	Vests in equal monthly installments over 36 months, commencing on August 1, 2015, subject to such officer’s continued service with us on each such vesting date. The option shall become fully vested upon a change of control.

401(k) Plan

We maintain a 401(k) plan that is intended to qualify under Section 401(k) of the Internal Revenue Service Code of 1986, as amended. In general, all of our employees, including our named executive officers, are eligible to participate in the 401(k) plan. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, equal to $18,000 in 2017, and to have the amount of such reduction contributed to the 401(k) plan. We currently match 50% of an employee’s 401(k) contributions up to a maximum of 6% of the participant’s compensation. Matching contributions are 100% vested upon completion of one year of service with the Company. Matching contributions made to each of our named executive officers are included in the “Summary Compensation Table” above.

Potential Payments upon Termination or Change-In-Control

Pursuant to applicable equity agreements with each of Drs. Bolno, Francis and Vargeese, all unvested shares underlying outstanding options and restricted share units that were granted through December 31, 2017 will become fully vested upon a change of control which is defined as follows: (A) a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring shareholder approval.

Pursuant to applicable equity agreements with each of Drs. Bolno, Francis and Vargeese, all unvested shares underlying outstanding options and restricted share units that are granted after December 31, 2017 will become fully vested upon termination without cause or for good reason within 12 months following a change of control, as defined above.

In addition, if we terminate Dr. Bolno’s employment without cause, then he will be entitled to receive as of the date of termination continued payment of his base salary for 12 months. Drs. Francis and Vargeese do not have any severance arrangements with the Company.

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2017 to each of our non-employee directors. Directors who are also employees are not compensated for their service on our Board of Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Christian Henry	63,431	78,241			141,672
Peter Kolchinsky, Ph.D.	49,000	78,241	—		127,241
Koji Miura	42,500	78,241	—		120,741
Adrian Rawcliffe	38,745	408,167	—		446,912
Ken Takanashi	48,000	78,241	—		126,241
Masaharu Tanaka	22,069	—	—		22,069
Gregory Verdine, Ph.D.	53,886	78,241	150,000	(3)	282,127
Takeshi Wada, Ph.D.	2,973	—	26,290	(4)	29,263

(1)	Amounts represent fees earned during 2017 under our Non-Employee Director Compensation Policy.

(2)	Amount represents the aggregate grant date fair value for the option awards identified, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 7 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	Amount paid pursuant to a consulting agreement between the Company and Dr. Verdine.

(4)	Amount paid as a fee for the provision of scientific advisory services to Wave Life Sciences Japan, Inc., or Wave Japan, our wholly owned subsidiary, and reflects the converted to U.S. dollar value of ¥2,935,000 at an average conversion rate for 2017 of 112.50 yen per U.S. dollar.

The following is a description of the standard compensation arrangements under which our directors are compensated for their service as directors, including as members of the various committees of our Board of Directors. In 2016, our Board of Directors and our shareholders approved a compensation policy for our non-employee directors, or the Non-Employee Director Compensation Policy, which took effect on November 10, 2016. At the 2017 Annual General Meeting of Shareholders, our shareholders approved the extension of the term of our Non-Employee Director Compensation Policy through the date on which our 2018 AGM is held. The approval of Proposal 3 would extend the term of our Non-Employee Director Compensation Policy through the date on which our 2019 Annual General Meeting of Shareholders is held and amend the terms of the compensation payable thereunder as set forth in Proposal 3. On August 10, 2017, our shareholders approved the following non-employee director compensation be paid to our non-employee directors from the date of our 2017 AGM through the date of the 2018 AGM:

•	Annual cash compensation of $35,000 to each non-employee director, other than the Chairman of the Board, and cash compensation of $60,000 to the non-employee Chairman of the Board.

•	Additional annual cash compensation of $15,000 to the Chairman of the Audit Committee and $7,500 to each member of the Audit Committee other than the Chairman, in each case provided that such person is an independent director.

•	Additional annual cash compensation of $10,000 to the Chairman of the Compensation Committee and $5,000 to each member of the Compensation Committee other than the Chairman, in each case provided that such person is an independent director.

•	Additional annual cash compensation of $8,000 to the Chairman of the Nominating and Corporate Governance Committee and $4,000 to each member of the Nominating and Corporate Governance Committee other than the Chairman, in each case provided that such person is an independent director.

•	One-time equity grant upon initial appointment or election to the Board of an option to purchase 18,000 ordinary shares, 25% of which shall vest on the first anniversary of the grant and the remaining 75% of which shall vest monthly thereafter for three years.

•	Annual equity grant of an option to purchase 9,000 ordinary shares, all of which shall vest on the first anniversary of the grant.

•	Additional pro rata cash compensation of the annual cash compensation amounts set forth above shall be made, as applicable, to (i) any director who ceases to be a director, Chairman of the Board or member or chairman of any committee of the Board and (ii) any new non-employee director who is appointed by the Board, any independent director who is appointed to the position of Chairman of the Board or chairman of any such committee of the Board or any independent director who is appointed to serve on any such committee of the Board, for their services rendered as a director and/or committee member.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to our 2014 Equity Incentive Plan, which was our only equity compensation plan in effect as of December 31, 2017.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	3,921,589	(1)	$12.69	(2)	1,716,110
Equity compensation plans not approved by security holders	—		—		—
Total	3,921,589	(1)	$12.69	(2)	1,716,110

(1)	Consists of options to purchase 3,767,130 of our ordinary shares outstanding under the 2014 Equity Incentive Plan and 154,459 of our ordinary shares subject to RSUs outstanding under the 2014 Equity Incentive Plan.

(2)	Reflects the weighted average exercise price of the options to purchase 3,767,130 of our ordinary shares outstanding under the 2014 Equity Incentive Plan.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. The committee’s role and responsibilities are set forth in the Audit Committee charter adopted by the Board, which is available on our website at www.wavelifesciences.com. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of KPMG LLP. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 31, 2017, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management and KPMG LLP, our independent registered public accounting firm;

•	Discussed with KPMG LLP the matters required to be discussed in accordance with Auditing Standard No. 1301 – Communications with Audit Committees; and

•	Received written disclosures and the letter from KPMG LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP communications with the Audit Committee and the Audit Committee further discussed with KPMG LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and KPMG LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Members of the Audit Committee
Christian Henry, Chair
Koji Miura
Adrian Rawcliffe

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

With the exception of Form 4s required to report the receipt of annual option grants to each of our non-employee directors, Drs. Kolchinsky and Verdine, and Messrs. Henry, Miura, Rawcliffe, and Takanashi, on August 10, 2017, the date of our 2017 Annual General Meeting of Shareholders, pursuant to our publicly filed non-employee director compensation policy, which were filed on August 17, 2017 (but were due on August 14, 2017), our records reflect that all reports that were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions since January 1, 2017 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our ordinary shares, on an as-converted basis, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Officer and Director Compensation.” We refer to such transactions as “related party transactions” and such persons as “related parties.” With the approval of our Board of Directors, we have engaged in the related party transactions described below.

Related Party Transaction Policy

Our Board of Directors has adopted a written policy that requires our management to identify proposed related party transactions and present information about the proposed related party transaction to our Audit Committee, or if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review and, if deemed appropriate, for approval by the committee. In approving or rejecting such proposed related party transaction, the committee is required to consider relevant facts and circumstances. The committee approves only those transactions that, in light of known circumstances, are deemed to be in our best interests. In the event that any member of the committee is not a disinterested person with respect to the related party transaction under review, that member is excluded from the review and approval or rejection of such related party transaction; provided, however, that such committee member may be counted in determining the presence of a quorum at the meeting of the committee at which such transaction is considered. If we become aware of an existing related party transaction which has not been approved under the policy, the matter will be referred to the committee. The committee evaluates all options available, including ratification, revision or termination of such transaction. In the event that management determines that it is impractical or undesirable to wait until a meeting of the committee to consummate a related party transaction, the chair of the committee may approve such transaction in accordance with the related person transaction approval policy. Any such approval must be reported to the committee at the next regularly scheduled meeting.

Indemnification Agreements with Officers and Directors

We have entered into deeds of indemnity with our directors and our executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Singapore law against liabilities that may arise by reason of their service to us as a result of any proceeding against them as to which they could be indemnified. These indemnification rights shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Constitution, agreement, vote of shareholders or disinterested directors or otherwise if he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties or to be in default thereof, or where the Singapore courts have declined to grant relief.

Registration Rights

Registration Rights Under Our Investors’ Rights Agreement

As of June 15, 2018, the holders of approximately 7.3 million of our ordinary shares are entitled to rights with respect to the registration of these shares under the Securities Act pursuant to the terms of the Investors’ Rights Agreement dated as of August 14, 2015 between us and the holders of these shares. The rights include demand registration rights, Form S-3 registration rights and piggyback registration rights. We are generally required to bear all registration expenses incurred in connection with the demand, Form S-3 and piggyback registrations described below, other than underwriting commissions and discounts, and will pay the reasonable fees and expenses, not to exceed $25,000, of one special counsel to represent all participating shareholders in a registration. The holders of registration rights as of June 15, 2018 under the Investors’ Rights Agreement include the following related parties:

Name	Securities
Entities affiliated with Shin Nippon Biomedical Laboratories, Ltd.(1)	1,859,130
Entities affiliated with RA Capital Healthcare Fund, L.P.(2)	5,213,651
Gregory L. Verdine, Ph.D.	75,039
Paul B. Bolno, M.D.	190,856

(1)	Consists of (i) 1,697,467 ordinary shares held by SNBL and (ii) 161,663 ordinary shares held by SNBL USA, an affiliate of SNBL.

(2)	Consists of (i) 5,012,057 ordinary shares held by RA Capital and (ii) 201,594 shares held in a separately managed account for which RA Capital Management, LLC, the general partner of RA Capital, is investment advisor.

Demand Registration Rights

Under the terms of the Investors’ Rights Agreement, we will be required, upon the request of holders of at least 50% of the then-outstanding shares of Registrable Securities, as such term is defined in the Investors’ Rights Agreement, requesting registration of at least 50% of the then-outstanding shares of Registrable Securities having an anticipated aggregate offering price of at least $25.0 million, net of selling expenses, to effect the registration of such shares on Form S-1 for public resale. We are required to effect only one registration pursuant to this provision of the Investors’ Rights Agreement.

Form S-3 Registration Rights

At any time that we are entitled under the Securities Act to register our shares on Form S-3 and the holders of at least 30% of the then-outstanding Registrable Securities request that we register their shares for public resale on Form S-3 with an aggregate offering price of the shares to be registered of at least $5.0 million, net of selling expenses, we will be required to effect such registration. If, however, our Chief Executive Officer certifies that, in the good faith judgment of our Board of Directors, it would be materially detrimental to us and our shareholders for such registration to become or remain effective because such action would (i) materially interfere with a significant acquisition, corporate reorganization or similar transaction involving us, (ii) require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential, or (iii) render us unable to comply with requirements under the Securities Act or Exchange Act, then we will have the right to defer the registration for up to 120 days. We are only obligated to effect up to one registration on Form S-3 within any 12-month period.

Piggyback Registration Rights

If we register any of our securities either for our own account or for the account of other shareholders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriters believe that including these shares would adversely affect the offering.

Indemnification

Our Investors’ Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of Registrable Securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Termination of Registration Rights

The registration rights granted under the Investors’ Rights Agreement will terminate on the third anniversary of the closing of our initial public offering (November 16, 2018) or, with respect to any holder of Registrable Securities, such earlier time as all such Registrable Securities held by such holder are available for resale without limitation during a three-month period without registration, pursuant to Rule 144 or another similar exemption under the Securities Act.

Registration Rights under our Share Purchase Agreement

Under the terms of the Pfizer Equity Agreement (defined below), the 1,875,000 ordinary shares that the Pfizer Affiliate purchased from us under the Pfizer Equity Agreement (the “Pfizer Shares”) were subject to a lock-up restriction, such that the Pfizer Affiliate agreed not to, nor cause its affiliates to, without our prior approval, sell, transfer or otherwise dispose of the Pfizer Shares until certain specified periods of time after the effective date of the Pfizer Equity Agreement. For a certain period following the expiration of the lock-up period, subject to certain conditions and limitations, we agreed to provide certain demand registration rights to the Pfizer Affiliate in order to register all or a portion of the Pfizer Shares purchased by the Pfizer Affiliate. We also provided the Pfizer Affiliate with certain “piggyback” registration rights for a certain period following the expiration of the lock-up period, subject to certain conditions and limitations, such that when we propose to register our ordinary shares for our account, the Pfizer Affiliate will have the right to include some or all of the Pfizer Shares in such registration. The Pfizer Equity Agreement also contains other customary terms and conditions of the parties with respect to the registration of the Pfizer Shares.

Consulting Agreement with Gregory L. Verdine, Ph.D.

Gregory L. Verdine, Ph.D., a member of our Board of Directors, entered into a consulting agreement with Wave Life Sciences USA, Inc., or Wave USA, our wholly owned subsidiary, dated as of April 1, 2012, pursuant to which Dr. Verdine serves as a scientific advisor. The consulting agreement does not have a specified term and may be terminated by either party upon 14 days’ prior written notice. Wave USA pays Dr. Verdine $12,500 per month and, in 2017, Dr. Verdine was paid an aggregate of $150,000 under this agreement.

Scientific Advisory Arrangement with Takeshi Wada, Ph.D.

Takeshi Wada, Ph.D., elected to step down from our Board of Directors, effective January 31, 2017, and is continuing to work with us as a scientific advisor. During 2017, Dr. Wada continued to provide scientific advisory services to Wave Life Sciences Japan, Inc., our wholly-owned subsidiary. In January 2017, he was compensated under a pre-existing arrangement that entitled him to ¥250,000 per month, which amounted to approximately $2,000 per month. For the remainder of 2017, Dr. Wada was compensated under a new scientific advisory services agreement, which entitled him to ¥335,000 per month, and amounted to approximately $3,000 per month. In 2017, we paid Dr. Wada approximately $26,290 in the aggregate for these scientific advisory services.

Agreements with SNBL

Ken Takanashi, a member of our Board of Directors, is a director and executive officer of SNBL and its affiliates. Previously, we leased our corporate office space in Boston, Massachusetts under a non-cancellable operating sublease with SNBL, a related party. On September 22, 2015, we terminated our sublease with SNBL and exited the premises on October 2, 2015. In connection with the termination, we agreed to guarantee SNBL certain obligations of an unrelated third party who entered into a sublease agreement with SNBL effective October 2, 2015. The guarantee provides that in the event the sub-lessee does not meet its lease obligations to SNBL, we will make the required payments. The guarantee agreement is effective through August 2019, when the final lease payments are due, and coincides with the original expiration of the lease. We simultaneously entered into an indemnification agreement with the sub-lessee to indemnify us for any costs incurred under the guaranty made by us to SNBL. The maximum amount of the guarantee over the three-year and six-month sublease period is $0.6 million, exclusive of any indemnification from the sub-lessee.

In addition, pursuant to the terms of certain service agreements we have with SNBL, in 2017, we paid SNBL $0.5 million for contract research services provided to us and our affiliates.

Banking Relationship with KSS

Masaharu Tanaka, a member of our Board of Directors through August 2017, served as the President of Kagoshima Development Co. Ltd., the general partner of KSS, from June 2014 to March 2017. We maintained depository accounts at Kagoshima Bank, Ltd. during 2017, an affiliate of KSS, where we held certain of our cash balances. These accounts were closed in 2018. During the year ended December 31, 2017, we had end-of-quarter cash balances of up to approximately $127 thousand in these depository accounts.

Agreements with Pfizer and its Affiliate

On May 5, 2016, we entered into a Research, License and Option Agreement with Pfizer Inc., which we refer to herein as the “Pfizer Collaboration Agreement.” Simultaneously with the entry into the Pfizer Collaboration Agreement, on May 5, 2016, we entered into a Share Purchase Agreement, or the “Pfizer Equity Agreement,” with C.P. Pharmaceuticals International C.V., an affiliate of Pfizer, or the “Pfizer Affiliate.” We refer to the Pfizer Collaboration Agreement and the Pfizer Equity Agreement herein collectively as the “Pfizer Agreements.”

Pursuant to the terms of the Pfizer Collaboration Agreement, we and Pfizer have agreed to collaborate on the discovery, development and commercialization of stereopure oligonucleotide therapeutics for up to five programs (each, a “Pfizer Program”), each directed at a genetically-defined hepatic target selected by Pfizer. Under the Pfizer Collaboration Agreement, the parties agreed to collaborate during a four-year research term. The term of the Pfizer Collaboration Agreement runs from the effective date until the date of the last to expire payment obligations with respect to each Pfizer Program and with respect to each Company program, and expires on a program-by-program basis accordingly.

Under the terms of the Pfizer Agreements, Pfizer paid us $40.0 million upfront, $30.0 million of which was in the form of an equity investment in our ordinary shares. Subject to option exercises by Pfizer, assuming five potential products are successfully developed and commercialized, we may earn potential research, development and commercial milestone payments, plus royalties, tiered up to low double-digits, on sales of any products that may result from the collaboration pursuant to the Pfizer Collaboration Agreement.

Under the Pfizer Equity Agreement, we issued 1,875,000 ordinary shares, or the “Pfizer Shares,” to the Pfizer Affiliate at a purchase price of $16.00 per share, for an aggregate purchase price of $30.0 million. Under the terms of the Pfizer Equity Agreement, the Pfizer Shares were subject to a lock-up restriction, such that the Pfizer Affiliate agreed not to, nor cause its affiliates to, without our prior approval, sell, transfer or otherwise dispose of the Pfizer Shares until certain specified periods of time after the effective date of the Pfizer Equity Agreement. We also agreed to provide the Pfizer Affiliate with registration rights, as described under “Registration Rights” above.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Constitution requires that each of our directors retire at each annual general meeting of our shareholders, and each retiring director is then eligible for re-election. The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated each of Paul B. Bolno, M.D., Christian Henry, Peter Kolchinsky, Ph.D., Koji Miura, Adrian Rawcliffe, Ken Takanashi, and Gregory L. Verdine, Ph.D. for election at the 2018 AGM. Voting on the election of each nominee will be done separately. If each such nominee is elected, he will serve on our Board of Directors until our 2019 Annual General Meeting of Shareholders and until his successor has been elected and qualified.

Pursuant to the Singapore Companies Act and our Constitution, our Board must have at least one director who is ordinarily resident in Singapore. Mr. Miura is our Singapore resident director. Due to the Singapore Companies Act requirement that we have at least one director who is ordinarily resident in Singapore in office at all times and the sole resident director cannot resign or step down unless there is at least one other resident director, in the event that Mr. Miura is not elected at the 2018 AGM, he will continue in office after the 2018 AGM as a member of our Board until his qualifying successor (i.e., a Singapore resident director) is appointed.

Each of the nominees is presently a director, and each has indicated a willingness to continue to serve as director, if elected. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Each nominee for director who receives the affirmative vote of a majority of the votes cast by the holders of ordinary shares voting either in person or by proxy at the 2018 AGM will be elected (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF PAUL B. BOLNO, M.D., CHRISTIAN HENRY, PETER KOLCHINSKY, PH.D., KOJI MIURA, ADRIAN RAWCLIFFE, KEN TAKANASHI AND GREGORY L. VERDINE, PH.D. AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY CARD.

PROPOSAL 2: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND

INDEPENDENT SINGAPORE AUDITOR AND

AUDITOR REMUNERATION

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm and independent Singapore auditor to audit our financial statements for the fiscal year ending December 31, 2018.

For the fiscal year ended December 31, 2017, KPMG LLP was our independent registered public accounting firm and the independent Singapore auditor of our Singapore Statutory Financial Statements. Pursuant to Section 205(2) and 205(4) of the Singapore Companies Act, any re-appointment after the initial appointment of our independent Singapore auditor, or its subsequent removal, requires the approval of our shareholders. The Board proposes that the shareholders approve the re-appointment of KPMG LLP as our independent registered public accounting firm and the independent Singapore auditor of our Singapore Statutory Financial Statements.

We expect that representatives of KPMG LLP will be present at the 2018 AGM, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

Pursuant to Section 205(16) of the Singapore Companies Act, the remuneration of a company’s auditor shall be fixed by the shareholders in a general meeting or the shareholders may authorize directors to fix the remuneration. Our Board believes that it is appropriate for the Audit Committee, as part of its oversight responsibilities, to fix the auditor’s remuneration. Our Board therefore also proposes that the shareholders authorize the Audit Committee to fix KPMG LLP’s remuneration for services rendered as our independent registered public accounting firm and independent Singapore auditor through the date of our 2019 Annual General Meeting of Shareholders.

In deciding to re-appoint KPMG LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with KPMG LLP and concluded that KPMG LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2018.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP, our independent registered public accounting firm and independent Singapore auditor, for the services described in the table.

	2017	2016
Audit fees(1)	$1,143,931	$633,671
Audit-related fees(2)	—	—
Tax fees(2)	—	—
All other fees(2)	—	—

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits and the provision of consents in connection with the filing of registration statements and related amendments, as well as other filings.

(2)	There were no audit-related, tax or other fees in 2016 or 2017.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accountant and Independent Singapore Auditor

In connection with our initial public offering, we adopted a policy under which the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Prior to engagement of an independent registered public accounting firm and independent Singapore auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other fees are those associated with services not captured in the other categories. The Company generally does not request such services from our independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves these services by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm and independent Singapore auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm and independent Singapore auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The affirmative vote of a majority of the votes cast by holders of ordinary shares voting in person or by proxy at the 2018 AGM is required to approve the re-appointment of our independent registered public accounting firm and our independent Singapore auditor and to authorize the Audit Committee to fix the auditor’s remuneration (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RE-APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND INDEPENDENT SINGAPORE AUDITOR FOR THE YEAR ENDING DECEMBER 31, 2018 AND THE AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX KPMG LLP’S REMUNERATION FOR SUCH SERVICES, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL AND AUTHORIZATION UNLESS A SHAREHOLDER INDICATES OTHERWISE ON THE PROXY CARD.

PROPOSAL 3: NON-EMPLOYEE DIRECTORS’ COMPENSATION

Under the laws of Singapore, our shareholders must approve all cash and equity-based compensation paid by us to our directors for services rendered in their capacity as directors.

In 2016, our Board of Directors and our shareholders approved a compensation policy for our non-employee directors, or the Non-Employee Director Compensation Policy, which took effect on November 10, 2016 and remains in effect through the date of the 2018 AGM. Proposal 3 would extend the term of our Non-Employee Director Compensation Policy through the date on which our 2019 Annual General Meeting of Shareholders is held and amend the terms of the compensation payable thereunder such that the resulting compensation will be as described below.

Accordingly, we are seeking shareholder approval to provide payment of the following compensation pursuant to such policy to our non-employee directors for service on the Board and its committees during the period from the 2018 AGM through and including the date on which our 2019 Annual General Meeting of Shareholders is held:

•	Annual cash compensation of $40,000 to each non-employee director, an increase from the current annual cash compensation of $35,000, other than the Chairman of the Board, and cash compensation of $65,000 to the non-employee Chairman of the Board, an increase from the current annual cash compensation of $60,000.

•	Additional annual cash compensation of $15,000 to the Chairman of the Audit Committee and $7,500 to each member of the Audit Committee other than the Chairman, in each case provided that such person is an independent director.

•	Additional annual cash compensation of $10,000 to the Chairman of the Compensation Committee and $5,000 to each member of the Compensation Committee other than the Chairman, in each case provided that such person is an independent director.

•	Additional annual cash compensation of $8,000 to the Chairman of the Nominating and Corporate Governance Committee and $4,000 to each member of the Nominating and Corporate Governance Committee other than the Chairman, in each case provided that such person is an independent director.

•	One-time equity grant upon initial appointment or election to the Board of an option to purchase 18,000 ordinary shares, 25% of which shall vest on the first anniversary of the grant and the remaining 75% of which shall vest quarterly thereafter for three years. This quarterly vesting represents a change from our prior monthly vesting, which we made to our company-wide standard vesting schedule.

•	Annual equity grant of an option to purchase 9,000 ordinary shares, all of which shall vest on the first anniversary of the grant.

•	Additional pro rata cash compensation of the annual cash compensation amounts set forth above shall be made, as applicable, to (i) any director who ceases to be a director, Chairman of the Board or member or chairman of any committee of the Board and (ii) any new non-employee director who is appointed by the Board, any independent director who is appointed to the position of Chairman of the Board or chairman of any such committee of the Board or any independent director who is appointed to serve on any such committee of the Board, for their services rendered as a director and/or committee member.

Directors who are employed by us are ineligible to receive compensation from us for services rendered in their capacity as directors.

We believe the authorization requested in this Proposal 3 will benefit our shareholders by enabling us to attract and retain qualified individuals to serve as members of our Board and to continue to provide leadership to the Company.

The affirmative vote of a majority of the votes cast by holders of ordinary shares voting in person or by proxy at the 2018 AGM is required to approve the non-employee directors’ compensation (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-EMPLOYEE DIRECTORS’ COMPENSATION AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY CARD.

PROPOSAL 4: ORDINARY SHARE ALLOTMENTS AND ISSUANCES

We are incorporated in the Republic of Singapore. Under the laws of Singapore, our directors may issue ordinary shares and make offers or agreements or grant options that might or would require the issuance of ordinary shares only with the prior approval of our shareholders. We are submitting this proposal to authorize our Board (or a committee thereof) to allot and issue our ordinary shares from time to time, as set forth below, because we are required to do so under the laws of Singapore before we can issue any ordinary shares in connection with our equity compensation plans, possible future strategic transactions, or public and private offerings.

If this proposal is approved, the authorization would be effective from the date of the 2018 AGM and continue until the earlier of (i) the conclusion of our 2019 Annual General Meeting of Shareholders or (ii) the expiration of the period within which our 2019 Annual General Meeting of Shareholders is required by the laws of Singapore to be held. Our 2019 Annual General Meeting of Shareholders is required to be held no later than 15 months after the date of the 2018 AGM or within six months from the financial year end, whichever is earlier. The laws of Singapore allow for an application to be made to the Singapore Accounting and Corporate Regulatory Authority to extend the deadline for holding an annual general meeting for an additional maximum of two months, which may be granted in the discretion of that authority.

Our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize the directors to issue ordinary shares and to make, enter into or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the future, the directors may need to issue ordinary shares or make agreements that would require the allotment and issuance of new ordinary shares. For example, we may issue ordinary shares:

•	in connection with strategic transactions and acquisitions;

•	pursuant to public and private offerings of our ordinary shares, as well as instruments (including debt instruments) convertible into our ordinary shares; or

•	in connection with our equity compensation plans and arrangements.

Notwithstanding this general authorization to allot and issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares, where required under the Nasdaq Stock Market rules, such as if we were to propose an issuance of ordinary shares that would result in a change in control of the Company or in connection with certain transactions involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.

We expect that we will continue to issue ordinary shares and grant share options and other equity-based awards in the future under circumstances similar to those in the past. As of the date of this proxy statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with our equity compensation plans and arrangements, including any equity compensation plans and awards we have assumed or may assume as a result of any acquisitions we may make, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares, as well as instruments convertible into our ordinary shares.

If this proposal is approved, our directors would be authorized to allot and issue ordinary shares, during the period described above, subject to our Constitution, applicable Singapore laws and the Nasdaq Stock Market rules. The issuance of a large number of ordinary shares (or instruments convertible into ordinary shares) could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the Nasdaq Global Market. If this proposal is not approved, we would not be permitted to issue ordinary shares (other than shares issuable on exercise or settlement of outstanding options and other instruments convertible into or exercisable for ordinary shares or the like, which were previously granted). If we are unable to rely upon equity as a component of compensation, we would have to review our compensation practices, and would likely have to substantially increase cash compensation to retain key personnel.

Accordingly, our Board seeks shareholder approval of Ordinary Resolution 4 as set out in the Notice. The affirmative vote of a majority of the ordinary shares held by the shareholders present in person or represented by proxy at the 2018 AGM and entitled to vote on the proposal is required to authorize the Board of Directors to allot and issue ordinary shares of the Company (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AUTHORIZATION OF ORDINARY SHARE ALLOTMENTS AND ISSUANCES AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY CARD.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to all of our employees. The text of the code of conduct and ethics is posted on our website at www.wavelifesciences.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive officer or principal financial officer will be included in a Current Report on Form 8-K filed with the SEC within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of the Nasdaq Stock Market.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the 2018 AGM. If any other business is properly brought before the 2018 AGM, proxies will be voted in accordance with the judgment of the persons named therein.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2019 Annual General Meeting of Shareholders, we must receive shareholder proposals (other than for director nominations) no later than March 4, 2019. To be considered for presentation at our 2019 Annual General Meeting of Shareholders, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no later than May 18, 2019. Shareholder proposals are also subject to the requirements of the Singapore Companies Act as described in the paragraph below. Proposals that are not received in a timely manner will not be voted on at our 2019 Annual General Meeting of Shareholders. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All shareholder proposals should be marked for the attention of General Counsel, Wave Life Sciences Ltd., 733 Concord Avenue, Cambridge, MA 02138.

In addition, under Section 183 of the Singapore Companies Act, only registered shareholders representing not less than 5% of the total voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least S$500 (Singapore dollars) each may, at their expense, request that we include and give notice of their proposal for our 2019 Annual General Meeting of Shareholders. Subject to satisfaction of the requirements of Section 183 of the Singapore Companies Act, any such requisition must be signed by all the shareholders making the request and be deposited at our registered office in Singapore, 7 Straits View #12-00, Marina One East Tower, Singapore 018936, at least six weeks prior to the date of our 2019 Annual General Meeting of Shareholders in the case of a request requiring notice of a resolution, or at least one week prior to the date of our 2019 Annual General Meeting of Shareholders in the case of any other request.

Cambridge, Massachusetts

June 28, 2018

Appendix A

Wave Life Sciences Ltd. and its Subsidiaries

Registration Number: 201218209G

Singapore Statutory Financial Statements

Year ended December 31, 2017

Wave Life Sciences Ltd. and its Subsidiaries

Singapore Statutory Financial Statements

Year ended December 31, 2017

2

Wave Life Sciences Ltd. and its Subsidiaries

Directors’ Statements

Year ended December 31, 2017

Directors’ Statements

The directors are pleased to submit this annual report to the members of Wave Life Sciences Ltd. (“the Parent”), together with these directors’ statements, the audited financial statements for the financial year ended December 31, 2017 and the auditors’ report thereon.

In our opinion:

a)	other than as discussed in the Investment in Subsidiaries paragraph in Note 2 to the supplementary financial information, the consolidated financial statements of Wave Life Sciences Ltd. and its subsidiaries (together “the Company”) and the supplementary financial information of the Parent set out on pages F-1 to F-40 are drawn up so as to give a true and fair view of the financial position of the Company and of the Parent as at December 31, 2017, the financial performance, changes in equity and cash flows of the Company for the year ended on that date in accordance with the provisions of the Singapore Companies Act, Chapter 50 and accounting principles generally accepted in the United States of America; and

b)	at the date of this statement, there are reasonable grounds to believe that Wave Life Sciences Ltd. will be able to pay its debts as and when they fall due.

The board of directors has, on the date of this statement, authorized these financial statements for issue.

Directors

The directors in office at the date of this statement are as follows:

Paul B. Bolno	Chief Executive Officer
Christian O. Henry
Peter Kolchinsky
Koji Miura
Adrian Rawcliffe	(Appointed on February 1, 2017)
Ken Takanashi
Gregory L. Verdine

3

Wave Life Sciences Ltd. and its Subsidiaries

Directors’ Statements

Year ended December 31, 2017

Directors’ Interests

According to the register kept by Wave Life Sciences Ltd. for the purposes of Section 164 of the Companies Act, Chapter 50 (“the Act”) and the Wave Life Sciences Ltd. option ledger, particulars of interests of directors who held office at the end of the financial year (including those held by their spouses and infant children) in shares, debentures, warrants and share options of Wave Life Sciences Ltd. or in related corporations (other than wholly-owned subsidiaries) are as follows:

Name of director and corporation in which interests are held	Holdings as of January 1, 2017 or date of appointment, if later	Holdings as of December 31, 2017
Paul B. Bolno
Wave Life Sciences Ltd.
- Ordinary shares	190,856	190,856
- Options to purchase ordinary shares at:
- US$2.48 between March 10, 2015 and March 10, 2025	544,025	544,025
- US$18.79 between June 16, 2016 and June 16, 2026	236,400	236,400
- US$29.05 between January 25, 2017 and January 25, 2027	—	72,500
- Restricted share units	—	36,300

Christian O. Henry
Wave Life Sciences Ltd.
- Options to purchase ordinary shares at:
- US$36.43 between November 10, 2016 and November 10, 2021	18,000	18,000
- US$18.10 between August 10, 2017 and August 10, 2022	—	9,000

Peter Kolchinsky
Wave Life Sciences Ltd.
- Options to purchase ordinary shares at:
- US$36.43 between November 10, 2016 and November 10, 2021	9,000	9,000
- US$18.10 between August 10, 2017 and August 10, 2022	—	9,000

Koji Miura
Wave Life Sciences Ltd.
- Options to purchase ordinary shares at:
- US$36.43 between November 10, 2016 and November 10, 2021	9,000	9,000
- US$18.10 between August 10, 2017 and August 10, 2022	—	9,000

Adrian Rawcliffe
Wave Life Sciences Ltd.
- Options to purchase ordinary shares at:
- US$28.80 between February 1, 2017 and February 1, 2022	—	18,000
- US$18.10 between August 10, 2017 and August 10, 2022	—	9,000

Ken Takanashi
Wave Life Sciences Ltd.
- Options to purchase ordinary shares at:
- US$36.43 between November 10, 2016 and November 10, 2021	9,000	9,000
- US$18.10 between August 10, 2017 and August 10, 2022	—	9,000

4

Wave Life Sciences Ltd. and its Subsidiaries

Directors’ Statements

Year ended December 31, 2017

Name of director and corporation in which interests are held	Holdings as of January 1, 2017 or date of appointment, if later	Holdings as of December 31, 2017
Gregory L. Verdine
Wave Life Sciences Ltd.
- Ordinary shares	150,079	75,039
- Ordinary shares(1)	—	75,040
- Restricted share units(1)	—	500
- Options to purchase ordinary shares at:
- US$2.48 between March 10, 2015 and March 10, 2025	532,803	532,803
- US$2.48 between March 10, 2015 and March 10, 2025(1)	14,699	823
- US$36.43 between November 10, 2016 and November 10, 2021	9,000	9,000
- US$18.10 between August 10, 2017 and August 10, 2022	—	9,000

(1)	These are held by Kasumi Verdine, Gregory L. Verdine’s spouse. The restricted share units and options were granted to Kasumi Verdine as a part of her compensation as an employee of Wave Life Sciences USA, Inc., a subsidiary of Wave Life Sciences Ltd.

Except as disclosed in this statement, no director who held office at the end of the financial year had interests in shares, debentures, warrants or share options of Wave Life Sciences Ltd., or of its related corporations, either at the beginning of the financial year, or date of his/her appointment to this board of directors, if later.

Except as disclosed in Note 7 to the consolidated financial statements, there were no unissued shares of Wave Life Sciences Ltd. or its subsidiaries under options granted by Wave Life Sciences Ltd. or its subsidiaries as of the end of the financial year.

Auditors

KPMG LLP were re-appointed as auditors of Wave Life Sciences Ltd. on August 10, 2017. The auditors, KPMG LLP, have indicated their willingness to accept re-appointment.

On behalf of the board of directors,

/s/ Christian O. Henry
Christian O. Henry
Director

/s/ Paul B. Bolno
Paul B. Bolno, M.D.
Director

5

KPMG LLP 16 Raffles Quay #22-00 Hong Leong Building Singapore 048581	Telephone +65 6213 3388 Fax +65 6225 0984 Internet www.kpmg.com.sg

Independent auditors’ report

Members of the Company

Wave Life Sciences Ltd. and its subsidiaries

Report on the audit of the financial statements

Qualified opinion

We have audited the accompanying consolidated financial statements of Wave Life Sciences Ltd. and its subsidiaries (the “Company”) and the supplementary financial information of Wave Life Sciences Ltd. (the “Parent”), which comprise the balance sheets of the Company and Parent as at December 31, 2017, consolidated statements of operations, consolidated statements of comprehensive loss, consolidated statements of series A preferred shares and shareholders’ equity, and consolidated statements of cash flows of the Company for the year then ended, and notes to the financial statements, including a summary of significant accounting policies, as set out on pages F-1 to F-40 (collectively, the “financial statements”).

In our opinion, except for the effects of the matter described in the “Basis for qualified opinion” section of our report, the consolidated financial statements of the Company and the balance sheet of the Parent are properly drawn up in accordance with the provisions of the Companies Act, Chapter 50 (the “Act”) and accounting principles generally accepted in the United States of America (the use of which is approved by the Accounting and Corporate Regulatory Authority of Singapore) so as to give a true and fair view of the financial position of the Company and of the Parent as at December 31, 2017 and of the financial performance, changes in equity and cash flows of the Company for the year ended on that date.

Basis for qualified opinion

Accounting principles generally accepted in the United States of America require that the investments in subsidiaries be consolidated. For the purposes of the supplementary financial information provided as a part of the Singapore Statutory Financial Statements, the Parent did not consolidate the investments in subsidiaries and reported these investments and the balances with subsidiaries as separate lines in the Parent’s standalone balance sheet. The Parent’s investments in subsidiaries are accounted for by either increasing its initial investment in each subsidiary by that subsidiary’s net income for each financial year or by decreasing its initial investment in each subsidiary by that subsidiary’s net loss for each financial year to the extent of the initial investment of the subsidiary. Our audit opinion on the financial statements for the year ended December 31, 2016 dated June 28, 2017 also included a modification on the same matter.

We conducted our audit in accordance with Singapore Standards on Auditing (“SSAs”). Our responsibilities under those standards are further described in the “Auditors’ responsibilities for the audit of the financial statements” section of our report. We are independent of the Company in accordance with the Accounting and Corporate Regulatory Authority Code of Professional Conduct and Ethics for Public Accountants and Accounting Entities (“ACRA Code”) together with the ethical requirements that are relevant to our audit of the financial statements in Singapore, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the ACRA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified opinion.

6

Wave Life Sciences Ltd. and its Subsidiaries Independent Auditors’ Report Year ended December 31, 2017

Key audit matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. In addition to the matter described in the “Basis for qualified opinion” section, we have determined the matter described below to be the key audit matter to be communicated in our report.

Revenue recognition under the Pfizer Collaboration Agreement Refer to Note 5 Pfizer Collaboration and Share Purchase Agreement and the accounting policy note on revenue recognition

The key audit matter	How the matter was addressed in our audit

In May 2016, the Company entered into a Research, License and Option Agreement (the “Pfizer Collaboration Agreement”) with Pfizer Inc. (“Pfizer”). Under the agreement, the Company and Pfizer agreed to collaborate on up to five Pfizer programs over a four year research term, the target nomination period for Pfizer to identify the five Pzifer programs (“targets”) is eighteen months ended November 5, 2017. Pfizer declared two of the five targets upon initiation of the agreement. In 2016, the Company received a $10.0 million payment as an upfront license fee under the agreement and an additional payment following Pfizer’s nomination of the third target in August 2016.

During 2017, the Pfizer Collaboration Agreement was amended to extend the target nomination period from November 5, 2017 to May 5, 2018. Additionally, a milestone was achieved in November 2017 and the revenue related to this milestone was recognized in full during the year.

Revenue of $3.7 million has been recognized as of December 31, 2017. Amounts received prior to satisfaction of revenue criteria have been recorded as deferred revenue, amounting to $8.3 million as of December 31, 2017.

There is judgement required in assessing the deliverables of the arrangement with Pfizer, whether these deliverables are a separate unit of accounting, determining the allocable consideration to be allocated to each unit of accounting, and period over which revenue is recognized. These areas are a key audit focus.

Our audit procedures include:

•  Assessing the Pfizer Collaboration Agreement in accordance to revenue recognition accounting literature for multi-element arrangements to conclude on the identification of separation unit of accounting, determination of allocation consideration, and the period of recognition.

•  Understanding management’s process to develop the estimated period over which the research and development services are fulfilled and assessed management’s memorandum on performance period change.

•  Reading the amendment to Pfizer Collaboration Agreement to extend the target nomination period to ascertain that the amendment has no impact on the current revenue recognition.

•  Agreed invoices issued to and payments received from Pfizer.

•  Performing management enquiries and reading project minutes to identify program changes impacting the timeline.

•  Re-computing the revenue and deferred revenue.

Findings: We found the assessment of the deliverables in the arrangement, the allocation of consideration to each unit of accounting, and the revenue recognition period to be reasonable.

7

Wave Life Sciences Ltd. and its Subsidiaries Independent Auditors’ Report Year ended December 31, 2017

The above key audit matter applies to both the consolidated financial statements and the supplementary balance sheet.

Other information

Management is responsible for the other information contained in the Singapore Statutory Financial Statements. Other information is defined as all information in the Singapore Statutory Financial Statements other than the financial statements and our auditors’ report thereon. We have obtained all other information prior to the date of this auditors’ report.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and directors for the financial statements

Management is responsible for the preparation of financial statements that give a true and fair view in accordance with the provisions of the Act and accounting principles generally accepted in the United States of America, and for devising and maintaining a system of internal accounting controls sufficient to provide a reasonable assurance that assets are safeguarded against loss from unauthorised use or disposition; and transactions are properly authorised and that they are recorded as necessary to permit the preparation of true and fair financial statements and to maintain accountability of assets.

In preparing the financial statements, management is responsible for evaluating whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued.

The directors’ responsibilities include overseeing the Company’s financial reporting process.

Auditors’ responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with SSAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with SSAs, we exercise professional judgement and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that

8

Wave Life Sciences Ltd. and its Subsidiaries Independent Auditors’ Report Year ended December 31, 2017 is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal controls.

•	Obtain an understanding of internal controls relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the company audit. We remain solely responsible for our audit opinion.

We communicate with the directors regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal controls that we identify during our audit.

We also provide the directors with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with the directors, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report unless the law or regulations preclude public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

9

Wave Life Sciences Ltd. and its Subsidiaries Independent Auditors’ Report Year ended December 31, 2017

Report on other legal and regulatory requirements

In our opinion, the accounting and other records required by the Act to be kept by the Parent have been properly kept in accordance with the provisions of the Act.

The engagement partner on the audit resulting in this independent auditors’ report is Chu Sook Fun.

/s/ KPMG

KPMG LLP

Public Accountants and

Chartered Accountants

Singapore

June 27, 2018

10

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

WAVE LIFE SCIENCES LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$142,503	$150,293
Prepaid expenses and other current assets	7,985	1,483
Deferred tax assets	—	214

Total current assets	150,488	151,990
Long-term assets:
Property and equipment, net	27,334	8,607
Deferred tax assets	—	560
Restricted cash	3,610	3,601
Other assets	411	53

Total long-term assets	31,355	12,821

Total assets	$181,843	$164,811

Liabilities, Series A preferred shares and shareholders’ equity
Current liabilities:
Accounts payable	$7,598	$4,943
Accrued expenses and other current liabilities	8,898	4,434
Current portion of capital lease obligation	16	62
Current portion of deferred rent	60	—
Current portion of deferred revenue	2,705	2,705
Current portion of lease incentive obligation	344	11

Total current liabilities	19,621	12,155
Long-term liabilities:
Capital lease obligation, net of current portion	—	16
Deferred rent, net of current portion	4,214	680
Deferred revenue, net of current portion	5,607	8,311
Lease incentive obligation, net of current portion	3,094	116
Other liabilities	1,619	796

Total long-term liabilities	14,534	9,919

Total liabilities	$34,155	$22,074

Series A preferred shares, no par value; 3,901,348 shares issued and outstanding	$7,874	$7,874

Shareholders’ equity:
Ordinary shares, no par value; 27,829,079 and 23,502,169 shares issued and outstanding at December 31, 2017 and 2016, respectively	310,038	215,602
Additional paid-in capital	22,172	10,029
Accumulated other comprehensive income (loss)	116	(291)
Accumulated deficit	(192,512)	(90,477)

Total shareholders’ equity	139,814	134,863

Total liabilities, Series A preferred shares and shareholders’ equity	$181,843	$164,811

The accompanying notes are an integral part of the consolidated financial statements.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

WAVE LIFE SCIENCES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	For the Year Ended December 31,
	2017	2016	2015
Revenue	$3,704	$1,485	$152

Operating expenses:
Research and development	79,309	40,818	9,057
General and administrative	26,975	15,994	10,393

Total operating expenses	106,284	56,812	19,450

Loss from operations	(102,580)	(55,327)	(19,298)
Other income (expense), net:
Dividend income	1,578	255	—
Interest income (expense), net	6	337	86
Other income (expense), net	(331)	(50)	56

Total other income (expense), net	1,253	542	142

Loss before income taxes	(101,327)	(54,785)	(19,156)
Income tax provision	(708)	(616)	(44)

Net loss	$(102,035)	$(55,401)	$(19,200)

Net loss per share attributable to ordinary shareholders—basic and diluted	$(3.85)	$(2.43)	$(1.83)

Weighted-average ordinary shares used in computing net loss per share attributable to ordinary shareholders—basic and diluted	26,513,382	22,800,628	10,501,455

The accompanying notes are an integral part of the consolidated financial statements.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

WAVE LIFE SCIENCES LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	For the Year Ended December 31,
	2017	2016	2015
Net loss	$(102,035)	$(55,401)	$(19,200)
Other comprehensive loss:
Foreign currency translation	407	(332)	(15)

Comprehensive loss	$(101,628)	$(55,733)	$(19,215)

The accompanying notes are an integral part of the consolidated financial statements.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

WAVE LIFE SCIENCES LTD.

CONSOLIDATED STATEMENTS OF SERIES A PREFERRED SHARES AND SHAREHOLDERS’ EQUITY

(In thousands, except share amounts)

	Series A Preferred Shares		Series B Preferred Shares		Series A Preferred Shares		Ordinary Shares		Additional Paid-In- Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2014	—	$—	—	$—	3,901,348	$7,874	4,263,472	$9,973	$—	$56	$(15,876)	$2,027
Issuance of ordinary shares, net of issuance costs of $169	—	—	—	—	—	—	4,769,077	11,631	—	—	—	11,631
Share-based compensation	—	—	—	—	—	—	190,856	842	3,182	—	—	4,024
Issuance of Series B preferred, net of issuance costs of $3,468	—	—	5,334,892	62,532	—	—	—	—	—	—	—	—
Reclassification of Series A preferred shares	3,901,348	7,874	—	—	(3,901,348)	(7,874)	—	—	—	—	—	(7,874)
Issuance of ordinary shares upon initial public offering, net of issuance costs of $3,702	—	—	—	—	—	—	6,993,126	100,366	—	—	—	100,366
Conversion of Series B preferred shares into ordinary shares upon initial public offering	—	—	(5,334,892)	(62,532)	—	—	5,334,892	62,532	—	—	—	62,532
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(15)	—	(15)
Net loss	—	—	—	—	—	—	—	—	—	—	(19,200)	(19,200)

Balance at December 31, 2015	3,901,348	$7,874	—	$—	—	$—	21,551,423	$185,344	$3,182	$41	$(35,076)	$153,491

Issuance of ordinary shares	—	—	—	—	—	—	1,875,000	30,000	—	—	—	30,000
Share-based compensation	—	—	—	—	—	—	—	—	6,847	—	—	6,847
Option exercises	—	—	—	—	—	—	75,746	258	—	—	—	258
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(332)	—	(332)
Net loss	—	—	—	—	—	—	—	—	—	—	(55,401)	(55,401)

Balance at December 31, 2016	3,901,348	$7,874	—	$—	—	$—	23,502,169	$215,602	$10,029	$(291)	$(90,477)	$134,863

Issuance of ordinary shares, net of issuance costs of $491	—	—	—	—	—	—	4,166,667	93,509	—	—	—	93,509
Share-based compensation	—	—	—	—	—	—	—	—	12,143	—	—	12,143
Vesting of RSUs	—	—	—	—	—	—	22,750	—	—	—	—	—
Option exercises	—	—	—	—	—	—	137,493	927	—	—	—	927
Other comprehensive loss	—	—	—	—	—	—	—	—	—	407	—	407
Net loss	—	—	—	—	—	—	—	—	—	—	(102,035)	(102,035)

Balance at December 31, 2017	3,901,348	$7,874	—	$—	—	$—	27,829,079	$310,038	$22,172	$116	$(192,512)	$139,814

The accompanying notes are an integral part of the consolidated financial statements.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

WAVE LIFE SCIENCES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2017	2016	2015
Cash flows from operating activities
Net loss	$(102,035)	$(55,401)	$(19,200)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Amortization of lease incentive obligation	(208)	—	—
Depreciation and amortization	2,155	784	594
Share-based compensation expense	12,143	6,847	4,024
Deferred rent	3,594	565	88
Loss on disposal of property and equipment	205	—	—
Deferred income taxes	774	(564)	36
Tax benefit related to share-based compensation	—	(310)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(6,502)	(1,337)	130
Other non-current assets	(358)	—	—
Accounts payable	3,892	3,369	1,648
Accrued expenses and other current liabilities	4,550	2,296	267
Deferred revenue	(2,704)	11,015	(152)
Other non-current liabilities	823	864	38

Net cash used in operating activities	(83,671)	(31,872)	(12,527)

Cash flows from investing activities
Increase in restricted cash	(9)	(2,599)	(1,055)
Proceeds from government grant reimbursements for property and equipment	—	—	3
Proceeds from the sale of property and equipment	—	4	—
Purchases of property and equipment	(18,887)	(5,567)	(1,857)

Net cash used in investing activities	(18,896)	(8,162)	(2,909)

Cash flows from financing activities
Proceeds from initial public offering, net of offering costs and underwriter commissions	—	—	101,444
Costs associated with initial public offering		(1,075)	—
Proceeds from issuance of ordinary shares, net of offering costs	93,509	30,000	11,631
Proceeds from issuance of Series B preferred shares, net of offering costs	—	—	62,532
Proceeds from government grant	—	—	112
Payments on capital lease obligation	(62)	(62)	(126)
Proceeds from the exercise of share options	927	258	—

Net cash provided by financing activities	94,374	29,121	175,593

Effect of foreign exchange rates on cash	403	(14)	15

Net increase (decrease) in cash and cash equivalents	(7,790)	(10,927)	160,172
Cash and cash equivalents at beginning of period	150,293	161,220	1,048

Cash and cash equivalents at end of period	$142,503	$150,293	$161,220

Supplemental disclosure of cash flow information:
Deferred offering costs in accounts payable and accrued expenses at period end	$—	$—	$1,075

Cash paid for interest	$37	$29	$—

Cash paid for taxes, net of refunds	$(11)	$554	$—

Equipment acquired for capital lease obligation	$—	$—	$268

Property and equipment purchases in accounts payable and accrued expenses at period end	$339	$1,653	$306

Tenant improvements paid for by the landlord during the period	$2,774	$128	$—

Tenant improvements to be reimbursed by the landlord	$745	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

Wave Life Sciences Ltd.

Notes to Consolidated Financial Statements

1. THE COMPANY

Organization

Wave Life Sciences Ltd. (together with its subsidiaries, “Wave” or the “Company”) is a biotechnology company with an innovative and proprietary synthetic chemistry drug development platform that the Company is using to rationally design, develop and commercialize a broad pipeline of first-in-class or best-in-class nucleic acid therapeutic candidates for genetically defined diseases. Nucleic acid therapeutics are a growing and innovative class of drugs that have the potential to address diseases that have historically been difficult to treat with small molecule drugs or biologics. Nucleic acid therapeutics, or oligonucleotides, are comprised of a sequence of nucleotides that are linked together by a backbone of chemical bonds. The Company is initially developing oligonucleotides that target genetic defects to either reduce the expression of disease-promoting proteins or transform the production of dysfunctional mutant proteins into the production of functional proteins.

The Company was incorporated in Singapore on July 23, 2012 and has its principal U.S. office in Cambridge, Massachusetts. The Company was incorporated with the purpose of combining two commonly held companies, Wave Life Sciences USA, Inc. (“Wave USA”), a Delaware corporation (formerly Ontorii, Inc.), and Wave Life Sciences Japan, Inc. (“Wave Japan”), a company organized under the laws of Japan (formerly Chiralgen., Ltd.), which occurred on September 13, 2012. On May 31, 2016, Wave Life Sciences Ireland Limited (“Wave Ireland”) was formed as a wholly-owned subsidiary of Wave Life Sciences Ltd. On April 3, 2017, Wave Life Sciences UK Limited (“Wave UK”) was formed as a wholly-owned subsidiary of Wave Life Sciences Ltd.

The Company’s primary activities since inception have been developing an innovative and proprietary synthetic chemistry drug development platform to design, develop and commercialize nucleic acid therapeutic programs, advancing the Company’s neurology franchise, expanding the Company’s research and development activities into additional therapeutic areas including ophthalmology and hepatic, advancing programs into the clinic, furthering clinical development of such clinical-stage programs, building the Company’s intellectual property, recruiting personnel and assuring adequate capital to support these activities.

Risks and Uncertainties

The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, new technological innovations, protection of proprietary technology, developing internal manufacturing capabilities, dependence on key personnel, compliance with government regulations and the need to obtain additional financing. The Company’s therapeutic programs will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercialization of any product candidates. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance-reporting capabilities. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from product sales. The Company operates in an environment of rapid change in technology and substantial competition from pharmaceutical and biotechnology companies. In addition, the Company is dependent upon the services of its employees and consultants.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

The Company has never been profitable, and since its inception has incurred recurring operating losses. The Company expects to incur significant expenses and increasing operating losses for the foreseeable future. To date, the Company has primarily funded its operations through private placements of debt and equity securities, public offerings of its ordinary shares and collaborations with third parties. As of December 31, 2017, the Company has received an aggregate of approximately $323.2 million in net proceeds from these transactions. The Company received $89.3 million in net proceeds from private placements of its debt and equity securities, $100.4 million in net proceeds ($111.9 million gross proceeds) from its initial public offering, inclusive of the over-allotment exercise, $40.0 million under the Pfizer Agreements, including $10.0 million as an upfront payment under the Pfizer Collaboration Agreement and $30.0 million in the form of an equity investment, and $93.5 million in net proceeds ($100.0 million gross proceeds) from its April 2017 follow-on underwritten public offering.

Basis of Presentation

The Company has prepared the accompanying consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and in U.S. dollars.

2. SIGNIFICANT ACCOUNTING POLICIES

Cash Equivalents

The Company considers all highly liquid securities with original final maturities of three months or less from the date of purchase to be cash equivalents. Cash equivalents are comprised of funds in money market accounts.

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in these consolidated financial statements include the valuation of the Company’s Series A preferred shares on conversion of the related party notes payable, the valuation of the Company’s ordinary shares prior to the initial public offering in November 2015, the assumptions used to determine the fair value of share-based awards, the period over which revenue is recognized under the Pfizer Collaboration Agreement (as defined in Note 5), the evaluation of progress to completion of external research and development costs which can result in prepaid or accrued expenses related to the Company’s contract research organizations and contract manufacturing organizations and the valuation allowance required for the Company’s deferred tax assets and determining uncertain tax positions and the related liabilities. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Actual results could differ from the Company’s estimates.

Segment Data

The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Company’s singular focus is on developing its proprietary synthetic chemistry platform to develop and commercialize a broad pipeline of nucleic acid-based therapeutics.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

Foreign Currency Translation

The functional currency is the U.S. dollar for all of the Company’s entities aside from Wave Japan, which has the Japanese Yen as its functional currency. Assets and liabilities of Wave Japan are translated at period end exchange rates while revenues and expenses are translated at average exchange rates for the period. Prior to 2017, Wave Japan had intercompany loans payable to Wave that were not expected to be settled in the foreseeable future which were therefore translated at the historical rate for the date of each capital transaction. In 2017, Wave Japan repaid the intercompany loans which resulted in a foreign exchange loss which is included in the consolidated statements of operations within other income (expense), net. Net unrealized gains and losses from foreign currency translation are reflected as accumulated other comprehensive (loss) income within Series A preferred shares and shareholders’ equity and consolidated statements of comprehensive loss. Gains and losses on foreign currency transactions are included in the consolidated statements of operations within other income (expenses), net.

Fair Value of Financial Instruments

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. The fair value hierarchy is a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instrument based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the financial instrument and are developed based on the information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments and is not a measure of the investment credit quality. The hierarchy defines three levels of valuation inputs:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date of identical, unrestricted assets.

Level 2—Quoted prices for similar assets, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data. Level 2 includes investments valued at quoted prices adjusted for legal or contractual restrictions specific to the security.

Level 3—Pricing inputs are unobservable for the asset, that is, inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset. Level 3 includes private investments that are supported by little or no market activity.

Cash and cash equivalents are Level 1 assets which are comprised of funds held in readily available checking and money market accounts. Cash and cash equivalents were recorded at fair value as of December 31, 2017 and 2016, totaling $142.5 million and $150.3 million, respectively. The carrying amounts of accounts receivable, accounts payable and accrued expenses approximate their fair values due to their short-term maturities.

Concentration of Credit Risk

Cash and cash equivalents are financial instruments that potentially subject the Company to concentration of credit risk. The Company uses several financial institutions to maintain its cash and cash equivalents, all of which are high quality, accredited financial institutions and, accordingly, such funds are subject to minimal credit risk. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held. The Company has no financial instruments with off-balance sheet risk of loss.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

Restricted Cash

Restricted cash consists primarily of cash placed in separate restricted bank accounts as required under the terms of the Company’s lease agreements for its Cambridge, Massachusetts and Lexington, Massachusetts facilities (refer to Note 8). As of December 31, 2017 and 2016, the Company had $3.6 million of restricted cash, of which $2.6 million related to the Lexington facility and the remaining $1.0 million related to the Cambridge facility.

Property and Equipment

Property and equipment, which consists of furniture and equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the following estimated useful lives of the assets:

Equipment, Furniture and Software	3-7 years
Leasehold Improvements	Shorter of life of lease or useful life

Depreciation and amortization begins at the time the asset is placed in service. Maintenance and repairs are charged to operations as incurred. Upon retirement or sale, the cost of the disposed asset and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statements of operations.

Impairment of Long-Lived Assets

Long-lived assets consist of property and equipment. Long-lived assets are reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. Certain factors may exist or events may occur that indicate that impairment exists including, but not limited to, the following: significant underperformance relative to historical or projected future operating results; significant changes in the manner of use of the underlying assets; and significant adverse industry or market economic trends.

When performing the impairment assessment for long-lived assets, the Company compares the carrying value of such assets to the estimated undiscounted future net cash flows expected from the use of the assets and their eventual disposition. In the event that the carrying value of the assets is determined to be unrecoverable, the Company would estimate the fair value of the assets and record an impairment charge for the excess of the carrying value over the fair value.

Through December 31, 2017, the Company has not recognized any impairment charges.

Revenue Recognition

As of December 31, 2017, the Company’s only significant source of revenue is derived from the Pfizer Collaboration Agreement (as defined in Note 5), pursuant to which the Company and Pfizer (as defined in Note 5) have agreed to collaborate on the discovery, development and commercialization of stereopure oligonucleotide therapeutics for the Pfizer Programs (as defined in Note 5), each directed at a genetically-defined hepatic target selected by Pfizer. The Company entered into the Pfizer Collaboration Agreement in May 2016.

The Company presents revenue from the Pfizer Collaboration Agreement under Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 808, Collaborative Arrangements (“ASC

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

808”). In addition, the Company recognizes revenue in accordance with ASC Topic 605, Revenue Recognition (“ASC 605”). Accordingly, revenue is recognized for each unit of accounting when all of the following criteria are met:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the seller’s price to the buyer is fixed or determinable; and

•	collectability is reasonably assured.

Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date are classified as current portion of deferred revenue in the accompanying consolidated balance sheets. Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date are classified as deferred revenue, net of current portion.

Pursuant to the accounting guidance in ASC 605-25, the Company evaluates multiple-element arrangements to determine (1) the deliverables included in the arrangement and (2) whether the individual deliverables represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. This evaluation involves subjective determinations and requires the Company to make judgments about the individual deliverables and whether such deliverables are separable from the other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that the delivered item has value to the customer on a standalone basis and, if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the Company’s control. In assessing whether an item has standalone value, the Company considers factors such as the research, development, manufacturing and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. In addition, the Company considers whether the collaboration partner can use a deliverable for its intended purpose without the receipt of the remaining deliverable, whether the value of the deliverable is dependent on the undelivered item and whether there are other vendors that can provide the undelivered items.

Under the Pfizer Collaboration Agreement, the Company and Pfizer agreed to collaborate on the discovery, development and commercialization of up to five Pfizer Programs, two of the five targets were declared upon initiation of the agreement in May 2016. The Pfizer Collaboration Agreement provides Pfizer with certain options to nominate up to three remaining programs and the Company is required to consider whether such options are substantive. Options are considered substantive if, at the inception of the arrangement, the Company is at risk as to whether the collaboration partner will choose to exercise the option. Factors that the Company considers in evaluating whether an option is substantive include whether the optional elements are essential to the functionality of other programs nominated, whether economic factors compel Pfizer to purchase the optional elements, the cost to exercise the option, the overall objective of the arrangement and, the benefit Pfizer might obtain from the arrangement without exercising the option. In August 2016, Pfizer nominated the third hepatic target under the Collaboration and pursuant to the terms of the Pfizer Collaboration Agreement, Pfizer had the option to nominate two additional targets by November 5, 2017. On November 5, 2017, the Company amended its Pfizer Collaboration Agreement to extend the target nomination period from November 5, 2017 to May 5, 2018. This amendment provides Pfizer with an additional six months to nominate the two remaining hepatic targets under the Pfizer Collaboration Agreement.

When an option is considered substantive and there is no significant incremental discount, the option is not considered a deliverable in the arrangement and no consideration is allocated to it. Conversely, when an option is

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

not considered substantive or it is considered substantive but is priced at an incremental discount, it is analyzed to determine if it should be combined with other deliverables in the arrangement. Options that are substantive and priced at a significant and incremental discount are further assessed to determine whether a portion of the upfront payment should be allocated to the option and other deliverables in the arrangement.

At the inception of an arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (1) the consideration is commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from its performance to achieve the milestone, (2) the consideration relates solely to past performance and (3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone and the level of effort and investment required to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. Revenue from substantive milestones will be recognized in its entirety upon successful accomplishment of the milestone.

Aside from the program nomination payments, which relate to the options described above, the remaining milestone payments required under the Pfizer Collaboration Agreement are contingent upon the Company’s performance under the Pfizer Collaboration Agreement, including in certain instances, regulatory approval. The Company views these milestones as substantive and has excluded the amounts as allocable consideration at the outset of the arrangement. All commercial milestones will be accounted for in the same manner as royalties and recorded as revenue upon achievement of the milestone, assuming all other revenue recognition criteria are met.

The Company recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 605 are satisfied for that particular unit of accounting. In the event that a deliverable does not represent a separate unit of accounting, the Company recognizes revenue from the combined unit of accounting over the Company’s contractual or estimated performance period for the undelivered elements, which is typically the term of the Company’s research and development obligations. If there is no discernible pattern of performance or objectively measurable performance measures do not exist, then the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Conversely, if the pattern of performance in which the service is provided to the customer can be determined and objectively measurable performance measures exist, then the Company recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable, as of the period ending date.

The Company has concluded that the deliverables under the Pfizer Collaboration Agreement relate primarily to the research and development required by the Company for each of the programs nominated by Pfizer. The remaining deliverables, including sample supplies provided by each party to fulfill its obligation as a licensee, participation on a joint steering committee to oversee the research and development activities, and regulatory responsibilities related to filings and obtaining approvals related to the products that may result from each program do not represent separate units of accounting based on their dependence on the research and development efforts.

Because there is no discernible pattern of performance given the nature of the research and development efforts, the Company recognizes the allocated revenue for each deliverable under the Pfizer Collaboration Agreement on

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

a straight-line basis over the period the Company is expected to complete its performance obligations for each deliverable, or unit of accounting. For the first two Pfizer Programs, this period is expected to be from the initiation date of the Pfizer Collaboration Agreement, which was May 5, 2016, and for the other Pfizer Programs, the period is expected to be from the date that work commences on those programs through the earlier of (a) the termination of the research and development performance obligations under the Pfizer Collaboration Agreement, which is May 5, 2020 (the “Research Term”), or (b) the estimated date the Company expects to meet its research and development performance obligations under the Pfizer Collaboration Agreement. Given the uncertainty as to when the research and development performance obligations will be completed, the Company has used the Research Term for purposes of applying the straight-line method for revenue recognition for the year ended December 31, 2017.

Product Revenue

The Company has had no product revenue to date.

Net Loss per Share

Basic net loss per share is computed using the weighted-average number of ordinary shares outstanding during the period. Diluted net loss per share is computed using the sum of the weighted-average number of ordinary shares outstanding during the period and, if dilutive, the weighted-average number of potential ordinary shares, including the assumed exercise of share options.

The Company applies the two-class method to calculate its basic and diluted net loss per share attributable to ordinary shareholders, as its Series A preferred shares are participating securities. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to ordinary shareholders. However, for the periods presented, the two-class method does not impact the net loss per ordinary share as the Company was in a net loss position for each of the periods presented and holders of Series A preferred shares do not participate in losses.

The Company’s Series A preferred shares contractually entitle the holders of such shares to participate in dividends but do not contractually require the holders of such shares to participate in losses of the Company. Accordingly, for periods in which the Company reports a net loss attributable to ordinary shareholders, diluted net loss per share attributable to ordinary shareholders is the same as basic net loss per share attributable to ordinary shareholders, since dilutive ordinary shares are not assumed to have been issued if their effect is anti-dilutive.

License Agreements and Patent Costs

Costs associated with licenses of technology and patent costs are expensed as incurred and are generally included in research and development expense in the consolidated statements of operations.

Share-Based Compensation

The Company measures and recognizes share-based compensation expense, for both employee and director option awards, based on the grant date fair value of the awards. The Company calculates the fair value of restricted share unit awards based on the grant date fair value of the underlying ordinary shares. The Company recognizes share-based compensation expense on a straight-line basis over the requisite service period of the awards, which is generally the vesting period.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

The Company determines the fair value of share-based awards granted to non-employees as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. All issuances of equity instruments issued to non-employees as consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued. These awards are recorded in expense and additional paid-in capital in shareholders’ equity over the applicable service periods based on the fair value of the options at the end of each period. The Company accounts for the expense from share-based awards to non-employees by re-measuring the awards at fair value over the vesting period.

The Company classifies share-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipients’ service payments are classified.

Prior to the Company’s initial public offering (“IPO”) in November 2015, the fair value of the ordinary shares underlying its share-based awards was estimated on each grant date by the board of directors. The board of directors determined the estimated per share fair value of the Company’s ordinary shares at various dates considering contemporaneous and retrospective valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation (“the Practice Aid”). After the closing of the Company’s IPO, the fair value of the ordinary shares underlying the Company’s share-based awards is based on the closing price of the Company’s ordinary shares as reported by the Nasdaq Global Market on the date of grant.

The fair value of each share option grant was determined using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment and estimation by management.

•	Fair Value of Ordinary Shares. As discussed above, prior to the Company’s IPO, the fair value of the Company’s ordinary shares underlying the Company’s share options was historically determined by the board of directors. Because prior to the Company’s IPO, there was no public market for the Company’s ordinary shares, the board of directors determined the fair value of the Company’s ordinary shares at the time of grant of the option by considering a number of objective and subjective factors, including valuations of comparable companies, sales of its shares to unrelated third parties, operating and financial performance and general and industry specific economic outlook. Following the completion of the Company’s IPO, the fair value of the ordinary shares underlying the Company’s share-based awards is based on the closing price of the Company’s ordinary shares as reported by the Nasdaq Global Market on the date of grant.

•	Expected Term. The expected term of share options represents the weighted-average period that the share options are expected to remain outstanding. The Company estimated the expected term using the simplified method, which is an average of the contractual term of the option and the vesting period.

•	Expected Volatility. Since there is limited historical data for the Company’s ordinary shares and limited company-specific historical volatility, it has determined the share price volatility for options granted based on an analysis of the volatility used by a peer group of publicly traded companies. In evaluating similarity, the Company considers factors such as industry, stage of life cycle and size.

•	Risk-free Interest Rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for zero-coupon U.S. Treasury notes with remaining terms similar to the expected term of the options.

•	Dividend Rate. The expected dividend was assumed to be zero as the Company has never paid dividends and has no current plans to do so.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements, but have not been reflected in taxable income. A valuation allowance is established to reduce deferred tax assets to their estimated realizable value. Therefore, the Company provides a valuation allowance to the extent that it is more likely than not that all or a portion of the deferred tax assets will not be realized in the future.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

The Company recognizes interest and penalties related to uncertain tax positions in the income tax provision on the consolidated statements of operations.

The Company has certain service arrangements in place between its U.S., Japan, UK and Singapore entities, which include transfer pricing assumptions. The determination of the appropriate level of transfer pricing requires judgment based on transfer pricing analyses of comparable companies. The Company monitors the nature of its service arrangements for changes in its operations as well as economic conditions. The Company also periodically reviews the transfer pricing analyses for changes in the composition in the pool of comparable companies as well the related ongoing results of the comparable companies.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which supersedes the revenue recognition requirements in ASC 605-25, Multiple-Element Arrangements and most industry-specific guidance. In addition, the FASB recently issued ASUs 2016-10 and 2016-12, which provide clarifying amendments to ASU 2014-09. ASU 2014-09 and its related amendments will be effective for the Company for interim and annual periods beginning after December 15, 2017. The new standard requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The update also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. Companies have the option of applying this new guidance retrospectively to each prior reporting period presented (the full retrospective method) or retrospectively with the cumulative effect of initially applying this update recognized at the date of initial application (the modified retrospective method). The Company will adopt the new standard effective January 1, 2018 under the full retrospective method.

Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASC 606 also impacts certain other areas, such as the accounting for costs to obtain or fulfill a contract. The standard also requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The Company is assessing but has not yet completed its assessment of the impact of the adoption of this standard on its consolidated financial statements. Therefore, the Company does not know and cannot reasonably estimate the impact that adoption of ASC 606 is expected to have on the consolidated financial statements. Currently, the Company anticipates a potential impact on the revenue recognition method used to recognize revenue for the identified performance obligations under the Pfizer Collaboration Agreement as well as the recognition of milestone revenue prior to achievement. The expected impact is further described below. Estimated impacts from the adoption of this standard could differ upon the final adoption and implementation of the standard.

With respect to the Pfizer Collaboration Agreement, the Company currently expects the five performance obligations identified under the provisions of ASC 606 will be consistent with the five units of accounting identified under the provisions of ASC 605. However, as previously described, it currently expects that the timing and pattern of revenue recognition under step (v) above will differ from the pattern of revenue recognition under ASC 605. Under ASC 606, the revenues will be recognized over time. As of December 31, 2017, the Company had recognized $5.2 million of revenue under the Pfizer Collaboration Agreement. Deferred revenue related to the Pfizer Collaboration Agreement amounted to $8.3 million as of December 31, 2017, of which $2.7 million is included in current liabilities. The Company expects a change in the timing and pattern of revenue recognition upon adoption of ASC 606 to impact the Company’s revenue, deferred revenue and net loss.

The Company expects the accounting for contingent milestone payments under its collaboration agreements to change under ASC 606. ASC 606 does not contain guidance specific to milestone payments, thereby requiring contingent milestone payments to be considered in accordance with the overall model of ASC 606. Revenue from contingent milestone payments may be recognized earlier under ASC 606 than under ASC 605, based on an assessment of the probability of achievement of the milestone event and the likelihood of a significant reversal of such milestone revenue at each reporting date. This assessment may result in the recognition of revenue related to a contingent milestone payment before the milestone event has been achieved.

ASC 606 requires more robust disclosures than required by previous guidance, including disclosures related to disaggregation of revenue into appropriate categories, performance obligations, the judgments made in revenue recognition determinations, adjustments to revenue which relate to activities from previous quarters or years, any significant reversals of revenue, and costs to obtain or fulfill contracts.

In connection with the adoption of these standards, the Company is implementing several new internal controls, including controls to monitor the probability of achievement of contingent milestone payments and the timing and pattern of performance of the performance obligation.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (“ASU 2016-02”), which requires a lessee to recognize assets and liabilities on the balance sheet for operating leases and changes many key definitions, including the definition of a lease. The update includes a short-term lease exception for leases with a term of 12 months or less, in which a lessee can make an accounting policy election not to recognize lease assets and lease liabilities. Lessees will continue to differentiate between finance leases (previously referred to as capital leases) and operating leases, using classification criteria that are substantially similar to the previous

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

guidance. For lessees, the recognition, measurement, and presentation of expenses and cash flows arising from a lease have not significantly changed from previous U.S. GAAP. Lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply as well as transition guidance specific to nonstandard leasing transactions. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company is currently evaluating the potential impact that the adoption of ASU 2016-02 may have on its consolidated financial statements.

In October 2016, the FASB issued Accounting Standards Update No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory (“ASU 2016-16”), which requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs, even though the pre-tax effects of that transaction are eliminated in consolidation. The amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. These amendments should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings at the beginning of the period adopted. The Company will adopt ASU 2016-16 in the first quarter of 2018 and the Company estimates that there will be a cumulative-effect increase of approximately $0.4 million to the Company’s accumulated deficit.

In November 2016, the FASB issued Accounting Standards Update No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). The ASU requires an entity to explain the changes in the total of cash, cash equivalents, restricted cash, and restricted cash equivalents on the statement of cash flows and to provide a reconciliation of the totals in that statement to the related captions in the balance sheet when the cash, cash equivalents, restricted cash, and restricted cash equivalents are presented in more than one line item on the balance sheet. This ASU is effective for annual and interim periods beginning after December 15, 2017, and is required to be adopted using a retrospective approach, with early adoption permitted. The Company is currently evaluating the potential impact that the adoption of ASU 2016-18 may have on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

Recently Adopted Accounting Pronouncements

In November 2015, the FASB issued Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which requires entities to present deferred tax assets and liabilities, along with any related valuation allowance, as noncurrent on the balance sheet. The new standard is effective for annual and interim periods beginning after December 15, 2016. During the three months ended March 31, 2017, the Company elected to adopt ASU 2015-17 on a prospective basis. The adoption of this standard resulted in the reclassification of short-term deferred tax assets to long-term deferred tax assets.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

3. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following

	December 31,
	2017	2016
	(in thousands)
Furniture and equipment	$13,626	$7,231
Software	108	43
Leasehold improvements	16,029	1,964
Fixed assets in progress	1,988	1,863

Total	31,751	11,101
Less accumulated depreciation and amortization	(4,417)	(2,494)

Property and equipment, net	$27,334	$8,607

Leasehold improvements made during the years ended December 31, 2017 and 2016 consisted of costs related to the Company’s leased facilities in Cambridge, Massachusetts and Lexington, Massachusetts.

Depreciation and amortization expense was $2.2 million, $0.8 million and $0.6 million for the years ended December 31, 2017, 2016 and 2015, respectively.

4. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2017	2016
	(in thousands)
Accrued compensation	$5,428	$2,480
Accrued professional fees	3,281	417
Accrued vacation	33	589
Other current liabilities	156	948

Total accrued expenses and other current liabilities	$8,898	$4,434

5. PFIZER COLLABORATION AND SHARE PURCHASE AGREEMENT

On May 5, 2016, the Company entered into a Research, License and Option Agreement (the “Pfizer Collaboration Agreement”) with Pfizer Inc. (“Pfizer”). Pursuant to the terms of the Pfizer Collaboration Agreement, the Company and Pfizer agreed to collaborate on the discovery, development and commercialization of stereopure oligonucleotide therapeutics for up to five programs (the “Pfizer Programs”), each directed at a genetically-defined hepatic target selected by Pfizer (the “Pfizer Collaboration”). The Company received $10.0 million as an upfront license fee under the Pfizer Collaboration Agreement. Subject to option exercises by Pfizer, the Company may earn potential research, development and commercial milestone payments, plus royalties, tiered up to low double-digits, on sales of any products that may result from the Pfizer Collaboration. None of the payments under the Pfizer Collaboration Agreement are refundable.

Simultaneously with the entry into the Pfizer Collaboration Agreement, the Company entered into a Share Purchase Agreement (the “Pfizer Equity Agreement,” and together with the Pfizer Collaboration Agreement, the

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

“Pfizer Agreements”) with C.P. Pharmaceuticals International C.V., an affiliate of Pfizer (the “Pfizer Affiliate”). Pursuant to the terms of the Pfizer Equity Agreement, the Pfizer Affiliate purchased 1,875,000 of the Company’s ordinary shares (the “Shares”) at a purchase price of $16.00 per share, for an aggregate purchase price of $30.0 million. The Company did not incur any material costs in connection with the issuance of the Shares.

Under the Pfizer Collaboration Agreement, the parties agreed to collaborate during the four-year Research Term. During the Research Term, the Company is responsible to use its commercially reasonable efforts to advance up to five programs through to the selection of clinical candidates. At that stage, Pfizer may elect to license any of these Pfizer Programs exclusively and to have exclusive rights to undertake the clinical development of the resulting clinical candidates into products and the potential commercialization of any such products thereafter. In addition, the Company receives a non-exclusive, royalty-bearing sublicenseable license to use Pfizer’s hepatic targeting technology in any of the Company’s own hepatic programs that are outside the scope of the Pfizer Collaboration (the “Wave Programs”). If the Company uses this technology on the Wave Programs, Pfizer is eligible to receive potential development and commercial milestone payments from the Company. Pfizer is also eligible to receive tiered royalties on sales of any products that include Pfizer’s hepatic targeting technology.

Pfizer nominated two hepatic targets upon entry into the Pfizer Collaboration in May 2016. In August 2016, Pfizer nominated the third hepatic target under the Pfizer Collaboration for which the Company received a $2.5 million milestone payment in 2016. On November 5, 2017, the Company amended its Pfizer Collaboration Agreement to extend the target nomination period from November 5, 2017 to May 5, 2018. This amendment provides Pfizer with an additional six months to nominate the two remaining hepatic targets under the Pfizer Collaboration Agreement.

The Company has determined that the options held by Pfizer under the Pfizer Collaboration Agreement are substantive and priced at a significant incremental discount. Accordingly, $3.0 million of the upfront payment was allocated to the options to nominate the three remaining targets upon inception. The amount allocated to the three options will be recognized as the research and development services are provided commencing from the date that Pfizer exercises each respective option, or immediately as each option expires unexercised. The portion of the upfront payment allocated to the initial two targets was $7.0 million and will be recognized as the research and development services are provided from the inception of the arrangement. Subsequently, in 2016, Pfizer exercised its option to nominate a third program. The Company will recognize $3.5 million of revenue (which is comprised of $1.0 million allocated to the option at inception of the arrangement and $2.5 million paid by Pfizer at the time of exercising the option) as the research and development services are provided. In November 2017, the Company achieved a milestone under the Pfizer Collaboration Agreement, the revenue related to this milestone was recognized in full during the year ended December 31, 2017.

The Pfizer Collaboration is managed by a joint steering committee in which both parties are represented equally, which will oversee the scientific progression of each Pfizer Program up to the clinical candidate stage. During the four-year Research Term and for a period of two years thereafter, the Company has agreed to work exclusively with Pfizer with respect to using any of the Company’s stereopure oligonucleotide technology that is specific for the applicable hepatic target which is the basis of any Pfizer Program.

The stated term of the Pfizer Collaboration Agreement commenced on May 5, 2016 and terminates on the date of the last to expire payment obligation with respect to each Pfizer Program and with respect to each Wave Program, expires on a program-by-program basis accordingly. Pfizer may terminate its rights related to a Pfizer Program under the Pfizer Collaboration Agreement at its own convenience upon 90 days’ notice to the Company. The Company may also terminate its rights related to a Wave Program at its own convenience upon 90 days’ notice to Pfizer. The Pfizer Collaboration Agreement may also be terminated by either party in the event of an uncured material breach of the Pfizer Collaboration Agreement by the other party.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

During the year ended December 31, 2017, the Company recognized revenue of $3.7 million under the Pfizer Collaboration Agreement. Deferred revenue amounted to $8.3 million as of December 31, 2017, of which $2.7 million is included in current liabilities.

6. SHARE CAPITAL

Ordinary Shares

The following represents the historical ordinary share transactions of the Company from December 31, 2013 through December 31, 2017:

•	In February 2014, the Company issued 2,263,291 ordinary shares to a third-party investor at $2.47 per share for net proceeds of $5.6 million. In connection with this financing, holders of $9.6 million of related party notes payable agreed to convert such notes into 2,365,139 Series A preferred shares and 1,515,596 ordinary shares.

•	In January 2015, the Company issued 4,769,077 ordinary shares to a third-party investor and an existing investor at $2.47 per share for net proceeds of $11.6 million.

•	In March 2015, the Company granted 190,856 fully-vested ordinary shares to an executive of the Company.

•	In November 2015, the Company completed an initial public offering of its ordinary shares, in which the Company issued and sold 6,375,000 ordinary shares at a price to the public of $16.00 per share. In December 2015, the Company issued an additional 618,126 ordinary shares at a price of $16.00 per share pursuant to a partial exercise of the underwriters’ over-allotment option. The aggregate net proceeds to the Company from the initial public offering, inclusive of the over-allotment exercise, were $100.4 million after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. In connection with this financing, the Company’s 5,334,892 Series B preferred shares automatically converted into 5,334,892 of the Company’s ordinary shares.

•	In May 2016, the Company granted 1,875,000 ordinary shares to Pfizer under the Pfizer Agreements (Note 5) at a purchase price of $16.00 per share, for an aggregate purchase price of $30.0 million.

•	In April 2017, the Company closed a follow-on underwritten public offering of 4,166,667 ordinary shares for gross proceeds of $100.0 million. The net proceeds from this issuance were $93.5 million after deducting underwriting discounts and commissions and other estimated offering expenses.

Features of the Ordinary Shares

The ordinary shares have no par value and there is no concept of authorized share capital under Singapore law. The rights, preferences, and privileges of ordinary shares are as follows:

New Share Offering

Prior to the closing of the Company’s initial public offering, any new ordinary shares or securities convertible into ordinary shares were required to be offered in the first instance to all the then holders of any class of shares, other than the Series A preferred shares, prior to issuance and each shareholder had the right of pre-emption with respect to any issuance of new ordinary shares or securities convertible into ordinary shares. This right of pre-emption did not apply to shares sold in the Company’s initial public offering and terminated immediately prior to the closing of the Company’s initial public offering.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

Voting

The holders of ordinary shares are entitled to one vote for each ordinary share held at all meetings of shareholders and written actions in lieu of meetings.

Dividends

All dividends, if any, shall be declared and paid pro rata according to the number of shares held by each member entitled to receive dividends. The Company’s board of directors may deduct from any dividend all sums of money presently payable by the member to the Company on account of calls.

Liquidation

In the event of a liquidation, dissolution or winding up of, or a return of capital by the Company, the ordinary shares will rank equally with the Series A preferred shares after the payment of the liquidation preference of $10.00 for Series A preferred shares.

Series A Preferred Shares

The following represent the Series A preferred share transactions of the Company from December 31, 2013 through December 31, 2017:

•	In February 2014, holders of $9.6 million of related party notes payable agreed to convert such notes into 2,365,139 Series A preferred shares and 1,515,596 ordinary shares.

•	In connection with the private placement of Series B preferred shares on August 14, 2015, holders of the Company’s preference shares agreed to rename the existing “preference shares” as “Series A preferred shares.” In addition, as further described below, the terms of the Series A preferred shares were amended to remove their right of first refusal and to provide for their right to convert on a one-for-one basis into an aggregate of 3,901,348 ordinary shares at any time at the election of the holder. The rights of the Series A preferred shares are identical to the ordinary shares except that the Series A preferred shares have: (1) no voting rights other than in limited circumstances, (2) the right to a non-cumulative dividend if and when declared by the Company’s board of directors and (3) the right to convert the Series A preferred shares at any time on a one-for-one basis into ordinary shares at the discretion of the holder. The Company’s shareholders, including holders of Series A preferred shares, entered into an investors’ rights agreement and a voting agreement with the Company in connection with the private placement. Pursuant to the terms of the voting agreement, which terminated in connection with the Company’s IPO, investors who held at least 1,212,477 shares of registerable securities, including holders of Series A preferred shares and Series B preferred shares, had a right to purchase certain new securities offered by the Company. Additionally, in the event of the sale of 50% or more of the voting power of the Company or a deemed liquidation event, if the holders of at least a majority of the ordinary shares and the holders of 56% of the Series B preferred shares had voted for a sale of the Company, they had the right to force the other shareholders, including the holders of Series A preferred shares, to agree to such a sale.

•	In September 2015, the terms of the Series A preferred shares were further amended to provide that, upon the mandatory conversion of Series B preferred shares, which occurred on the completion of the initial public offering, the existing right of Series A preferred shares to a non-cumulative dividend if and when declared by our board of directors ceased and was replaced by a liquidation preference consisting of $0.002 per Series A preferred share, or an aggregate of $10.00 based on the number of Series A preferred shares outstanding at the date of the amendment.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

The Company has accounted for the September 2015 amendment to the Series A preferred shares as a modification of the preferred shares based on upon a qualitative assessment of the amendment. The Company has not adjusted the carrying value of the Series A preferred shares since the fair value of the Series A preferred shares immediately prior and subsequent to the modification date resulted in an immaterial change in fair value.

The addition of the liquidation preference to the Series A preferred shares, however, resulted in the reclassification of the Series A preferred shares from permanent shareholders’ equity to temporary shareholders’ equity since the holders of the Series A preferred shares are entitled to a liquidation preference upon a deemed liquidation event, which is outside the control of the Company. In the event a deemed liquidation event were to occur, the Company would adjust the carrying value of the Series A preferred shares to their liquidation value, which amounts to $10.00 in the aggregate.

The Series A preferred shares have no par value and there is no concept of authorized share capital under Singapore law. The Series A preferred shares are not redeemable.

Series B Preferred Shares Converted in Connection with Initial Public Offering

The following represents the historical Series B preferred share transactions of the Company from January 1, 2015 through the completion of our initial public offering:

•	On August 14, 2015, the Company issued an aggregate of 5,334,892 Series B preferred shares at a purchase price of $12.37 per share to certain third-party investors for $62.5 million of net proceeds.

•	Upon the completion of the initial public offering on November 16, 2015, all of the outstanding Series B preferred shares of the Company automatically converted into 5,334,892 of the Company’s ordinary shares.

Prior to the conversion of the Series B preferred shares into ordinary shares, the Series B preferred shares had a liquidation preference over the Series A preferred shareholders and ordinary shareholders equal to the original per share amount paid of $12.37 per share, plus any declared plus unpaid dividends, if any. Additionally, the holders of Series B preferred shares were entitled to voting rights, however, the Series B preferred shareholders were not entitled to any preferential dividends and their shares were not redeemable.

7. SHARE-BASED COMPENSATION

In December 2014, the Company’s board of directors adopted the Wave Life Sciences Ltd. 2014 Equity Incentive Plan (the “2014 Plan”), and reserved 1,763,714 ordinary shares for issuance under this plan, which was increased to 5,064,544 in 2015 and to 6,064,544 in 2017. The 2014 Plan authorizes the board of directors or a committee of the board to grant incentive share options, non-qualified share options, share appreciation rights and restricted share awards to eligible employees and non-employees of the Company.

As of December 31, 2017, 1,716,110 ordinary shares remained available for future grant under the 2014 Plan.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

Share option activity under the 2014 Plan is summarized as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)(1)
Outstanding as of January 1, 2017	3,577,766	$10.58
Granted	522,750	26.33
Exercised	(137,493)	6.74
Forfeited or cancelled	(195,893)	14.71

Outstanding as of December 31, 2017	3,767,130	$12.69	7.81	$84,675

Options exercisable as of December 31, 2017	2,257,455	$7.64	7.43	$62,060
Options unvested as of December 31, 2017	1,509,675	$20.23	8.37	$22,614

(1)	The aggregate intrinsic value of options is calculated as the difference between the exercise price of the share options and the fair value of the Company’s ordinary shares for those share options that had exercise prices lower than the fair value of the ordinary shares as of the end of the period.

Options generally vest over a period of three or four years, and options that are forfeited or cancelled are available to be granted again. The contractual life of options is generally five or ten years from the grant date. Share-based compensation expense related to options is included in research and development expenses or general and administrative expenses on the consolidated statements of operations.

The assumptions used in the Black-Scholes option pricing model to determine the fair value of share options granted to employees during the period were as follows:

	For the Year Ended December 31,
	2017	2016	2015
Risk-free interest rate	1.49% - 2.23%	1.15% - 2.18%	1.56% - 1.89%
Expected term (in years)	3.00 - 6.25	3.00 - 6.25	5.52 - 6.12
Expected volatility	68.95% - 72.24%	60.89% - 68.76%	62.14% - 71.02%
Expected dividend yield	0%	0%	0%

The assumptions used in the Black-Scholes option pricing model to determine the fair value of share options granted to non-employees during the period were as follows:

Year Ended December 31, 2015
Risk-free interest rate	2.06% - 2.35%
Expected term (in years)	9.19 - 10.00
Expected volatility	62.65% - 69.80%
Expected dividend yield	0%

There were no options granted to non-employees in 2017 or 2016.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

RSU activity for the years ended December 31, 2017 and 2016 is summarized as follows:

	RSUs	Average Grant Date Fair Value (in dollars per share)
Outstanding as of January 1, 2017	22,750	21.69
Granted	170,859	29.05
Vested	(22,750)	21.69
Forfeited	(16,400)	29.05

RSUs Outstanding at December 31, 2017	154,459	$29.05

There were no RSUs granted in 2015. The RSUs granted in 2016 fully vested upon the first anniversary of the grant date and the RSUs granted in 2017 vest annually over a period four years. RSUs that are forfeited are available to be granted again. Share-based compensation expense related to the RSUs is included in research and development expenses or general and administrative expenses on the consolidated statements of operations.

As of December 31, 2017, the unrecognized compensation cost related to outstanding options was $16.9 million for employees and $1.0 million for non-employees. The unrecognized compensation cost related to outstanding options for employees and non-employees is expected to be recognized over a weighted-average period of approximately 2.6 years. For the years ended December 31, 2017 and 2016, the weighted-average grant date fair value per granted option was $16.58 and $30.23, respectively. The aggregate fair value of options that vested during the year ended December 31, 2017 was $11.5 million. The unrecognized compensation costs related to outstanding RSUs was $3.5 million as of December 31, 2017, and is expected to be recognized over a weighted-average period of approximately 3.11 years.

In March 2015, the Company granted 190,856 fully-vested ordinary shares to an executive of the Company and the Company recorded compensation expense in the amount of $0.9 million. Share-based compensation expense related to these fully-vested ordinary shares is included in general and administrative expenses on the consolidated statements of operations.

Share-based compensation expense for the years ended December 31, 2017, 2016 and 2015 is classified in the consolidated statements of operations as follows:

	For the Year Ended December 31,
	2017	2016	2015
	(in thousands)
Research and development expenses	$7,670	$4,936	$2,268
General and administrative expenses	4,473	1,911	1,756

Total share-based compensation expense	$12,143	$6,847	$4,024

Of the total share-based compensation expense recorded for the years ended December 31, 2017, 2016 and 2015, $2.9 million, $2.7 million and $1.6 million related to options granted to non-employees, respectively, all of which is included in research and development expenses on the consolidated statements of operations.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

8. COMMITMENTS AND CONTINGENCIES

Lease Arrangements

The Company enters into lease arrangements for its facilities as well as certain equipment. A summary of the arrangements are as follows:

Operating Leases

On September 26, 2016, and as amended on December 31, 2016, the Company entered into a 10 year and 9 month lease, which includes two successive five year renewal options, for its facility in Lexington, Massachusetts, which the Company uses primarily for its cGMP manufacturing, as well as for additional laboratory and office space. Throughout the term of the lease, the Company is responsible for paying certain costs and expenses, in addition to the rent, as specified in the lease, including a proportionate share of applicable taxes, operating expenses and utilities. In connection with the lease agreement, the Company issued the lessor a letter of credit in the amount of $2.6 million, which is included in restricted cash at December 31, 2017.

In connection with the lease agreement, the Company is entitled to receive $11.5 million of tenant improvement allowances. The Company has received $3.6 million as of December 31, 2017, which is amortized over the period from the commencement of tenant improvement construction through to the end of the lease term.

In April 2015, the Company entered into a lease agreement for an office and laboratory facility in Cambridge, Massachusetts, which commenced in October 2015 with a term of 7.5 years with a five-year renewal option to extend the lease. In connection with the lease, the Company issued the lessor a letter of credit in the amount of $1.0 million, which is recorded as restricted cash on the consolidated balance sheets at December 31, 2017 and 2016.

Previously, the Company leased its corporate office space in Boston, Massachusetts under a non-cancellable operating sublease with SNBL, a related party. On September 22, 2015, the Company terminated its sublease with SNBL and exited the premises on October 2, 2015. As a result of the termination of the sublease, the Company recorded approximately $0.2 million of additional depreciation and $0.1 million of exit costs during the year ended December 31, 2015. In connection with the termination, the Company agreed to guarantee SNBL certain obligations of an unrelated third party who entered into a sublease agreement with SNBL effective October 2, 2015. The guarantee provides that in the event the sub-lessee does not meet its lease obligations to SNBL, the Company will make the required payments. The guarantee agreement is effective through August 2019, when the final lease payments are due, and coincides with the original expiration of the lease. The Company simultaneously entered into an indemnification agreement with the sub-lessee to indemnify the Company for any costs incurred under the guarantee made by the Company to SNBL. The maximum amount of the guarantee over the three year and six month sub-lease period is $0.6 million, exclusive of any indemnification from the sub-lessee.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

Future minimum lease payments under the Company’s non-cancelable operating leases as of December 31, 2017, are as follows:

For the Year Ended December 31,	Amount
(in thousands)
2018	4,666
2019	5,675
2020	5,846
2021	6,021
2022	6,201
Thereafter	26,163

54,572

The Company recorded rent expense of $5.6 million, $1.5 million and $0.5 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Capital Lease

In April 2015, the Company entered into a three year lease to acquire laboratory equipment, which has been accounted for as a capital lease. The capital asset was valued at $0.3 million and is included in property and equipment, net, along with accumulated amortization of $0.1 million as of December 31, 2017 and 2016.

Unasserted Claims

In the ordinary course of business, the Company may be subject to legal proceedings, claims and litigation as the Company operates in an industry susceptible to patent and other legal claims. The Company accounts for estimated losses with respect to legal proceedings and claims when such losses are probable and estimable. Legal costs associated with these matters are expensed when incurred. The Company is not currently a party to any material legal proceedings.

9. NET LOSS PER ORDINARY SHARE

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding:

	Year Ended December 31,
	2017	2016	2015
	(in thousands except share and per share data)
Numerator:
Net loss attributable to ordinary shareholders	$(102,035)	$(55,401)	$(19,200)

Denominator:
Weighted-average ordinary shares outstanding	26,513,382	22,800,628	10,501,455

Net loss per share, basic and diluted	$(3.85)	$(2.43)	$(1.83)

The Company’s potentially dilutive shares, which include outstanding share options to purchase ordinary shares and restricted share units, are considered to be ordinary share equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

The following potential ordinary shares, presented based on amounts outstanding at each period end, were excluded from the calculation of diluted net loss per share attributable to ordinary shareholders for the periods indicated because including them would have had an anti-dilutive effect:

	As of December 31,
	2017	2016
Options to purchase ordinary shares	3,767,130	3,577,766
Restricted share units	154,459	22,750
Series A preferred shares	3,901,348	3,901,348

10. INCOME TAXES

The components of loss before income taxes were as follows:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Singapore	$(76,885)	$(53,387)	$(16,534)
Rest of world	(24,442)	(1,398)	(2,622)

Loss before income taxes	$(101,327)	$(54,785)	$(19,156)

During the years ended December 31, 2017, 2016, and 2015, the Company recorded a tax provision of $0.7 million, $0.6 million and less than $0.1 million, respectively. The 2017 tax provision was due to the Company’s establishment of a valuation allowance against the Company’s U.S. deferred tax assets and U.S. income generated under research and management services arrangements between the Company’s U.S. and Singapore entities which is taxed in the U.S. The 2016 and 2015 tax provisions were primarily the result of U.S. income generated under research and management services arrangements between the Company’s U.S. and Singapore entities which is taxed in the U.S.

On October 1, 2017, the Company made changes to its corporate entity operating structure, including transferring intellectual property from the Japanese subsidiary to the Singapore parent company, as well as transferring intellectual property from the Singapore parent company to the U.S. and UK subsidiaries, primarily to align the Company’s intellectual property holding and management structure with its business functions. The transfer of assets occurred between wholly-owned legal entities within the Wave group that are all based in different tax jurisdictions. As the impact of the transfer was the result of an intra-entity transaction, any resulting gain or loss and immediate tax impact on the transfer is eliminated and not recognized in the consolidated financial statements under U.S. GAAP. The recipient entities will receive a tax benefit associated with the future amortization of the intellectual property received in accordance with the applicable tax laws. As discussed in Note 2, the Company will adopt ASU 2016-16 in the first quarter of 2018 and the Company estimates that there will be a cumulative-effect increase of approximately $0.4 million to the Company’s accumulated deficit.

During the years ended December 31, 2017, 2016 and 2015, the Company recorded no income tax benefit for the net operating losses incurred in Singapore and Japan, due to uncertainty regarding future taxable income in those jurisdictions. In May 2016, the Company established a wholly-owned subsidiary in Ireland, however no income tax expense or benefit has been recorded during the years ended December 31, 2017 and 2016. In April 2017, the Company established a wholly-owned subsidiary in the UK, however, during the year ended December 31, 2017 no income tax benefit was recorded related to the net operating losses incurred in the UK due to uncertainty regarding future taxable income in that jurisdiction.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

The Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017 and includes significant changes to the U.S. corporate tax system. Effective January 1, 2018, the Tax Act reduced the U.S. federal corporate tax rate from 35% to 21% and transitioned the U.S. federal tax system from a worldwide tax system to a territorial tax system. On December 22, 2017, the SEC issued Staff Accounting Bulletin 118 (“SAB 118”) that provides additional guidance allowing companies to apply a measurement period of up to twelve months to account for the impacts of the Tax Act in their financial statements. As of December 31, 2017, the Company has accounted for the impacts of the Tax Act to the extent a reasonable estimate could be made. The Company recognized a $0.8 million provisional charge related to the remeasurement of the Company’s deferred tax assets and liabilities, which was included as a component of the Company’s provision for income taxes and was fully offset by a corresponding amount in the Company’s valuation allowance. The Company will continue to refine its estimates throughout the measurement period or until the accounting is complete as allowed under SAB 118.

The components of the benefit (provision) for income taxes were as follows:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Current benefit (provision) for income taxes:
Singapore taxes	$199	$—	$—
Rest of world taxes	(133)	(1,180)	(8)

Total current benefit (provision) for income taxes	$66	$(1,180)	$(8)

Deferred benefit (provision) for income taxes:
Singapore taxes	$—	$—	$—
Rest of world taxes	(774)	564	(36)

Total deferred benefit (provision) for income taxes	$(774)	$564	$(36)

Total benefit (provision) for income taxes	$(708)	$(616)	$(44)

A reconciliation of the Singapore statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2017	2016	2015
Singapore statutory income tax rate	17.0%	17.0%	17.0%
Federal and state tax credits	5.7	3.1	2.3
Permanent differences	(2.6)	(0.9)	5.5
Changes in reserves for uncertain tax positions	(3.5)	(3.6)	(1.2)
Foreign rate differential	2.8	(0.1)	1.2
Tax rate change	(0.9)	—	—
Other	0.5	(0.9)	0.2
Change in deferred tax asset valuation allowance	(19.7)	(15.7)	(25.2)

Effective income tax rate	(0.7)%	(1.1)%	(0.2)%

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

The components of the Company’s deferred tax assets as of December 31, 2017 and 2016 are as follows:

	December 31,
	2017	2016
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$28,913	$16,046
Federal and state tax credits	4,522	449
Accrued expenses	1,903	242
Share-based compensation	1,921	1,024
Other	176	102

Total deferred tax assets	37,435	17,863
Valuation allowance	(36,069)	(15,999)

Net deferred tax assets	1,366	1,864
Deferred tax liabilities:
Depreciation	(1,366)	(1,090)

Total deferred tax liabilities	(1,366)	(1,090)

Net deferred tax assets (liabilities)	$—	$774

A roll-forward of the valuation allowance for the years ended December 31, 2017 and 2016 is as follows:

	Year Ended December 31,
	2017	2016
	(in thousands)
Balance at beginning of year	$15,999	$7,466
Increase in valuation allowance	20,595	8,774
Reversal of valuation allowance	(598)	(282)
Effect of foreign currency translation	73	41

Balance at end of year	$36,069	$15,999

As of December 31, 2017 and 2016, the Company has U.S. federal research and development tax credit carryforwards of approximately $2.8 million and $0.2 million, respectively, available to offset future U.S. federal income taxes. As of December 31, 2017 and 2016, the Company has state research and development tax credit carryforwards of approximately $1.1 million and $0.3 million, respectively, available to offset future state income taxes. The U.S. federal and state research and development tax credits will begin to expire in 2032. As of December 31, 2017, the Company had a U.S. orphan drug credit carryforward of $0.4 million, which will begin to expire in 2037.

As of December 31, 2017 and 2016, the Company has net operating loss carryforwards in Japan of $4.1 million and $5.3 million, respectively, which may be available to offset future income tax liabilities and begin to expire in 2021.

As of December 31, 2017 and 2016, the Company has net operating loss carryforwards in Singapore of $149.2 million and $84.0 million, respectively, which may be available to offset future income tax liabilities and can be carried forward indefinitely.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

As of December 31, 2017, the Company has net operating loss carryforwards in the UK of $10.5 million, which may be available to offset future income tax liabilities and can be carried forward indefinitely.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets. As of December 31, 2016, management has considered the Company’s history of cumulative net losses incurred since inception and its lack of commercialization of any products or generation of any revenue from product sales since inception and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets in Japan and Singapore. Accordingly, a full valuation allowance has been established against those deferred tax assets as of December 31, 2016. Additionally as of December 31, 2016, management has considered the Company’s expected utilization of U.S. research and development credit carryforwards and has concluded that it is more likely than not that the Company will not realize the benefits of the U.S. state research and development tax credit carryforward. As of December 31, 2016, there was a $0.8 million deferred tax asset in the U.S. As of December 31, 2017, management has considered the Company’s history of cumulative net losses incurred since inception and its lack of commercialization of any products or generation of any revenue from product sales since inception, as well as the corporate entity restructuring, and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets in Singapore, the U.S., Japan and the UK. Accordingly, a full valuation allowance has been established against those deferred tax assets as of December 31, 2017.

The valuation allowance increased by approximately $20.1 million in 2017, $8.5 million in 2016 and $4.8 million in 2015 primarily as a result of operating losses generated with no corresponding financial statement benefit. The Company may release this valuation allowance when management determines that it is more-likely-than-not that the deferred tax assets will be realized. Any release of valuation allowance will be recorded as a tax benefit either increasing net income or decreasing net loss.

The Company’s reserves related to taxes and its accounting for uncertain tax positions are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is more-likely-than-not to be realized following resolution of any potential contingencies present related to the tax benefit.

A summary of activity in the Company’s unrecognized tax benefits is as follows:

	2017	2016	2015
	(in thousands)
Unrecognized tax benefit at the beginning of the year	$2,343	$1,280	$1,025
Tax positions released related to prior years	—	(1,066)	—
Tax positions related to the current year	3,864	2,129	255

Unrecognized tax benefit at the end of the year	$6,207	$2,343	$1,280

As of December 31, 2017, 2016 and 2015, the total amount of gross unrecognized tax benefits, which excludes interest and penalties, was $6.2 million, $2.3 million and $1.3 million, respectively. At December 31, 2017, $4.2 million of the net unrecognized tax benefits would affect the Company’s annual effective tax rate if recognized.

The Company does not expect to record any material reductions in the measurement of its unrecognized tax benefits within the next twelve months.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

The Company’s policy is to record interest and penalties related to uncertain tax positions as part of its income tax provision. As of December 31, 2017 and 2016, the Company had incurred less than $0.1 million and zero, respectively, of interest or penalties related to uncertain tax positions.

The Company files income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by various taxing authorities in the U.S., Japan, and Singapore. There are currently no pending income tax examinations. Tax years from 2012 to the present are still open to examination in the U.S., from 2008 to the present in Japan, and from 2012 to the present in Singapore. To the extent that the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the tax authorities to the extent utilized in a future period.

As of December 31, 2017 and 2016, $48.8 million and $1.7 million, respectively, of cash was held by the subsidiaries outside of Singapore. The Company does not provide for Singapore income tax or foreign withholding taxes on foreign unrepatriated earnings, as the Company intends to permanently reinvest undistributed earnings in its foreign subsidiaries. If the Company decides to change this assertion in the future to repatriate any additional foreign earnings, the Company may be required to accrue and pay taxes. Because of the complexity of Singapore and foreign tax rules applicable to the distribution of earnings from foreign subsidiaries to Singapore, the determination of the unrecognized deferred tax liability on these earnings is not practicable.

Utilization of the net operating loss carryforwards and research and development tax credit carryforwards in the U.S. may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain shareholders or public groups in the shares of a corporation by more than 50% over a three-year period. In 2015, the Company completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since its formation. The results of this study indicated that the Company experienced ownership changes as defined by Section 382 of the Code. Based on the results of the study, management has determined that the limitations will not have a material impact on the Company’s ability to utilize its research and development credit carryforwards to offset future tax liabilities. Should an ownership change have occurred after December 31, 2015 or occur in the future, the Company’s ability to utilize research and development tax credit carryforwards may be limited.

11. EMPLOYEE BENEFIT PLANS

The Company has a 401(k) retirement and savings plan (the “401(k) Plan”) covering all U.S.-based employees. The 401(k) Plan allows employees to make contributions up to the maximum allowable amount set by the IRS. Under the 401(k) Plan, the Company may make discretionary contributions as approved by the board of directors. The Company made contributions of $0.4 million in the year ended December 31, 2017. The Company did not make contributions to the 401(k) Plan during the years ended December 31, 2016 or 2015.

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

12. RELATED PARTIES

The Company had the following related party transactions for the periods presented in the accompanying consolidated financial statements, which have not otherwise been discussed in these notes to the consolidated financial statements:

•	The Company held cash of $0.1 million in depository accounts with Kagoshima Bank, Ltd., an affiliate of one of the Company’s shareholders, Kagoshima Shinsangyo Sousei Investment Limited Partnership, as of December 31, 2017 and 2016.

•	Pursuant to the terms of various service agreements with SNBL, the Company paid SNBL $0.5 million, $0.4 million and $0.1 million for the years ended December 31, 2017, 2016 and 2015, respectively, for contract research services provided to the Company and its affiliates.

•	In 2012, the Company entered into a consulting agreement for scientific services with Dr. Gregory L. Verdine, one of the Company’s founders and a member of the Company’s board of directors. The consulting agreement does not have a specific term and may be terminated by either party upon 14 days’ prior written notice. Pursuant to the consulting agreement, the Company pays Dr. Verdine approximately $13 thousand per month, plus reimbursement for certain expenses.

13. GEOGRAPHIC DATA

The Company’s long-lived assets consist of property and equipment, net, and are located in the following geographical areas:

	December 31, 2017	December 31, 2016
	(in thousands)
Japan	$14	$136
United States	27,320	8,471

Total long-lived assets	$27,334	$8,607

Wave Life Sciences Ltd. and its Subsidiaries

Consolidated Financial Statements

Year ended December 31, 2017

14. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Selected quarterly results from operations for the years ended December 31, 2017 and 2016 are as follows:

	2017 Quarter Ended
	March 31	June 30	September 30	December 31
	(in thousands, except for per share data)
Revenues	$676	$676	$676	$1,676
Operating expenses	20,590	25,770	27,668	32,256
Loss from operations	(19,914)	(25,094)	(26,992)	(30,580)
Net loss	(20,996)	(24,693)	(26,135)	(30,211)
Basic and diluted net loss per ordinary share	$(0.89)	$(0.92)	$(0.94)	$(1.09)

	2016 Quarter Ended
	March 31	June 30	September 30	December 31
	(in thousands, except for per share data)
Revenues	$—	$417	$392	$676
Operating expenses	7,952	12,055	17,625	19,180
Loss from operations	(7,952)	(11,638)	(17,233)	(18,504)
Net loss	(7,847)	(11,565)	(17,535)	(18,454)
Basic and diluted net loss per ordinary share	$(0.36)	$(0.51)	$(0.75)	$(0.79)

15. SUBSEQUENT EVENTS

Takeda Collaboration and License Agreement

In February 2018, two of the Company’s subsidiaries entered into a global strategic collaboration (the “Takeda Collaboration”) that provides Takeda Pharmaceutical Company Limited (“Takeda”) with the option to co-develop and co-commercialize the Company’s CNS development programs in Huntington’s disease, amyotrophic lateral sclerosis and frontotemporal dementia, as well as a discovery stage program targeting ATXN3 for the treatment of spinocerebellar ataxia type 3. In addition, Takeda has the right to license multiple preclinical programs for CNS indications including Alzheimer’s disease and Parkinson’s disease. Subject to customary closing conditions, including the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the Takeda Collaboration is expected to become effective during the first quarter of 2018.

Simultaneously with the Company’s entry into the Takeda Collaboration Agreement, the Company entered into a share purchase agreement with Takeda pursuant to which the Company agreed to sell to Takeda 1,096,892 of its ordinary shares at a purchase price of $54.70 per share, for an aggregate purchase price of approximately $60.0 million (the “Takeda Equity Investment”). Subject to customary closing conditions, including the expiration or early termination of the applicable waiting period under the HSR Act, the Takeda Equity Investment is expected to close during the first quarter of 2018.

Wave Life Sciences Ltd.

Supplementary Financial Information

Year ended December 31, 2017

Supplementary Financial Information of Wave Life Sciences Ltd. (Parent Company)

WAVE LIFE SCIENCES LTD.

BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$93,680	$148,636
Intercompany receivables	5,920	4,133
Prepaid expenses and other current assets	1,931	2,026

Total current assets	101,531	154,795
Long-term assets:
Intercompany loans to subsidiaries	—	14,295
Investment in subsidiary—Wave USA	42,713	1,509
Investment in subsidiary—Wave UK	10,736	—
Investment in subsidiary—Wave Japan	3,037	—

Total long-term assets	56,486	15,804

Total assets	$158,017	$170,599

Liabilities, Series A preferred shares and shareholders’ equity
Current liabilities:
Accounts payable	$248	$757
Intercompany accounts payable	11,714	12,545
Accrued expenses and other current liabilities	492	461
Current portion of deferred revenue	2,705	2,705

Total current liabilities	15,159	16,468
Long-term liabilities:
Deferred revenue, net of current portion	5,607	8,311

Total long-term liabilities	5,607	8,311

Total liabilities	$20,766	$24,779

Series A preferred shares, no par value; 3,901,348 shares issued and outstanding	$7,874	$7,874

Shareholders’ equity:
Ordinary shares, no par value; 27,829,079 and 23,502,169 shares issued and outstanding at December 31, 2017 and 2016, respectively	310,038	215,602
Additional paid-in capital	8,450	4,401
Accumulated deficit	(189,111)	(82,057)

Total shareholders’ equity	129,377	137,946

Total liabilities, Series A preferred shares and shareholders’ equity	$158,017	$170,599

The accompanying notes are an integral part of the supplementary financial information.

Wave Life Sciences Ltd.

Notes to Supplementary Financial Information

Year ended December 31, 2017

Wave Life Sciences Ltd.

Notes to Supplementary Financial Information

1. DOMICILE AND ACTIVITIES

Wave Life Sciences Ltd. (the “Parent”), formerly Wave Life Sciences Pte. Ltd., registration number 201218209G, is a company incorporated in the Republic of Singapore on July 23, 2012. The Parent’s registered office is located at 7 Straits View #12-00, Marina One East Tower, Singapore 018936. The Parent was incorporated with the purpose of combining two commonly held companies, Wave Life Sciences USA, Inc. (“Wave USA”), a Delaware corporation (formerly Ontorii, Inc.), and Wave Life Sciences (Japan) (“Wave Japan”), a company organized under the laws of Japan (formerly Chiralgen., Ltd.), which occurred on September 13, 2012. On May 31, 2016, Wave Life Sciences Ireland Limited (“Wave Ireland”) was formed as a wholly-owned subsidiary of Wave Life Sciences Ltd. On April 3, 2017, Wave Life Sciences UK Limited (“Wave UK”) was formed as a wholly-owned subsidiary of Wave Life Sciences Ltd.

On November 5, 2015, the Parent converted from a Singapore private company limited by shares to a Singapore public company limited by shares. In connection with this conversion, the Parent changed its name from “Wave Life Sciences Pte. Ltd.” to “Wave Life Sciences Ltd.”

Wave Life Sciences Ltd. (together with its subsidiaries, “Wave” or the “Company”) is a biotechnology company with an innovative and proprietary synthetic chemistry drug development platform that the Company is using to rationally design, develop and commercialize a broad pipeline of first-in-class or best-in-class nucleic acid therapeutic candidates for genetically defined diseases. Nucleic acid therapeutics are a growing and innovative class of drugs that have the potential to address diseases that have historically been difficult to treat with small molecule drugs or biologics. Nucleic acid therapeutics, or oligonucleotides, are comprised of a sequence of nucleotides that are linked together by a backbone of chemical bonds. The Company is initially developing oligonucleotides that target genetic defects to either reduce the expression of disease-promoting proteins or transform the production of dysfunctional mutant proteins into the production of functional proteins.

The Company’s primary activities since inception have been developing an innovative and proprietary synthetic chemistry drug development platform to design, develop and commercialize nucleic acid therapeutic programs, advancing the Company’s neurology franchise, expanding the Company’s research and development activities into additional therapeutic areas including ophthalmology and hepatic, advancing programs into the clinic, furthering clinical development of such clinical-stage programs, building the Company’s intellectual property, recruiting personnel and assuring adequate capital to support these activities.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

In order to comply with the requirements of the Singapore Companies Act (“the Act”), the Parent must present supplementary balance sheets comprised solely from the standalone accounts of Wave Life Sciences Ltd., the Parent company. This supplementary financial information is presented on page F-29.

The Parent applied to the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) for an exemption from preparing its 2017 Singapore Statutory Financial Statements in accordance with Singapore Financial Reporting Standards. The Parent applied for this exemption because it is listed on the Nasdaq and therefore is required to prepare its audited annual consolidated financial statements in accordance with the Generally Accepted Accounting Principles of the United States (“U.S. GAAP”) in order to maintain its listing on

Wave Life Sciences Ltd.

Notes to Supplementary Financial Information

Year ended December 31, 2017

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Nasdaq. These U.S. GAAP annual consolidated financial statements (“U.S. GAAP consolidated financials”) were included in the Form 10-K, which was filed with the Securities and Exchange Commission (“SEC”) on March 12, 2018. The Parent received the exemption from ACRA and therefore the Singapore Statutory Financial Statements were prepared in accordance with U.S. GAAP, except as noted in the paragraph entitled “Investment in Subsidiaries.” The U.S. GAAP consolidated financials are included in these Singapore Statutory Financial Statements on pages F-1 to F-28.

Functional and presentation currency

This supplementary financial information is presented in U.S. dollars, which is the Parent’s functional currency.

Investment in Subsidiaries

For the purposes of the supplementary financial information provided as a part of the Singapore Statutory Financial Statements, the Parent did not consolidate its investments in subsidiaries and reported these investments as separate lines in the Parent’s standalone balance sheet. The Parent’s investment in each subsidiary is accounted for by either increasing its initial investment in each subsidiary by that subsidiary’s net income for each financial year or by decreasing its initial investment in each subsidiary by that subsidiaries net loss for each financial year to the extent of the initial investment of the subsidiary. U.S. GAAP requires that a Parent’s investments in subsidiaries be consolidated.

Cash Equivalents

The Parent considers all highly liquid securities with original final maturities of three months or less from the date of purchase to be cash equivalents. Cash equivalents are comprised of funds in money market accounts.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the supplementary financial information. Significant estimates and assumptions reflected in the supplementary financial information include the assumptions used to determine the fair value of share-based awards, the period over which revenue is recognized under the Pfizer Collaboration Agreement (as defined in Note 5), the evaluation of progress to completion of external research and development costs which can result in prepaid or accrued expenses and the valuation allowance required for the Parent’s deferred tax assets and determining uncertain tax positions and the related liabilities. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Actual results could differ from the Parent’s estimates.

Fair Value of Financial Instruments

The Parent is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. The fair value hierarchy is a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instrument based on market data obtained from sources independent of the Parent. Unobservable inputs are inputs that reflect the Parent’s assumptions about the inputs

Wave Life Sciences Ltd.

Notes to Supplementary Financial Information

Year ended December 31, 2017

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

that market participants would use in pricing the financial instrument and are developed based on the information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments and is not a measure of the investment credit quality. The hierarchy defines three levels of valuation inputs:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date of identical, unrestricted assets.

Level 2—Quoted prices for similar assets, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data. Level 2 includes investments valued at quoted prices adjusted for legal or contractual restrictions specific to the security.

Level 3—Pricing inputs are unobservable for the asset, that is, inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset. Level 3 includes private investments that are supported by little or no market activity.

Cash and cash equivalents are Level 1 assets which are comprised of funds held in readily available checking and money market accounts. The Parent’s cash and cash equivalents were recorded at fair value as of December 31, 2017 and 2016, totaling $93.7 million and $148.6 million, respectively. The carrying amounts of accounts receivable, accounts payable and accrued expenses approximate their fair values due to their short-term maturities.

Given their related party nature, intercompany receivables, intercompany loans to subsidiaries and intercompany payables were transacted based upon terms and amounts set forth between the Parent and its subsidiaries.

Concentration of Credit Risk

Cash and cash equivalents are financial instruments that potentially subject the Parent to concentration of credit risk. The Parent uses high quality, accredited financial institutions to maintain its cash and cash equivalents and, accordingly, such funds are subject to minimal credit risk. The Parent has not experienced any losses in such accounts and management believes that the Parent is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held. The Parent has no financial instruments with off-balance sheet risk of loss.

Revenue Recognition

As of December 31, 2017, the Parent’s only significant source of revenue is derived from the Pfizer Collaboration Agreement pursuant to which the Parent and Pfizer (as defined in Note 5) have agreed to collaborate on the discovery, development and commercialization of stereopure oligonucleotide therapeutics for the Pfizer Programs (as defined in Note 5), each directed at a genetically-defined hepatic target selected by Pfizer. The Parent entered into the Pfizer Collaboration Agreement in May 2016.

The Parent presents revenue from the Pfizer Collaboration Agreement under Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 808, Collaborative Arrangements (“ASC 808”). In addition, the Parent recognizes revenue in accordance with ASC Topic 605, Revenue Recognition (“ASC 605”). Accordingly, revenue is recognized for each unit of accounting when all of the following criteria are met:

•	persuasive evidence of an arrangement exists;

Wave Life Sciences Ltd.

Notes to Supplementary Financial Information

Year ended December 31, 2017

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

•	delivery has occurred or services have been rendered;

•	the seller’s price to the buyer is fixed or determinable; and

•	collectability is reasonably assured.

Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date are classified as current portion of deferred revenue in the accompanying consolidated balance sheets. Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date are classified as deferred revenue, net of current portion.

Pursuant to the accounting guidance in ASC 605-25, the Parent evaluates multiple-element arrangements to determine (1) the deliverables included in the arrangement and (2) whether the individual deliverables represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. This evaluation involves subjective determinations and requires the Parent to make judgments about the individual deliverables and whether such deliverables are separable from the other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that the delivered item has value to the customer on a standalone basis and, if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the Parent’s control. In assessing whether an item has standalone value, the Parent considers factors such as the research, development, manufacturing and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. In addition, the Parent considers whether the collaboration partner can use a deliverable for its intended purpose without the receipt of the remaining deliverable, whether the value of the deliverable is dependent on the undelivered item and whether there are other vendors that can provide the undelivered items.

Under the Pfizer Collaboration Agreement, the Parent and Pfizer agreed to collaborate on the discovery, development and commercialization of up to five Pfizer Programs, two of the five targets were declared upon initiation of the agreement in May 2016. The Pfizer Collaboration Agreement provides Pfizer with certain options to nominate up to three remaining programs and the Parent is required to consider whether such options are substantive. Options are considered substantive if, at the inception of the arrangement, the Parent is at risk as to whether the collaboration partner will choose to exercise the option. Factors that the Parent considers in evaluating whether an option is substantive include whether the optional elements are essential to the functionality of other programs nominated, whether economic factors compel Pfizer to purchase the optional elements, the cost to exercise the option, the overall objective of the arrangement and, the benefit Pfizer might obtain from the arrangement without exercising the option. In August 2016, Pfizer nominated the third hepatic target under the Collaboration and pursuant to the terms of the Pfizer Collaboration Agreement, Pfizer had the option to nominate two additional targets by November 5, 2017. On November 5, 2017, the Parent amended its Pfizer Collaboration Agreement to extend the target nomination period from November 5, 2017 to May 5, 2018. This amendment provides Pfizer with an additional six months to nominate the two remaining hepatic targets under the Pfizer Collaboration Agreement. Pfizer nominated the fourth and fifth hepatic targets in March 2018 and April 2018, respectively.

When an option is considered substantive and there is no significant incremental discount, the option is not considered a deliverable in the arrangement and no consideration is allocated to it. Conversely, when an option is not considered substantive or it is considered substantive but is priced at an incremental discount, it is analyzed

Wave Life Sciences Ltd.

Notes to Supplementary Financial Information

Year ended December 31, 2017

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

to determine if it should be combined with other deliverables in the arrangement. Options that are substantive and priced at a significant and incremental discount are further assessed to determine whether a portion of the upfront payment should be allocated to the option and other deliverables in the arrangement.

At the inception of an arrangement that includes milestone payments, the Parent evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (1) the consideration is commensurate with either the Parent’s performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from its performance to achieve the milestone, (2) the consideration relates solely to past performance and (3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Parent evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone and the level of effort and investment required to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. Revenue from substantive milestones will be recognized in its entirety upon successful accomplishment of the milestone.

Aside from the program nomination payments, which relate to the options described above, the remaining milestone payments required under the Pfizer Collaboration Agreement are contingent upon the Parent’s performance under the Pfizer Collaboration Agreement, including in certain instances, regulatory approval. The Parent views these milestones as substantive and has excluded the amounts as allocable consideration at the outset of the arrangement. All commercial milestones will be accounted for in the same manner as royalties and recorded as revenue upon achievement of the milestone, assuming all other revenue recognition criteria are met.

The Parent recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 605 are satisfied for that particular unit of accounting. In the event that a deliverable does not represent a separate unit of accounting, the Parent recognizes revenue from the combined unit of accounting over the Parent’s contractual or estimated performance period for the undelivered elements, which is typically the term of the Parent’s research and development obligations. If there is no discernible pattern of performance or objectively measurable performance measures do not exist, then the Parent recognizes revenue under the arrangement on a straight-line basis over the period the Parent is expected to complete its performance obligations. Conversely, if the pattern of performance in which the service is provided to the customer can be determined and objectively measurable performance measures exist, then the Parent recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable, as of the period ending date.

The Parent has concluded that the deliverables under the Pfizer Collaboration Agreement relate primarily to the research and development required by the Parent for each of the programs nominated by Pfizer. The remaining deliverables, including sample supplies provided by each party to fulfill its obligation as a licensee, participation on a joint steering committee to oversee the research and development activities, and regulatory responsibilities related to filings and obtaining approvals related to the products that may result from each program do not represent separate units of accounting based on their dependence on the research and development efforts.

Because there is no discernible pattern of performance given the nature of the research and development efforts, the Parent recognizes the allocated revenue for each deliverable under the Pfizer Collaboration Agreement on a

Wave Life Sciences Ltd.

Notes to Supplementary Financial Information

Year ended December 31, 2017

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

straight-line basis over the period the Parent is expected to complete its performance obligations for each deliverable, or unit of accounting. For the first two Pfizer Programs, this period is expected to be from the initiation date of the Pfizer Collaboration Agreement, which was May 5, 2016, and for the other Pfizer Programs, the period is expected to be from the date that work commences on those programs through the earlier of (a) the termination of the research and development performance obligations under the Pfizer Collaboration Agreement, which is May 5, 2020 (the “Research Term”), or (b) the estimated date the Parent expects to meet its research and development performance obligations under the Pfizer Collaboration Agreement. Given the uncertainty as to when the research and development performance obligations will be completed, the Parent has used the Research Term for purposes of applying the straight-line method for revenue recognition for the year ended December 31, 2017.

Product Revenue

The Parent has had no product revenue to date.

Share-Based Compensation

The Parent measures and recognizes share-based compensation expense, for both employee and director option awards, based on the grant date fair value of the awards. The Parent calculates the fair value of restricted share unit awards based on the grant date fair value of the underlying ordinary shares. The Parent recognizes share-based compensation expense on a straight-line basis over the requisite service period of the awards, which is generally the vesting period.

The Parent determines the fair value of share-based awards granted to non-employees as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. All issuances of equity instruments issued to non-employees as consideration for goods or services received by the Parent are accounted for based on the fair value of the equity instruments issued. These awards are recorded in expense and additional paid-in capital in shareholders’ equity over the applicable service periods based on the fair value of the options at the end of each period. The Parent accounts for the expense from share-based awards to non-employees by re-measuring the awards at fair value over the vesting period.

The additional paid-in capital presented on the Parent’s balance sheets presented as the supplementary financial information only reflects share-based compensation expense for non-employee option awards and share-based compensation expense for option awards granted to outside directors, which are accounted for as employee option awards. The remainder of the consolidated share-based compensation expense was recorded by the Parent’s subsidiaries as the expense relates to option awards and restricted share units granted to employees of the subsidiaries.

After the closing of the Parent’s initial public offering (“IPO”) in November 2015, the fair value of the ordinary shares underlying the Company’s share-based awards is based on the closing price of the Parent’s ordinary shares as reported by the Nasdaq Global Market on the date of grant.

The fair value of each share option grant was determined using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment and estimation by management.

•	Fair Value of Ordinary Shares. Following the completion of the Parent’s IPO, the fair value of the ordinary shares underlying the Company’s share-based awards is based on the closing price of the Parent’s ordinary shares as reported by the Nasdaq Global Market on the date of grant.

Wave Life Sciences Ltd.

Notes to Supplementary Financial Information

Year ended December 31, 2017

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

•	Expected Term. The expected term of share options represents the weighted-average period that the share options are expected to remain outstanding. The Company estimated the expected term using the simplified method, which is an average of the contractual term of the option and the vesting period.

•	Expected Volatility. Since there is limited historical data for the Parent’s ordinary shares and limited company-specific historical volatility, it has determined the share price volatility for options granted based on an analysis of the volatility used by a peer group of publicly traded companies. In evaluating similarity, the Parent considers factors such as industry, stage of life cycle and size.

•	Risk-free Interest Rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for zero-coupon U.S. Treasury notes with remaining terms similar to the expected term of the options.

•	Dividend Rate. The expected dividend was assumed to be zero as the Parent has never paid dividends and has no current plans to do so.

Income Taxes

The Parent accounts for income taxes using an asset and liability approach, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements, but have not been reflected in taxable income. A valuation allowance is established to reduce deferred tax assets to their estimated realizable value. Therefore, the Parent provides a valuation allowance to the extent that it is more likely than not that all or a portion of the deferred tax assets will not be realized in the future.

The Parent accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

The Parent recognizes interest and penalties related to uncertain tax positions in the income tax provision on the consolidated statements of operations.

The Parent has certain research and management services agreements in place with Wave USA, it’s U.S. subsidiary, which include transfer pricing assumptions. The determination of the appropriate level of transfer pricing requires judgment based on transfer pricing analyses of comparable companies. The Parent monitors the nature of its service agreements for changes in its operations as well as economic conditions. The Parent also periodically reviews the transfer pricing analyses for changes in the composition in the pool of comparable companies as well the related ongoing results of the comparable companies.

Unasserted Claims

In the ordinary course of business, the Parent may be subject to legal proceedings, claims and litigation as the Parent operates in an industry susceptible to patent legal claims. The Parent accounts for estimated losses with respect to legal proceedings and claims when such losses are probable and estimable. Legal costs associated with these matters are expensed when incurred. The Parent is not currently a party to any legal proceedings.

Wave Life Sciences Ltd.

Notes to Supplementary Financial Information

Year ended December 31, 2017

3. INTERCOMPANY BALANCES

The intercompany balances presented on the Parent’s balance sheets are the result of intercompany transactions between the Parent and its subsidiaries.

On October 1, 2017, the Company made changes to its corporate entity operating structure, including transferring intellectual property from Wave Japan to the Parent, as well as transferring intellectual property from the Parent to Wave USA and Wave UK, primarily to align the Company’s intellectual property holding and management structure with its business functions. As a result of the changes in the Company’s corporate entity structure that were made in October 2017, the Parent made capital contributions to its subsidiaries, which increased the investment in subsidiaries and all of the outstanding intercompany loans to Wave USA and Wave Japan were repaid in full.

During 2016, the Parent entered into multiple intercompany loan agreements with two of its subsidiaries; Wave USA and Wave Japan. As of December 31, 2016, intercompany loans to subsidiaries amounted to $14.3 million. These intercompany loans entered into in 2016 were unsecured and the interest rate per annum was 0.56%. The $14.3 million of outstanding intercompany loans at December 31, 2016 would have matured on December 31, 2017. Even though these loans would have matured in 2017, they were classified on the Parent’s balance sheet as long term as of December 31, 2016 because the Parent did not believe that it was likely that its subsidiaries would be able to repay the loan amounts in 2017 as the subsidiaries had no commercial revenue or other sources of income. As of December 31, 2016, the Parent determined that if its subsidiaries were unable to repay the intercompany loan when the loans matured that it would enter into new intercompany loan agreements with its subsidiaries for the full amount outstanding at the time of maturity. In 2017 all of the outstanding intercompany loans to subsidiaries were repaid in full prior to the maturity date as a result of the October 2017 changes in the Company’s corporate entity operating structure.

As of December 31, 2017, intercompany accounts receivable were made up of amounts receivable from Wave USA related to certain expenses that were paid for on behalf of Wave USA by the Parent as well as other amounts receivable from Wave USA related to proceeds from the exercise of share options by Wave USA’s employees. The Parent issues options to purchase its shares to employees of its subsidiaries as a part of the compensation package.

As of December 31, 2016, intercompany interest receivable related to the intercompany loan agreements amounted to $0.1 million and was included in the intercompany receivables. The remainder of the intercompany accounts receivables as of December 31, 2016 were mainly made up of amounts receivable from Wave USA related to certain expenses that were paid for on behalf of Wave USA by the Parent as well as other amounts receivable from Wave USA related to proceeds from the exercise of share options by Wave USA’s employees.

As of December 31, 2017, intercompany accounts payable totaled $11.7 million and related to amounts payable to Wave USA and Wave Japan. The majority of the intercompany accounts payable related to amounts payable to Wave USA under the intercompany research and management services agreements. There were also intercompany amounts payable to Wave Japan related to the October 2017 transfer of intellectual property from Wave Japan to the Parent, as well as additional amounts payable to Wave USA and Wave Japan related to the reimbursement of certain expenses that were paid for by subsidiaries on behalf of the Parent.

As of December 31, 2016, the intercompany accounts payable totaled $12.5 million and related to amounts payable to Wave USA under the intercompany research and management services agreements as well as additional amounts payable to Wave USA related to the reimbursement of certain expenses that were paid for by Wave USA on behalf of the Parent.

Wave Life Sciences Ltd.

Notes to Supplementary Financial Information

Year ended December 31, 2017

4. INCOME TAXES

The components of the Parent’s deferred tax assets and liabilities as of December 31, 2017 and 2016 are as follows:

	December 31, 2017	December 31, 2016
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$25,893	$14,175
Intangible assets	—	265

Total deferred tax assets	25,893	14,440
Valuation allowance	(25,776)	(14,336)

Net deferred tax assets	117	104
Deferred tax liability:
Interest income	(117)	(104)

Total deferred tax liability	(117)	(104)

Net deferred tax asset (liability)	$—	$—

As of December 31, 2017, the Parent has net operating loss carryforwards in Singapore of $149.2 million, which may be available to offset future income tax liabilities and can be carried forward indefinitely provided the Parent satisfies the shareholdings test for carry-forward losses.

The Parent has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets. Management has considered the Parent’s history of cumulative net losses incurred since inception and its lack of commercialization of any products or generation of any revenue from product sales since inception and has concluded that it is more likely than not that the Parent will not realize the benefits of the deferred tax assets in Singapore. Accordingly, a full valuation allowance has been established against those deferred tax assets as of December 31, 2017. The valuation allowance increased by approximately $11.4 million in 2017 primarily because of operating losses generated with no corresponding financial statement benefit. The Parent may release this valuation allowance when management determines that it is more likely than not that the deferred tax assets will be realized. Any release of valuation allowance will be recorded as a tax benefit increasing net income.

The Parent’s policy is to record interest and penalties related to income taxes as part of its income tax provision. As of December 31, 2017 and 2016, the Parent had incurred less than $0.1 million and zero, respectively, of interest or penalties related to income taxes.

The Parent files income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Parent is subject to examination by various taxing authorities in Singapore. There are currently no pending income tax examinations. Tax years from 2013 to the present are still open to examination in Singapore.

As of December 31, 2017 and 2016, $48.8 million and $1.7 million of cash and cash equivalents, respectively, was held by the Parent’s subsidiaries outside of Singapore. Additionally, as of December 31, 2017 and 2016, the Parent’s subsidiaries held restricted cash of $3.6 million outside of Singapore. The Parent does not provide for Singapore income tax or foreign withholding taxes on foreign unrepatriated earnings, as the Parent intends to permanently reinvest undistributed earnings in its foreign subsidiaries. If the Parent decides to change this

Wave Life Sciences Ltd.

Notes to Supplementary Financial Information

Year ended December 31, 2017

4. INCOME TAXES (CONTINUED)

assertion in the future to repatriate any additional foreign earnings, the Parent may be required to accrue and pay taxes. Because of the complexity of Singapore and foreign tax rules applicable to the distribution of earnings from foreign subsidiaries to Singapore, the determination of the unrecognized deferred tax liability on these earnings is not practicable.

5. PFIZER COLLABORATION AND SHARE PURCHASE AGREEMENT

On May 5, 2016, the Parent entered into a Research, License and Option Agreement (the “Pfizer Collaboration Agreement”) with Pfizer Inc. (“Pfizer”). Pursuant to the terms of the Pfizer Collaboration Agreement, the Parent and Pfizer agreed to collaborate on the discovery, development and commercialization of stereopure oligonucleotide therapeutics for up to five programs (the “Pfizer Programs”), each directed at a genetically-defined hepatic target selected by Pfizer (the “Pfizer Collaboration”). The Parent received $10.0 million as an upfront license fee under the Pfizer Collaboration Agreement. Subject to option exercises by Pfizer, the Parent may earn potential research, development and commercial milestone payments, plus royalties, tiered up to low double-digits, on sales of any products that may result from the Pfizer Collaboration. None of the payments under the Pfizer Collaboration Agreement are refundable.

Simultaneously with the entry into the Pfizer Collaboration Agreement, the Parent entered into a Share Purchase Agreement (the “Pfizer Equity Agreement,” and together with the Pfizer Collaboration Agreement, the “Pfizer Agreements”) with C.P. Pharmaceuticals International C.V., an affiliate of Pfizer (the “Pfizer Affiliate”). Pursuant to the terms of the Pfizer Equity Agreement, the Pfizer Affiliate purchased 1,875,000 of the Parent’s ordinary shares (the “Shares”) at a purchase price of $16.00 per share, for an aggregate purchase price of $30.0 million. The Parent did not incur any material costs in connection with the issuance of the Shares.

Under the Pfizer Collaboration Agreement, the parties agreed to collaborate during the four-year Research Term. During the Research Term, the Parent is responsible to use its commercially reasonable efforts to advance up to five programs through to the selection of clinical candidates. At that stage, Pfizer may elect to license any of these Pfizer Programs exclusively and to have exclusive rights to undertake the clinical development of the resulting clinical candidates into products and the potential commercialization of any such products thereafter. In addition, the Parent receives a non-exclusive, royalty-bearing sublicensable license to use Pfizer’s hepatic targeting technology in any of the Company’s own hepatic programs that are outside the scope of the Pfizer Collaboration (the “Wave Programs”). If the Company uses this technology on the Wave Programs, Pfizer is eligible to receive potential development and commercial milestone payments from the Company. Pfizer is also eligible to receive tiered royalties on sales of any products that include Pfizer’s hepatic targeting technology.

Pfizer nominated two hepatic targets upon entry into the Pfizer Collaboration in May 2016. In August 2016, Pfizer nominated the third hepatic target under the Pfizer Collaboration for which the Parent received a $2.5 million milestone payment in 2016. On November 5, 2017, the Parent amended its Pfizer Collaboration Agreement to extend the target nomination period from November 5, 2017 to May 5, 2018. This amendment provides Pfizer with an additional six months to nominate the two remaining hepatic targets under the Pfizer Collaboration Agreement. Pfizer nominated the fourth and fifth hepatic targets in March 2018 and April 2018, respectively.

The Parent has determined that the options held by Pfizer under the Pfizer Collaboration Agreement are substantive and priced at a significant incremental discount. Accordingly, $3.0 million of the upfront payment was allocated to the options to nominate the three remaining targets upon inception. The amount allocated to the

Wave Life Sciences Ltd.

Notes to Supplementary Financial Information

Year ended December 31, 2017

5. PFIZER COLLABORATION AND SHARE PURCHASE AGREEMENT (CONTINUED)

three options will be recognized as the research and development services are provided commencing from the date that Pfizer exercises each respective option, or immediately as each option expires unexercised. The portion of the upfront payment allocated to the initial two targets was $7.0 million and will be recognized as the research and development services are provided from the inception of the arrangement. Subsequently, in 2016, Pfizer exercised its option to nominate a third program. The Parent will recognize $3.5 million of revenue (which is comprised of $1.0 million allocated to the option at inception of the arrangement and $2.5 million paid by Pfizer at the time of exercising the option) as the research and development services are provided. In November 2017, the Parent achieved a milestone under the Pfizer Collaboration Agreement and the revenue related to this milestone was recognized in full during the year ended December 31, 2017.

The Pfizer Collaboration is managed by a joint steering committee in which both parties are represented equally, which will oversee the scientific progression of each Pfizer Program up to the clinical candidate stage. During the four-year Research Term and for a period of two years thereafter, the Parent has agreed to work exclusively with Pfizer with respect to using any of the Company’s stereopure oligonucleotide technology that is specific for the applicable hepatic target which is the basis of any Pfizer Program.

The stated term of the Pfizer Collaboration Agreement commenced on May 5, 2016 and terminates on the date of the last to expire payment obligation with respect to each Pfizer Program and with respect to each Wave Program, expires on a program-by-program basis accordingly. Pfizer may terminate its rights related to a Pfizer Program under the Pfizer Collaboration Agreement at its own convenience upon 90 days’ notice to the Parent. The Parent may also terminate its rights related to a Wave Program at its own convenience upon 90 days’ notice to Pfizer. The Pfizer Collaboration Agreement may also be terminated by either party in the event of an uncured material breach of the Pfizer Collaboration Agreement by the other party.

During the year ended December 31, 2017, the Parent recognized revenue of $3.7 million under the Pfizer Collaboration Agreement. Deferred revenue amounted to $8.3 million as of December 31, 2017, of which $2.7 million is included in current liabilities.

6. SHARE CAPITAL

Ordinary Shares

The following represents the historical ordinary share transactions of the Parent from January 1, 2016 through December 31, 2017:

•	In May 2016, the Parent granted 1,875,000 ordinary shares to Pfizer under the Pfizer Agreements at a purchase price of $16.00 per share, for an aggregate purchase price of $30.0 million.

•	In April 2017, the Parent closed a follow-on underwritten public offering of 4,166,667 ordinary shares for gross proceeds of $100.0 million. The net proceeds from this issuance were $93.5 million after deducting underwriting discounts and commissions and other estimated offering expenses.

Wave Life Sciences Ltd.

Notes to Supplementary Financial Information

Year ended December 31, 2017

6. SHARE CAPITAL (CONTINUED)

Features of the Ordinary Shares

The ordinary shares have no par value and there is no concept of authorized share capital under Singapore law. The rights, preferences, and privileges of ordinary shares are as follows:

New Share Offering

Prior to the closing of the Parent’s initial public offering, any new ordinary shares or securities convertible into ordinary shares were required to be offered in the first instance to all the then holders of any class of shares, other than the Series A preferred shares, prior to issuance and each shareholder had the right of pre-emption with respect to any issuance of new ordinary shares or securities convertible into ordinary shares. This right of pre-emption did not apply to shares sold in the Parent’s initial public offering and terminated immediately prior to the closing of the Parent’s initial public offering.

Voting

The holders of ordinary shares are entitled to one vote for each ordinary share held at all meetings of shareholders and written actions in lieu of meetings.

Dividends

All dividends, if any, shall be declared and paid pro rata according to the number of shares held by each member entitled to receive dividends. The Parent’s board of directors may deduct from any dividend all sums of money presently payable by the member to the Parent on account of calls.

Liquidation

In the event of a liquidation, dissolution or winding up of, or a return of capital by the Parent, the ordinary shares will rank equally with the Series A preferred shares after the payment of the liquidation preference of $10.00 for Series A preferred shares.

Series A Preferred Shares

The Series A preferred shares are classified as temporary shareholders’ equity since the holders of the Series A preferred shares are entitled to a liquidation preference upon a deemed liquidation event, which is outside the control of the Parent. In the event a deemed liquidation event were to occur, the Parent would adjust the carrying value of the Series A preferred shares to their liquidation value, which amounts to $10.00 in the aggregate.

The Series A preferred shares have no par value and there is no authorized share capital under Singapore law. The Series A preferred shares are not redeemable.

7. SHARE-BASED COMPENSATION

In December 2014, the Parent’s board of directors adopted the Wave Life Sciences Ltd. 2014 Equity Incentive Plan (the “2014 Plan”) and reserved 1,763,714 ordinary shares for issuance under this plan, which was increased to 5,064,544 in 2015 and to 6,064,544 in 2017. The 2014 Plan authorizes the board of directors or a committee of the board to grant incentive share options, non-qualified share options, share appreciation rights, restricted awards, which includes restricted shares and restricted share units (“RSUs”), and performance awards to eligible employees, non-employees and directors of the Company.

Wave Life Sciences Ltd.

Notes to Supplementary Financial Information

Year ended December 31, 2017

7. SHARE-BASED COMPENSATION (CONTINUED)

As of December 31, 2017, 1,716,110 ordinary shares remained available for future grant under the 2014 Plan.

Share option activity for the year ended December 31, 2017 is summarized as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)(1)
Outstanding as of January 1, 2017	3,577,766	$10.58
Granted(2)	522,750	26.33
Exercised	(137,493)	6.74
Forfeited or cancelled	(195,893)	14.71

Outstanding as of December 31, 2017	3,767,130	$12.69	7.81	$84,675

Options exercisable as of December 31, 2017	2,257,455	$7.64	7.43	$62,060
Options unvested as of December 31, 2017	1,509,675	$20.23	8.37	$22,614

(1)	The aggregate intrinsic value of options is calculated as the difference between the exercise price of the share options and the fair value of the Parent’s ordinary shares for those share options that had exercise prices lower than the fair value of the ordinary shares as of the end of the period.
(2)	Includes 72,000 options granted by the Parent to outside directors during 2017; these options are treated as options granted to employees.

Options granted to employees of the Parent’s subsidiaries generally vest over a period of three or four years, and options that are forfeited or cancelled are available to be granted again. The options granted by the Parent to outside directors and non-employees generally vest over periods of one to four years, and options that are forfeited or cancelled are available to be granted again. The contractual life of options granted to employees of the Parent’s subsidiaries is generally ten years from the grant date. The contractual life of options granted by the Parent to outside directors and non-employees is generally five and ten years, respectively, from the grant date.

The assumptions used in the Black-Scholes option pricing model to determine the fair value of share options granted to employees during the years ended December 31, 2017 and 2016 were as follows:

	For the Year Ended December 31,
	2017	2016
Risk-free interest rate	1.49% - 2.23%	1.15% - 2.18%
Expected term (in years)	3.00 - 6.25	3.00 - 6.25
Expected volatility	68.95% - 72.24%	60.89% - 68.76%
Expected dividend yield	0%	0%

There were no options granted to non-employees in 2017 or 2016.

As of December 31, 2017, the unrecognized compensation cost related to outstanding options was $16.9 million for employees and $1.0 million for non-employees. Of the total unrecognized compensation cost of $17.9 million, $1.8 million related to the Parent, which included $0.8 million of the unrecognized compensation

Wave Life Sciences Ltd.

Notes to Supplementary Financial Information

Year ended December 31, 2017

7. SHARE-BASED COMPENSATION (CONTINUED)

cost for employees and the $1.0 million of unrecognized compensation cost for non-employees. The unrecognized compensation cost related to outstanding options for employees and non-employees is expected to be recognized over a weighted-average period of approximately 2.6 years. For the years ended December 31, 2017 and 2016, the weighted-average grant date fair value per granted option was $16.58 and $30.23, respectively. The aggregate fair value of options that vested during the year ended December 31, 2017 was $11.5 million.

RSU activity for the year ended December 31, 2017 is summarized as follows:

	RSUs	Average Grant Date Fair Value (in dollars per share)
Outstanding as of January 1, 2017	22,750	21.69
Granted	170,859	29.05
Vested	(22,750)	21.69
Forfeited	(16,400)	29.05

RSUs Outstanding at December 31, 2017	154,459	$29.05

RSUs were first granted in 2016 and, to date, RSUs have only been granted to employees of the Parent’s subsidiaries. The RSUs granted in 2016 fully vested upon the first anniversary of the grant date and the RSUs granted in 2017 vest annually over a period of four years. RSUs that are forfeited are available to be granted again. Share-based compensation expense related to the RSUs is included in research and development expenses or general and administrative expenses on the consolidated statements of operations. The unrecognized compensation costs related to outstanding RSUs was $3.5 million as of December 31, 2017, and is expected to be recognized over a weighted-average period of approximately 3.11 years.

The Company recorded share-based compensation expense of $12.1 million and $6.8 million for the years ended December 31, 2017, and 2016, respectively, of which $2.9 million and $2.7 million related to options granted to non-employees. Of the total share-based compensation expense recorded, the Parent recorded share-based compensation expense of $4.0 million and $2.8 million for the years ended December 31, 2017 and 2016, respectively. The Parent records the share-based compensation expense related to options granted to non-employees and outside directors. The options granted to outside directors are treated as options granted to employees. The Parent’s subsidiaries record share-based compensation expense related to options and RSUs granted to employees of the subsidiaries, as well as shares issued to employees of the subsidiaries.

8. RELATED PARTIES

The Parent had the following related party transactions for the periods presented in the accompanying supplementary financial information, which have not otherwise been discussed in these notes to the supplementary financial information:

•	The Parent held cash of $0.1 million in depository accounts with Kagoshima Bank, Ltd., an affiliate of one of the Company’s shareholders, Kagoshima Shinsangyo Sousei Investment Limited Partnership, as of December 31, 2017 and 2016.

Wave Life Sciences Ltd.

Notes to Supplementary Financial Information

Year ended December 31, 2017

9. SUBSEQUENT EVENTS

Takeda Collaboration and Equity Investment

In February 2018, Wave USA and Wave UK entered into a global strategic collaboration with Takeda Pharmaceutical Company Limited (“Takeda”) (the “Takeda Collaboration”), pursuant to which Wave USA, Wave UK and Takeda agreed to collaborate on the research, development and commercialization of oligonucleotide therapeutics for disorders of the central nervous system (“CNS”). The Takeda Collaboration provides the Company with at least $230.0 million in committed cash and Takeda with the option to co-develop and co-commercialize Wave’s CNS development programs in HD, ALS and FTD, as well as Wave’s discovery-stage program targeting ATXN3 for the treatment of spinocerebellar ataxia 3. In addition, Takeda will have the right to exclusively license multiple preclinical programs for CNS disorders, including Alzheimer’s disease and Parkinson’s disease. In April 2018, the Takeda Collaboration became effective and Takeda paid the Company $110.0 million as an upfront payment. Takeda also agreed to fund the Company’s research and preclinical activities in the amount of $60.0 million during the four-year research term and to reimburse the Company for any collaboration-budgeted research and preclinical expenses incurred by us that exceed that amount.

Simultaneously with Wave USA and Wave UK’s entry into the collaboration and license agreement with Takeda (the “Takeda Collaboration Agreement”), the Parent entered into a share purchase agreement with Takeda pursuant to which the Parent agreed to sell to Takeda 1,096,892 of its ordinary shares at a purchase price of $54.70 per share (the “Takeda Equity Investment”). In April 2018, the Parent closed the Takeda Equity Investment and received aggregate cash proceeds of $60.0 million.

VOTE PROCESSING C/O BROADRIDGE 51 MERCEDES WAY EDGEWOOD, NY 11717 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E49628-Z72944 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY WAVE LIFE SCIENCES LTD. The Board of Directors recommends a vote FOR all the director nominees listed in Proposal 1 and FOR Proposals 2, 3, and 4. 1. The Election of the Nominees for Director Nominees: For Against Abstain 1a. Paul B. Bolno, M.D. 1b. Christian Henry 1c. Peter Kolchinsky, Ph.D. 1d. Koji Miura 1e. Adrian Rawcliffe 1f. Ken Takanashi 1g. Gregory L. Verdine, Ph.D. For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend the 2018 Annual General Meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2. To approve the re-appointment of KPMG LLP to serve For Against Abstain as our independent registered public accounting firm and independent Singapore auditor for the year ending December 31, 2018, and to authorize the Audit Committee of the Board of Directors to fix KPMG LLP’s remuneration for services provided through the date of our 2019 Annual General Meeting of Shareholders 3. To approve the compensation to be paid to the non-employee members of the Board of Directors for service on the Board and its committees, as described under “Proposal 3: Non-Employee Directors’ Compensation” 4. To authorize the Board of Directors to allot and issue Ordinary Shares of Wave Life Sciences Ltd. 5. To transact such other business as may properly come before the 2018 Annual General Meeting of Shareholders and all adjournments or postponements thereof Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Wave Life Sciences Ltd. 2018 Annual General Meeting of Shareholders Tuesday, August 7, 2018, 11:00 a.m., Eastern Time Wave Life Sciences Ltd. 733 Concord Avenue, Cambridge, MA 02138 Upon arrival, please present this admission ticket and photo identification at the registration desk. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS: The notice, proxy statement and our 2017 annual report to shareholders are available for viewing, printing and downloading at https://materials.proxyvote.com/. Vote by Mail Whether or not you expect to attend the 2018 Annual General Meeting of Shareholders, please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. YOUR PROXY CARD MUST BE RECEIVED AT THE ADDRESS ABOVE NOT LESS THAN 48 HOURS BEFORE THE TIME APPOINTED FOR HOLDING THE 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS (OR WITHIN SUCH OTHER TIME AS MAY BE REQUIRED BY THE SINGAPORE COMPANIES ACT). E49629-Z72944 Proxy - WAVE LIFE SCIENCES LTD. (Incorporated in the Republic of Singapore; Company Registration Number 201218209G) 2018 Annual General Meeting of Shareholders August 7, 2018 This proxy is solicited by the Board of Directors Paul B. Bolno, M.D., and in his absence, Linda Rockett, Esq., each with the power of substitution and each with the full power to act alone, are hereby authorized as Proxies to represent and vote the ordinary shares of Wave Life Sciences Ltd. owned by the undersigned, with all the powers which the undersigned would possess if personally present, at the 2018 Annual General Meeting of Shareholders of Wave Life Sciences Ltd. to be held on August 7, 2018 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the Proxies as directed herein by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the director nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before 2018 Annual General Meeting of Shareholders or at any adjournment or postponement thereof. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side